Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

DATED SEPTEMBER 27, 2021

BY AND AMONG

COMFORT CARE HOME HEALTH SERVICES, LLC,

(“COMFORT CARE HOME HEALTH”)

AND

COMFORT CARE HOSPICE, L.L.C.

(“COMFORT CARE HOSPICE”)

AND

PREMIER MEDICAL HOUSECALL, LLC

(“PREMIER MEDICAL HOUSECALL”)

AND

THE SUBSIDIARIES SPECIFIED HEREIN

AND

THE MEMBERS OF COMFORT CARE HOME HEALTH, COMFORT CARE HOSPICE,

AND PREMIER MEDICAL HOUSECALL

(THE “SELLERS”)

AND

PHILLIP CODY LONG, AS THE SELLERS’ REPRESENTATIVE

(THE “SELLERS’ REPRESENTATIVE”),

AND

AVEANNA HEALTHCARE SENIOR SERVICES LLC

(THE “BUYER”)

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS; CONSTRUCTION		1

1.1	Certain Definitions	1
1.2	Construction	2
1.3	References to “Comfort Care” in Article V	2

ARTICLE II
PURCHASE AND SALE; CLOSING		2

2.1	Purchase and Sale of Membership Interests	2
2.2	Purchase Price; Estimated Closing Settlement Statement	2
2.3	Payment of Debt Payoff Amount	3
2.4	Payment of Transaction Costs	3
2.5	Withholding Taxes	3
2.6	Closing	4
2.7	Deliveries at the Closing	4

ARTICLE III
PURCHASE PRICE ADJUSTMENT; ESCROW AMOUNT		4

3.1	Closing Purchase Price Adjustment Procedures	4
3.2	Post-Closing Purchase Price Adjustment Procedures	5
3.3	Escrow Amount	6

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EACH SELLER		7

4.1	Organization; Good Standing; Capacity	7
4.2	Trusts	8
4.3	Authorization	8
4.4	No Violation	8
4.5	Title to the Membership Interests	9
4.6	Governmental Authorities; Consents	9
4.7	Litigation	9
4.8	Power of Attorney	9
4.9	Brokers’ Fees; Expenses	9

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING COMFORT CARE		10

5.1	Organization; Good Standing	10
5.2	Foreign Qualification; Power	10
5.3	Authority; Enforceability	10
5.4	Consents; Absence of Conflicts	10
5.5	Capitalization	11
5.6	Financial Statements; No Undisclosed Liabilities	11
5.7	Affiliate Transactions	12
5.8	Real Property	13
5.9	Personal Property	13
5.10	Permits	13
5.11	Contracts	14

i

5.12	Intellectual Property	16
5.13	Brokers’ Fees; Expenses	17
5.14	Absence of Changes	18
5.15	Legal Compliance; Healthcare Matters	18
5.16	Taxes	22
5.17	Litigation	23
5.18	Employees; Employee Relations	24
5.19	Employee Benefit Matters	27
5.20	Environmental Matters	29
5.21	Insurance	30
5.22	Debt	30
5.23	Accounts Receivable	30
5.24	Fraud and Abuse; Self-Referral; False Claims	30
5.25	Since the Applicable Look-back Date, and	30
5.25	Largest Payors	31
5.26	Bank Accounts and Powers of Attorney	31
5.27	COVID-19	31

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER		32

6.1	Organization; Good Standing	32
6.2	Foreign Qualification; Power	32
6.3	Authority; Enforceability	33
6.4	Absence of Conflicts	33
6.5	Brokers’ Fees	33
6.6	Litigation	33
6.7	Availability of Funds	33
6.8	Securities	33
6.9	Solvency	34
6.10	HSR	34

ARTICLE VII
COVENANTS		34

7.1	Conduct of Business Prior to the Closing	34
7.2	Restrictions on Conduct of Business Prior to the Closing	34
7.3	Access to Information	37
7.4	No Solicitation of Other Bids	37
7.5	Notice of Certain Events	37
7.6	Approvals and Consents	38
7.7	Closing Conditions; Further Assurances	39
7.8	Books and Records	40
7.9	Publicity	40
7.10	PRF Payments	41
7.11	Employee Matters	41
7.12	Indemnification of Officers, Managers, Employees and Agents	43
7.13	Investigation and Agreement by Buyer; No Other Representations or Warranties	45
7.14	Non-Competition	46
7.15	Payment of Key Employee Bonuses	48
7.16	Release	48

ARTICLE VIII
TAX MATTERS		49

8.1	Responsibility for Filing Tax Returns	49
8.2	Amended Tax Returns	50
8.3	Cooperation	50
8.4	Tax Audits	50
8.5	Transfer Taxes	51
8.6	Straddle Period Allocation	51
8.7	Allocation of Refunds and Credits	52
8.8	Transaction Tax Deductions	52
8.9	Dispute Resolution	52
8.10	Indemnity by Sellers	52
8.11	Purchase Price Allocation	53

ARTICLE IX
CONDITIONS TO CLOSING		53

9.1	Conditions to Obligations of All Parties	53
9.2	Conditions to Obligations of Buyer	54
9.3	Conditions to Obligations of Sellers	56

ARTICLE X
INDEMNIFICATION; SURVIVAL AND REMEDIES		57

10.1	Survival	57
10.2	Indemnification for Damages	58
10.3	Indemnification Procedures	59
10.4	Limitation on Remedies	61
10.5	Tax Treatment of Indemnity Payments	63
10.6	Exclusive Remedies	63
10.7	As Is; Where Is	64
10.8	Purchase Price Adjustments	64

ARTICLE XI
TERMINATION		64

11.1	Termination	64
11.2	Effect of Termination	65
11.3	Return of Documentation	65

ARTICLE XII
MISCELLANEOUS		65

12.1	Assignment	65
12.2	Notices	66
12.3	Choice of Law; Jurisdiction; Venue: Jury Waiver	66
12.4	Waiver of Compliance; Consents	67
12.5	Expenses	67
12.6	Invalidity	67
12.7	Third-Party Beneficiaries	67
12.8	No Presumption Against Any Party	68
12.9	Specific Performance	68
12.10	Counterparts	68

12.11	Entire Agreement; Amendments	68
12.12	Disclosure Schedules	68
12.13	Conflicts and Privilege	69
12.14	Sellers’ Representative	69

Exhibits

Exhibit A	–	Defined Terms
Exhibit B	–	Purchase Price Allocation Methodology
Exhibit C	–	Form of Assignment Agreement
Exhibit D	–	Form of Escrow Agreement
Exhibit E	–	Net Working Capital Analysis

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is entered into as of September 27, 2021, by and among Aveanna Healthcare Senior Services LLC, a Delaware limited liability company (“Buyer”), Comfort Care Home Health Services, LLC, an Alabama limited liability company (“Comfort Care Home Health”), Comfort Care Hospice, L.L.C., an Alabama limited liability company (“Comfort Care Hospice”), Premier Medical Housecall, LLC, an Alabama limited liability company (“Premier Medical Housecall,” and together with Comfort Care Home Health and Comfort Care Hospice, the “Companies,” and, each, a “Company”), Comfort Care Coastal Home Health, LLC, an Alabama limited liability company (“Comfort Care Coastal Home Health”), Comfort Care Home Health of North Alabama, LLC, an Alabama limited liability company (“Comfort Care Home Health of North AL”), Comfort Care Home Health of Northeast Alabama, LLC, an Alabama limited liability company (“Comfort Care Home Health of NE AL”), Comfort Care Home Health of West Alabama, LLC, an Alabama limited liability company (“Comfort Care Home Health of West AL,” and together with Comfort Care Coastal Home Health, Comfort Care Home Health of North AL, and Comfort Care Home Health of NE AL, the “Home Health Subsidiaries”), Comfort Care Coastal Hospice, LLC, an Alabama limited liability company (“Comfort Care Coastal Hospice”), Comfort Care Hospice of Middle Tennessee, LLC, a Tennessee limited liability company (“Comfort Care Hospice of Middle TN,” together with Comfort Care Coastal Hospice, the “Hospice Subsidiaries;” the Hospice Subsidiaries together with the Home Health Subsidiaries, the “Subsidiaries,” and, each, a “Subsidiary;” and the Subsidiaries together with the Companies, “Comfort Care”), the sellers listed on the signature pages hereto (collectively, the “Sellers” and, each, a “Seller”) and Phillip Cody Long, as the Sellers’ Representative (the “Sellers’ Representative”). Buyer, Comfort Care, each Seller and Sellers’ Representative are each referred to individually as a “Party” and are collectively referred to as the “Parties.”

RECITALS

A.    Comfort Care Home Health owns all of the issued and outstanding membership interests of each of the Home Health Subsidiaries and Comfort Care Hospice owns all of the issued and outstanding membership interests of each of the Hospice Subsidiaries.

B.    Sellers own, collectively, all of the issued and outstanding membership interests of each of the Companies (collectively, the “Membership Interests”) as set forth on Schedule 5.5(a).

C.    Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Membership Interests, subject to the terms and conditions set forth in this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises, agreements and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and in reliance upon the mutual representations and warranties set forth in this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

1.1    Certain Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A by location of the definition of such terms in the body of this Agreement.

1.2    Construction. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes the other gender and the neutral gender; (d) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “including” (in its various forms) means “including without limitation;” (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days; (j) all references to dollars refer to the lawful currency of the United States; and (k) any reference to Legal Requirements in Article V shall include Health Care Laws. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement. Any document or item will be deemed “delivered,” “provided,” or “made available” by a Party to another Party within the meaning of this Agreement if such document or item is included in Comfort Care’s electronic data room and the other Party and its authorized Representatives had unrestricted access thereto prior to 5:00 p.m. Eastern Time on the date that is at least two (2) days immediately prior to the date of this Agreement.

1.3    References to “Comfort Care” in Article V. Each reference to “Comfort Care” in Article V of this Agreement is deemed to refer to each and any of the Companies and each and any of the Subsidiaries separately and on an individual basis (as if such term read “any Company or Subsidiary” or “each Company and Subsidiary,” as the context requires).

ARTICLE II

PURCHASE AND SALE; CLOSING

2.1    Purchase and Sale of Membership Interests. On the terms and subject to the conditions of this Agreement, at the Closing, each Seller will sell, transfer, assign and deliver to Buyer, and Buyer will purchase, assume and accept from each Seller, all of such Seller’s Membership Interests, free and clear of all Liens (except for (a) Liens created by, or at the direction of, Buyer, and (b) Liens consisting of restrictions on transfer generally arising under applicable federal or state securities law), in exchange for the consideration specified in Section 2.2.

2.2    Purchase Price; Estimated Closing Settlement Statement.

(a)    The total consideration to be paid for the purchased Membership Interests by Buyer to the Sellers’ Representative on behalf of, and for distribution to, the Sellers in accordance with their Designated Shares will consist of cash in the aggregate amount of $345,000,000 (the “Base Purchase Price”) and will be adjusted as follows: plus (A) Cash, minus (B) the Transaction Costs, minus (C) the Debt Amount, minus (D) the Estimated Sellers Working Capital Payment (if any), plus (E) the Estimated Buyer Working Capital Payment (if any) (such net amount, the “Estimated Purchase Price”). The Estimated Purchase Price is subject to further adjustment as set forth in Section 3.2 (the Estimated Purchase Price as so adjusted, the “Purchase Price”).

(b)    At least three (3) Business Days prior to the anticipated Closing Date, the Sellers’ Representative will deliver to Buyer a settlement statement (the “Estimated Closing Settlement Statement”) that sets forth Comfort Care’s good faith calculation of the Estimated Purchase Price (and the Designated Share thereof to be received by each Seller from the Sellers’ Representative) and each adjustment to the Base Purchase Price provided for in Article III, together with reasonable supporting detail with respect to each such adjustment. The calculations set forth in the Estimated Closing Settlement Statement shall be prepared based on Comfort Care’s books and records and in accordance with the definitions set forth herein and the Calculation Methodologies. The Estimated Closing Settlement Statement shall be subject to Buyer’s review and comment prior to the Closing which Sellers shall consider in good faith. Following the delivery of the Estimated Closing Settlement Statement, Comfort Care shall make available to Buyer and its representatives such information as Buyer may reasonably request in connection with Buyer’s review of the Estimated Closing Settlement Statement.

(c)    At the Closing, Buyer will pay to the Sellers’ Representative on behalf of, and for distribution to, the Sellers in accordance with their Designated Shares an aggregate amount equal to the Estimated Purchase Price, minus the Escrow Amount, by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in the Flow of Funds Memorandum.

2.3    Payment of Debt Payoff Amount. At the Closing, in addition to the payment of the Estimated Purchase Price, Buyer will pay, or cause to be paid, the Debt Payoff Amount, if any, on behalf of Comfort Care in the amounts and to the applicable recipients set forth on the Estimated Closing Settlement Statement by wire transfer of immediately available funds in accordance with the Flow of Funds Memorandum and the wire transfer instructions set forth in the Payoff Letters delivered to Buyer no later than two (2) Business Days prior to the Closing Date.

2.4    Payment of Transaction Costs. At the Closing, in addition to the payment of the Estimated Purchase Price, Buyer will pay, or cause to be paid, the Transaction Costs that remain unpaid as of immediately prior to the Closing, if any, on behalf of Comfort Care in the amounts and to the applicable service providers or other recipients thereof set forth on the Estimated Closing Settlement Statement by wire transfer of immediately available funds in accordance with the Flow of Funds Memorandum; provided, however, that to the extent that any unpaid Transaction Costs are compensatory, then Buyer will pay such amounts to the appropriate Company or Subsidiary, as specified by the Sellers’ Representative in writing no later than two (2) Business Days prior to the Closing Date, for further distribution through the appropriate payroll system, subject to applicable payroll and withholding taxes, to the designated service provider or Key Employee recipients.

2.5    Withholding Taxes. Buyer or another withholding agent will be entitled to deduct and withhold from any payments due to Sellers under this Agreement such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Legal Requirements. To the extent that amounts are withheld by Buyer and appropriately remitted to the applicable Governmental Authority, such withheld amounts will be treated as paid to Sellers for purposes of this Agreement. If (i) Buyer determines it is required to withhold any payment and (ii) if each Seller provides a duly completed and executed IRS Form W-9 and the Affidavit described in Section 9.2(c)(viii), then Buyer shall give prompt notice to Sellers and cooperate with Sellers in good faith to reduce or mitigate such withholding (other than with respect to any compensatory payment (including the Key Employee Bonus Amounts), which shall be payable through, as applicable, the applicable Company or Subsidiary’s payroll in accordance with applicable payroll procedures and there shall be no duty to provide notice with respect thereto).

2.6    Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of Membership Interests contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m. Birmingham, Alabama time, no later than two (2) Business Days after the last of the conditions to Closing set forth in Article IX have been satisfied or waived (other than conditions that, by their nature, are to be satisfied on the Closing Date) or at such other time or on such other date as Sellers’ Representative and Buyer may agree upon in writing; provided, however, that under no circumstances may the Closing be delayed in the preceding clause any further than the date which is ten (10) days from the date that the last of the conditions to Closing set forth in Article IX have been satisfied or waived (other than conditions that, by their nature, are to be satisfied at the Closing). The date on which the Closing occurs is referred to as the “Closing Date.” By mutual agreement of the Parties, the Closing may take place by conference call and electronic (i.e., e-mail/PDF) or facsimile deliveries. To the extent permitted by applicable Legal Requirements and GAAP, for Tax and accounting purposes and for purposes of the calculation of the Purchase Price adjustment pursuant to Sections 3.1 and 3.2, the Parties will treat the Closing as being effective as of 12:01 a.m. Birmingham, Alabama time on the Closing Date (the “Effective Time”).

2.7    Deliveries at the Closing. At the Closing, (i) Sellers shall deliver to Buyer the items set forth in Section 9.2, (ii) Buyer shall deliver to Sellers the items set forth in Section 9.3, and (iii) Buyer shall deliver to Sellers’ Representative and each Person entitled to receive a portion of the Estimated Purchase Price, Debt Payoff Amount or Transaction Costs, such amounts as specified in Sections 2.2, 2.3 and 2.4 above.

ARTICLE III

PURCHASE PRICE ADJUSTMENT; ESCROW AMOUNT

3.1    Closing Purchase Price Adjustment Procedures.

(a)    The Parties acknowledge that the Base Purchase Price has been based in part on Comfort Care having a target Net Working Capital as of the Closing Date of $8,400,000.00 (the “Target Net Working Capital”), based on the net working capital analysis attached hereto as Exhibit E (the “Net Working Capital Analysis”). The Base Purchase Price will be adjusted in accordance with Section 2.2(a) and the following procedures. Concurrently with the delivery of the Estimated Closing Settlement Statement, Sellers’ Representative will prepare and deliver, or cause to be prepared and delivered, on behalf of Sellers, to Buyer balance sheets (collectively, the “Estimated Closing Date Balance Sheets”) of each of the Companies as of the Closing Date, which Estimated Closing Date Balance Sheets will be prepared in accordance with the Net Working Capital Analysis and the Calculation Methodologies. Sellers’ Representative will also prepare and deliver, or cause to be prepared and delivered, to Buyer a worksheet showing the Net Working Capital derived from the Estimated Closing Date Balance Sheets, based on the Net Working Capital Analysis (the “Estimated Net Working Capital”).

(b)    If the Estimated Net Working Capital exceeds the Target Net Working Capital (such excess, the “Estimated Buyer Working Capital Payment”), for purposes of determining the Estimated Purchase Price, the Base Purchase Price will be increased at Closing by an amount equal to the Estimated Buyer Working Capital Payment (as set forth in Section 2.2(a)).

(c)    If the Target Net Working Capital exceeds the Estimated Net Working Capital (such excess, the “Estimated Sellers Working Capital Payment”), for purposes of determining the Estimated Purchase Price, the Base Purchase Price will be reduced at Closing by an amount equal to the Estimated Sellers Working Capital Payment (as set forth in Section 2.2(a)).

3.2    Post-Closing Purchase Price Adjustment Procedures.

(a)    Following the Closing, Buyer will prepare, or cause to be prepared, (i) a statement (the “Closing Statement”) setting forth its determination of each of the components of the Purchase Price and the resulting adjustments to the Estimated Purchase Price (if any), which will be prepared in a manner consistent with the Estimated Closing Settlement Statement and (ii) balance sheets (the “Final Closing Date Balance Sheets”) of each of the Companies and Subsidiaries, as applicable, dated as of the Closing Date, which will be presented in a manner consistent with the Estimated Closing Date Balance Sheets and the Calculation Methodologies.

(b)    No later than ninety (90) days after the Closing Date, Buyer will deliver to Sellers’ Representative (on behalf of Sellers) the Closing Statement and the Final Closing Date Balance Sheets, which shall be calculated in accordance with the Calculation Methodologies. If Sellers’ Representative disagrees with any portion of the Closing Statement (the disputed items being the “Disputed PP Items”), then Sellers’ Representative will give written notice (a “PP Dispute Notice”) to Buyer within thirty (30) days after the date of the delivery to Sellers’ Representative of the Closing Statement and the Final Closing Date Balance Sheets (the “Dispute Period”), which PP Dispute Notice will: (i) set forth the Disputed PP Items; (ii) specify in reasonable detail Sellers’ Representative’s basis for disagreement with the applicable components of the Purchase Price; and (iii) set forth Sellers’ Representative’s proposed resolution of the Disputed PP Items (including Sellers’ Representative’s determination of the applicable components of the Purchase Price taking into account such proposed resolution of the Disputed PP Items). Buyer will make readily available to Sellers’ Representative all relevant books and records relating to the preparation of the Closing Statement and all other items reasonably requested by Sellers’ Representative in connection with resolving the Disputed PP Items. If Sellers’ Representative fails to timely deliver a PP Dispute Notice prior to the expiration of the Dispute Period, the Closing Statement and the Final Closing Date Balance Sheets provided by Buyer shall be conclusive and binding upon the Parties. If Sellers’ Representative timely delivers a PP Dispute Notice, prior to the expiration of the Dispute Period, and Buyer and Sellers’ Representative are unable to resolve any disagreement between them with respect to the Closing Statement within fifteen (15) days after the delivery of such PP Dispute Notice by Sellers’ Representative to Buyer, then the Disputed PP Items may be referred by Sellers’ Representative or Buyer for determination to the Atlanta, Georgia offices of Bennett Thrasher LLP (or, if Bennett Thrasher LLP is unable or unwilling to serve or at such time is not independent of Sellers and Buyer, another nationally recognized accounting firm not affiliated with Sellers or Buyer that is mutually selected by Sellers’ Representative and Buyer). Bennett Thrasher LLP or the firm selected by Sellers’ Representative and Buyer, as applicable, is referred to as the “Independent Accountant”. Each of Sellers’ Representative and Buyer will provide the Independent Accountant and the other with a statement of its position as to the amount for each Disputed PP Item within fifteen (15) days from the date of the referral to the Independent Accountant. The Independent Accountant shall only make determinations with respect to the Disputed PP Item, and will make a written determination as promptly as practicable, but in any event within thirty (30) days after the date on which the dispute is referred to the Independent Accountant. The Independent Accountant’s decision for each Disputed PP Item must be within the range of values assigned to each such item in the Closing Statement and the PP Dispute Notice, respectively. The Independent Accountant, acting as an expert and not an arbitrator, shall resolve each Disputed PP Item only and make adjustments to the Closing Statement, as applicable. If at any time Sellers’ Representative and Buyer resolve their dispute, then notwithstanding the preceding provisions of this Section 3.2(b), the Independent Accountant’s involvement promptly will be discontinued and the Closing Statement will be revised, if necessary, to reflect such resolution and thereupon will be final and binding for all purposes of this Agreement. The Parties will make readily available to the Independent Accountant all relevant books and records relating to the calculation of the Disputed PP Items and all other items reasonably requested by the Independent Accountant in connection with resolving the Disputed PP Items. The fees and expenses of the Independent Accountant shall be borne by Buyer, on one hand, and Sellers, on the other hand, based on the proportion (expressed as a percentage) of the dollar value of the Disputed

PP Item determined in favor of Sellers, on the one hand, and Buyer, on the other hand, by the Independent Accountant relative to the amounts set forth in the Closing Statement and PP Dispute Notice, respectively. For example, if Buyer claims that as a result of the adjustments pursuant to this Section 3.2 the Purchase Price is One Thousand Dollars ($1,000.00) less than the amount determined by the Sellers’ Representative, and the Sellers’ Representative contests only Five Hundred Dollars ($500.00) of the amount claimed by Buyer, and if the Independent Accountant ultimately resolves the dispute by awarding Buyer Three Hundred Dollars ($300.00) of the Five Hundred Dollars ($500.00) contested, then the costs and expenses of the Independent Accountant shall be allocated sixty percent (60%) (i.e., 300 ÷ 500) to Sellers and forty percent (40%) (i.e., 200 ÷ 500) to Buyer. The decision of the Independent Accountant will be final and binding for all purposes of this Agreement and the Closing Statement and Final Closing Date Balance Sheets will be revised, if necessary, to reflect such decision and thereupon will be final and binding for all purposes of this Agreement.

(c)    Following the final determination of the Closing Statement in accordance with Section 3.2(b) (the date of such final determination, the “Final Determination Date”), Buyer or Sellers, as applicable, shall make or cause to be made such true-up payments to one another, as set forth in Section 3.3. Contemporaneously with the payment of any such true-up payment, the Buyer and Sellers’ Representative shall execute and deliver to each other an amended Closing Statement that sets forth the Purchase Price, as finally determined in accordance with Section 3.2(b) (the “Post-Adjustment Purchase Price”), together with each other adjustment to the Purchase Price provided for in Section 2.2. Any payment made pursuant to Section 3.3 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes unless otherwise required by applicable Legal Requirements.

3.3    Escrow Amount. On the Closing Date, a portion of the Estimated Purchase Price equal to the Escrow Amount shall be paid by Buyer to the Escrow Agent via wire transfer of immediately available funds to be held in escrow in accordance with the terms of this Agreement and the Escrow Agreement. The Escrow Amount shall be held, invested and disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement, with the funds comprising each of the Working Capital Escrow Amount, the Indemnification Escrow Amount, and the PRF Escrow Amount to be kept in three (3) segregated accounts.

(a)    Working Capital Escrow Amount. The Escrow Agreement shall provide that, among other things, no later than the fifth Business Day after the Final Determination Date:

(i)    if the Post-Adjustment Purchase Price is less than the Estimated Purchase Price, then the Sellers’ Representative and Buyer shall issue joint written instructions directing the Escrow Agent promptly (and in any event within two (2) Business Days after the delivery of such joint written instructions) to pay to Buyer from the Working Capital Escrow Amount Fund, by wire transfer of immediately available funds to the account specified in writing by Buyer, an amount equal to such difference (the “Shortfall”) and if the Working Capital Escrow Amount is less than the Shortfall, the balance of the Shortfall shall be paid by the Sellers’ Representative from the Sellers’ Representative Expense Fund (and if such Seller’s Representative Expense Fund is insufficient to pay the balance of the Shortfall, such unpaid portion of the Shortfall shall be paid by the Sellers based on each Seller’s Designated Share); provided, that if the Shortfall is less than the Working Capital Escrow Amount, the Sellers’ Representative and Buyer shall also simultaneously issue joint written instructions directing the Escrow Agent to pay to the Sellers’ Representative (for payment to the Sellers based on each Seller’s Designated Share) the difference between the Working Capital Escrow Amount, minus the Shortfall; or

(ii)    if the Post-Adjustment Purchase Price is greater than the Estimated Purchase Price, then (A) Buyer shall pay to the Sellers’ Representative (for payment to the Sellers based on each Seller’s Designated Share), by wire transfer of immediately available funds to the account(s) specified in writing by the Sellers’ Representative, an amount equal to such difference between the Post-Adjustment Purchase Price, minus the Estimated Purchase Price and (B) the Sellers’ Representative and Buyer shall issue joint written instructions directing the Escrow Agent to pay to the Sellers’ Representative (for payment to the Sellers based on each Seller’s Designated Share) the full amount of the Working Capital Escrow Amount.

(b)    Indemnification Escrow Amount. The Escrow Agreement shall provide that, among other things, promptly following the twelve (12)-month anniversary of the Closing Date (and in any event within two (2) Business Days thereafter), the Escrow Agent shall distribute an amount equal to the positive difference, if any, of $8,625,000.00, minus the sum of (y) all amounts distributed to Buyer in accordance with Section 1.3(b)(ii)(A) of the Escrow Agreement and (z) the amount of any Outstanding Indemnity Claim, in accordance with the Escrow Agreement, to the Sellers’ Representative (for payment to the Sellers based on each Seller’s Designated Share) and (ii) promptly following the three (3)-year anniversary of the Closing Date (and in any event within two (2) Business Days thereafter), any balance remaining in the Indemnification Escrow Fund to the extent not subject to an Outstanding Indemnity Claim shall be disbursed by the Escrow Agent, in accordance with the Escrow Agreement, to the Sellers’ Representative (for payment to the Sellers based on each Seller’s Designated Share). Any portion of the Indemnification Escrow Fund subject to an Outstanding Indemnity Claim shall not be so distributed to Sellers’ Representative, except in accordance with the Escrow Agreement. Notwithstanding the foregoing, if on the three (3)-year anniversary of the Closing Date, there exists any Alabama Investigation Development, the entire remaining amount of the Indemnification Escrow Fund shall continue to be held by the Escrow Agent and shall not be disbursed to the Sellers until there has occurred an Alabama Investigation Resolution.

(c)    PRF Escrow Amount. The Escrow Agreement shall provide that, among other things, the PRF Escrow Fund shall be held and disbursed by the Escrow Agent in accordance with Section 7.10.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Except as set forth in the Disclosure Schedules, each Seller, solely with respect to himself, herself or itself and not jointly, represents and warrants to Buyer as follows:

4.1    Organization; Good Standing; Capacity.

(a)    Such Seller, if not a natural person, has been duly formed or organized, and is in good standing (or its equivalent) under the Legal Requirements of the jurisdiction of its organization with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and to enter into and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Such Seller is duly qualified or licensed as a foreign entity and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.

(b)    Such Seller, if a natural person, has the right, power and full legal capacity to enter into and deliver this Agreement and the other Transaction Documents to which such Seller is or will be a party, to carry out such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

4.2    Trusts. With respect to each Seller that is a trust (each, a “Trust”), as set forth on Schedule 4.2, the trustees or other fiduciaries thereof who have signed this Agreement and any Transaction Document on behalf of such Trust are the duly appointed trustees, fiduciaries or other representatives of such Trust and they have not been removed or replaced from such positions as of the date hereof. The trustees or other fiduciaries of such Trust have all the power and authority necessary to own, vote, assign, sell and dispose of the Membership Interests held by such Trust and to enter into and deliver this Agreement and the other Transaction Documents to which such Trust is or will be a party, to carry out such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. No beneficiary or other remainderman of any Trust has heretofore in any way assigned, transferred or encumbered, or permitted the assignment, transfer or other placing of a Lien on or over, the Membership Interests (or any interest therein) held by such Trust. Such trustees and other fiduciaries have full power and authority under the terms of the applicable Trust instruments and under any document relating to or applicable to the Trust to enter into and deliver this Agreement and each other Transaction Document executed or delivered by such Trust and to consummate the transactions contemplated hereby and thereby on behalf of such Trust. The execution and delivery of this Agreement and any Transaction Document by each trustee or fiduciary and the performance by such trustees or fiduciaries of their obligations hereunder and thereunder have been duly and validly authorized and approved by all actions required under Legal Requirements relating to such Trust and under the terms of the relevant Trust instruments. Each such Trust was executed and formed on the date indicated in each Trust. No Trust has been revoked, modified, or amended in any matter that would cause any representation or warranty in this Section 4.2 to be incorrect. Each such Trust maintains its situs within the State of Alabama. Each such Trust has provided or otherwise made available to Buyer true, complete and correct copies of the applicable Trust instruments and all other formation documents, as currently in effect.

4.3    Authorization. Such Seller, if not a natural person, has full power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and at the Closing the other Transaction Documents to which such Seller is a party will be, authorized by all necessary action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller (whether or not a natural person), and upon execution of the other Transaction Documents to which such Seller will be a party, such other Transaction Document will have been duly and validly executed and delivered by such Seller and, assuming that this Agreement and the other Transaction Documents to which such Seller is a party is or will be a valid and binding obligation of the other Parties hereto and thereto, this Agreement constitutes, and upon the Closing the other Transaction Documents to which such Seller is a party will constitute, valid and binding obligations of such Seller, enforceable in accordance with their respective terms, subject to the Remedies Exception.

4.4    No Violation. Such Seller is not subject to or obligated under any applicable Legal Requirements, or rule or regulation of any Governmental Authority, or any material agreement or instrument, or any license, franchise or permit, or subject to any Order, which would be breached or violated by such Seller’s execution, delivery or performance of this Agreement or the other Transaction Documents to which it is or will be a party, or the consummation of the transactions contemplated hereby or thereby. Further, the execution, delivery and performance of this Agreement and the other Transaction Documents to which such Seller will be a party and the consummation of the transactions contemplated hereby and thereby do not and shall not (a) contravene, conflict with or result in a violation or breach of any provision of, in any material respect, any Legal Requirement or Order to which such Seller is subject; (b) conflict with, result in a violation or breach of, constitute a default under, give rise to a material right of payment under, or the right to accelerate, terminate, revoke, materially modify or abandon any Contract or other agreement to which such Seller is a party or bound; or (c) conflict with or violate the provisions of such Seller’s Organizational Documents (if such Seller is not a natural person), or (d) result in the creation or imposition of any Lien (other than restrictions on transfer under applicable securities laws) on the Membership Interests or any Lien (other than Permitted Liens) upon any of the property or assets of such Seller.

4.5    Title to the Membership Interests. Such Seller has good and valid title to, and is the record and beneficial owner of, the Membership Interests opposite such Seller’s name as set forth on Schedule 4.5. Such Seller has the right, authority and power to sell, assign and transfer the Membership Interests owned by it. At the Closing, such Seller shall transfer, and Buyer shall acquire beneficial and record ownership of the Membership Interests owned by such Seller free and clear of any Liens (except for (a) Liens created by, or at the direction of, Buyer, and (b) Liens consisting of restrictions on transfer generally arising under applicable federal or state securities law or under agreements set forth on Schedule 4.5 which will be terminated, released or canceled (without penalty or restriction) as of the Closing). Such Seller is not a party to any agreement, Contract or commitment contemplating a transfer or change in record or beneficial ownership of any of the Membership Interests. There are no voting trusts, irrevocable proxies or similar agreements to which such Seller is a party with respect to the voting of the Membership Interests.

4.6    Governmental Authorities; Consents. Except as set forth on Schedule 4.6, such Seller is not required to submit any notice, report or other filing with any Governmental Authority or any other Person in connection with the execution, delivery or performance by it of this Agreement or the other Transaction Documents to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby. Except as set forth on Schedule 4.6, no consent, Approval or authorization of any Governmental Authority or any other Person is required to be obtained by such Seller in connection with its execution, delivery and performance of this Agreement or the other Transaction Documents to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby.

4.7    Litigation. There are no Proceedings or Orders pending or, to the knowledge of such Seller, threatened by or against such Seller at law or in equity, or before or by any Governmental Authority, that would delay, prevent, enjoin or otherwise adversely affect such Seller’s performance under this Agreement or any other Transaction Documents to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby.

4.8    Power of Attorney. No Person holds any power of attorney from such Seller which would permit such Person to take any action which would adversely affect the transactions contemplated hereby or under the other Transaction Documents, or the Buyer’s title to the Membership Interests following the Closing.

4.9    Brokers’ Fees; Expenses. Except as set forth on Schedule 4.9, no Seller has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or any other acquisition, disposition, recapitalization or similar transaction for which Comfort Care, Buyer or any of their respective Affiliates could become liable or obligated.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING COMFORT CARE

Except as set forth in the Disclosure Schedules, the Companies, jointly and severally, represent and warrant to Buyer, as follows:

5.1    Organization; Good Standing. Each Company and Subsidiary (other than Comfort Care Hospice of Middle TN) is a limited liability company duly organized, validly existing and “in compliance” under the Legal Requirements of the State of Alabama. Comfort Care Hospice of Middle TN is a limited liability company duly organized, validly existing and in good standing under the Legal Requirements of the State of Tennessee. Sellers have furnished to Buyer true and complete copies of the Comfort Care Organizational Documents, each as amended on or prior to the date of this Agreement and presently in full force and effect. Set forth on Schedule 5.1 is a list of the current officers and directors (or comparable positions) of Comfort Care.

5.2    Foreign Qualification; Power. Except as would not reasonably be expected to have a Material Adverse Effect, Comfort Care is duly qualified to do business and in good standing in each jurisdiction in which the nature of its business as now conducted or the character of the property owned or leased by it makes such qualification necessary. Comfort Care is qualified or registered to do business in the respective jurisdictions listed on Schedule 5.2. Comfort Care has all requisite limited liability company power and authority to own, operate or lease its properties and assets and to carry on its business as currently conducted.

5.3    Authority; Enforceability. Comfort Care has all requisite limited liability company power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each other Transaction Document to which Comfort Care is or will be a party and the performance of such entity’s obligations contemplated hereby and thereby have been duly and validly approved by all action necessary on behalf of Comfort Care. This Agreement and each other Transaction Document to which Comfort Care is or will be a party constitutes, and upon the Closing will constitute, the legal, valid and binding obligation of such entity enforceable against Comfort Care in accordance with the terms of this Agreement and each other Transaction Document, subject to the Remedies Exception, assuming in each case that each has been duly executed and delivered by each party, other than Comfort Care and Sellers, to such Transaction Document.

5.4    Consents; Absence of Conflicts.

(a)    Except as set forth on Schedule 5.4(a), the execution, delivery and performance by Comfort Care of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate the Comfort Care Organizational Documents; (ii) conflict with or violate, in any material respect, any Legal Requirements or Order to which Comfort Care is subject or by which any property or asset of Comfort Care is bound or affected; (iii) conflict with, result in any material breach of, constitute a material default (or an event that, with notice or lapse of time or both, would reasonably be expected to become a material default) under, or require any consent of any Person pursuant to, any Material Contract or Scheduled Lease or give any Person the right to exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or materially modify any such Material Contract or Scheduled Lease; (iv) give any Governmental Authority or any Person the right to challenge, prevent or delay any of the transactions contemplated by this Agreement or any Transaction Document or to revoke, withdraw, suspend, cancel, terminate or materially modify any Permit that is held by Comfort Care; or (v) result in the creation or imposition of any Lien on the Membership Interests or any Lien (other than Permitted Liens) upon any of the Comfort Care Assets.

(b)    Except as set forth on Schedule 5.4(b), Comfort Care is not required to file, seek or obtain any notice, authorization, Approval, Order, permit or consent of or with any Governmental Authority or other Person in connection with the execution, delivery and performance by any of them of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for such filings as may be required by any applicable federal or state securities or “blue sky” laws.

5.5    Capitalization.

(a)    Schedule 5.5(a) sets forth a true and complete list that accurately reflects all of the Membership Interests and other Equity Interests held by each Seller. Other than as set forth on Schedule 5.5(a), there are no other Membership Interests or other Equity Interests issued or outstanding with respect to Comfort Care. The Membership Interests have been duly authorized, are validly issued and are fully paid and non-assessable and were issued in compliance with applicable Legal Requirements and each Company’s Organizational Documents. Comfort Care Home Health is the sole member (and equity owner) of each of the Home Health Subsidiaries, and Comfort Care Hospice is the sole member (and equity owner) of each of the Hospice Subsidiaries.

(b)    Except for rights created pursuant to this Agreement or as set forth on Schedule 5.5(b), there are no Contracts (including options, warrants, convertible securities, calls, puts or preemptive rights) obligating Comfort Care to: (i) issue, sell, pledge, dispose of or encumber the Membership Interests or any other Equity Interests; (ii) redeem, purchase or acquire in any manner the Membership Interests or any other Equity Interests; or (iii) make any dividend or distribution of any kind with respect to the Membership Interests or any other Equity Interests. Except as set forth on Schedule 5.5(b), there are no Contracts which restrict Comfort Care from taking any of the actions described in clauses (i) through (iii) of this Section 5.5(b).

(c)    Except for the Subsidiaries or as set forth on Schedule 5.5(c)(i), there are no Persons or joint ventures in which Comfort Care owns, of record or beneficially, any direct or indirect (through a subsidiary or otherwise) Equity Interest. Except as set forth on Schedule 5.5(c)(ii), there have not been, other than with respect to the Subsidiaries or those Persons and joint ventures set forth on Schedule 5.5(c)(i), any Persons or joint ventures in which Comfort Care has owned, of record or beneficially, any direct or indirect (through a subsidiary or otherwise) Equity Interest. There are no outstanding obligations of Comfort Care to provide funds to, or make any investment (in either case, in the form of a loan, capital contribution, purchase of an Equity Interest or otherwise) in any other Person.

5.6    Financial Statements; No Undisclosed Liabilities.

(a)    Attached hereto as Schedule 5.6 are true and complete copies of (i) the audited consolidated balance sheets of each of the Companies (other than Premier Medical Housecall) at December 31, 2019 and 2020, and the related consolidated audited statements of operations, members’ capital and cash flows of each of the Companies (other than Premier Medical Housecall) for the periods from December 31, 2019 and 2020, as applicable, and the unaudited balance sheet of Premier Medical Housecall at December 31, 2020, and the related unaudited statement of income of Premier Medical Housecall at December 31, 2020 (the “Premier Medical Annual Financial Statements” collectively with the other financial statements described in Section 5.6(a)(i), the “Comfort Care Annual Financial Statements”), and (ii) the unaudited consolidated balance sheet of each of the Companies (other than Premier Medical Housecall) as of July 31, 2021, and the unaudited balance sheet of Premier Medical Housecall as of July 31, 2021 (collectively, the “Comfort Care Interim Balance Sheet”) and the related consolidated unaudited statement of income for each of the Companies (other than Premier Medical Housecall) for the seven-month period then ended, and the related unaudited statement of income for Premier Medical Housecall for the seven-month period then ended (the financial statements described in clause (ii), collectively, the “Comfort Care Interim Financial Statements”). Comfort Care Annual Financial Statements and Comfort Care Interim Financial Statements are referred to collectively as the “Comfort Care Financial Statements.” Except as set forth on Schedule 5.6, the Comfort Care Financial Statements (including any related notes thereto) (i) have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, except as otherwise noted therein, (ii) fairly present, in all material respects, the financial condition and results of operations of Comfort Care as of the respective dates thereof and for the respective periods covered thereby, subject, however, in the case of (i) Comfort Care Interim Financial Statements and (iii) the Premier Medical Annual Financial Statements, to year-end audit adjustments (none of which are material, individually or in the aggregate) and to the absence of notes and other textual disclosure required by GAAP which, in the aggregate, will not be inconsistent in any material respect with past practice or materially adverse, and (iv) have been prepared from, and are consistent with, the financial Books and Records of Comfort Care. No financial statements of any Person other than the Companies and Subsidiaries are required by GAAP to be included in the consolidated financial statements of Comfort Care.

(b)    As of the date of this Agreement, Comfort Care has no liabilities, obligations or commitments (whether accrued, absolute, contingent or otherwise), other than (i) liabilities that are reflected or reserved against in the Comfort Care Interim Balance Sheets or which are disclosed on Schedule 5.22, (ii) liabilities that have arisen after the date of the Comfort Care Interim Balance Sheets in the Ordinary Course of Business of Comfort Care (none of which is material individually or in the aggregate and none of which is for breach of warranty or contract or tort or infringement), (iii) liabilities and obligations arising from Contracts that have been entered into by Comfort Care in the Ordinary Course of Business (other than liabilities or obligations resulting from the breach or default of Comfort Care, or any Affiliate of Comfort Care party to such Contracts, thereunder), (iv) liabilities that are included in the calculation of Net Working Capital, or (v) liabilities incurred in connection with the transactions contemplated hereby and in accordance with this Agreement.

(c)    The books, ledgers, financial records, and other records of Comfort Care for the past three (3) years have been, in all material respects, maintained in accordance with all applicable Legal Requirements and generally accepted standards of practice and are maintained on a basis consistent with preceding years.

(d)    To the Knowledge of Comfort Care, except as set forth on Schedule 5.6(d), no material capital expenditure is required by Comfort Care over the twelve (12)-month period following the Closing Date in order for the Comfort Care Business to be conducted in all material respects in the manner in which it was conducted prior to the Closing Date.

5.7    Affiliate Transactions. Except as set forth in Schedule 5.7, (a) Comfort Care is not obligated to pay in the future any amounts to any Seller or any Affiliate of Seller, and no Seller nor any of their respective Affiliates is obligated to pay currently or in the future any amounts to Comfort Care, and (b) since the date of the Comfort Care Interim Financial Statements, Comfort Care has not purchased, transferred or leased any real or personal property from or for the benefit of, paid any fee, commission, salary or bonus to or for the benefit of, any Seller or any Affiliate of Seller or any director, officer, member, manager, partner or equityholder thereof other than salaries and employee-related benefits paid to employees in the Ordinary Course of Business of Comfort Care, and Comfort Care has not sold, transferred or leased any real or personal property to any Seller or any Affiliate of the Sellers. Except as set forth on Schedule 5.7, no Seller (or Affiliate of any Seller) possesses, directly or indirectly, any financial interest in, or is a director, officer, employee or Affiliate of, any Person which is a supplier, distributor, contractor, broker, lessor, or sublessor of (or a counter-party to a Material Contract or Schedules Lease with) Comfort Care.

5.8    Real Property.

(a)    Comfort Care owns no real property, nor does Comfort Care hold any options or contractual obligations to purchase any interest in real property.

(b)    Schedule 5.8(b) lists all leases and subleases of real property pursuant to which Comfort Care leases or subleases real property for use in connection with the Comfort Care Business (all such leased and subleased real property, collectively, the “Leased Real Property”), together with all amendments pertaining thereto (all such listed leases and subleases and amendments pertaining thereto, collectively, the “Scheduled Leases”). A true and complete copy of each of the Scheduled Leases, as amended, or modified to date, has been made available to Buyer. There are no Liens on Comfort Care’s interest in the Scheduled Leases except for the Permitted Liens. Except as set forth on Schedule 5.8(b), each of the Scheduled Leases is unmodified and in full force and effect and, to the Knowledge of Comfort Care, constitutes a binding obligation of each landlord, lessor or sublessor thereunder, enforceable against such landlord, lessor or sublessor in accordance with its terms. No Scheduled Lease has been terminated, and neither Comfort Care nor to the Knowledge of Comfort Care any other party thereto is in material breach or material default thereunder, and, to the Knowledge of Comfort Care, no event has occurred that with notice or lapse of time, or both, would reasonably be expected to constitute a material breach or material default thereunder. Comfort Care has not received written notice of any cancellation or material amendment or modification of any Scheduled Lease from the other parties thereto.

5.9    Personal Property.

(a)    Schedule 5.9(a) lists each item of tangible personal property owned or used by Comfort Care with a book value in excess of $25,000 (the “Scheduled Personal Property”), in each case specifying which Company or Subsidiary owns or uses such Scheduled Personal Property.

(b)    The Scheduled Personal Property and all other tangible personal property owned by Comfort Care in connection with the Comfort Care Business (together, the “Personal Property”) constitutes all of the tangible personal property used by Comfort Care in the operations of the Comfort Care Business as currently conducted. Comfort Care, owns good title to, or holds a valid leasehold interest which affords Comfort Care valid leasehold possession in or license to, all of the Personal Property used by it in the conduct of the Comfort Care Business, in each case free and clear of all Liens, except for Permitted Liens and Liens that will be terminated at or prior to the Closing. Other than any Personal Property not currently used in the Ordinary Course of Business of Comfort Care, each item of Personal Property is in good working condition, normal ordinary wear and tear excepted. None of the Scheduled Personal Property is in the possession, custody or control of any Person other than Comfort Care.

5.10    Permits.

(a)    Schedule 5.10(a) lists all Permits used, held or owned by Comfort Care in connection with the ownership of the Comfort Care Assets or in connection with the operation of the Comfort Care Business (the “Scheduled Permits”), in each case specifying the applicable Company or Subsidiary holding such Scheduled Permit. Only the Scheduled Permits, and no other Permits, are necessary under Legal Requirements, Governmental Reimbursement Programs, or Private Programs for the ownership or conduct of the Comfort Care Business in the manner in which and in the jurisdictions where it is now operated and maintained or conducted. Except as set forth on Schedule 5.10(a), the Scheduled Permits are valid and in full force and effect, and Comfort Care is not in default under any such Permits, and, to the Knowledge of Comfort Care, no condition exists that with notice or lapse of time or both would reasonably be expected to constitute a default under any of the Scheduled Permits. No Proceeding is pending or, to the Knowledge of Comfort Care, threatened, to modify, suspend, revoke, withdraw, terminate, fail to renew, or otherwise limit or restrict any such Permits. To the Knowledge of Comfort Care, no event has occurred, or circumstance exists that is reasonably likely to result in a Proceeding by any Governmental Authority to modify, suspend, revoke, withdraw, terminate, or otherwise materially limit or restrict any such Permits. All applications and other filings required for the renewal of any of the Scheduled Permits have been duly and timely filed with the appropriate Governmental Authority.

(b)    Schedule 5.10(b) sets forth the Approvals required by any Legal Requirements in connection with the transactions and Closing contemplated by this Agreement (the “Health Care Regulatory Filings”).

(c)    Comfort Care’s home health agency (as “home health agency” is defined in 42 U.S.C. § 1395x(o)) during the immediately preceding thirty-six (36) months prior to the date of this Agreement has not engaged in an arrangement or transaction covered by 42 C.F.R. § 424.550(b)(1).

5.11    Contracts.

(a)    Schedule 5.11 identifies each of the following Contracts to which Comfort Care is a party or by which it or any of the Comfort Care Assets is bound (each such Contract, a “Material Contract”):

(i)    any Contract that provides for the payment by Comfort Care of more than $250,000 in any 365 day period of the term of the Contract (an “Annual Period”) other than a Contract that is terminable by Comfort Care (without payment or penalty) by giving notice of termination to the other party thereto not more than thirty (30) days in advance of the proposed termination date;

(ii)    any Contract that constitutes a purchase order or other Contract relating to the sale, purchase, lease or provision by Comfort Care of goods or services in excess of $250,000 in any Annual Period;

(iii)    any Contract that purports to limit the freedom of Comfort Care to compete in any line of business or with any Person or to conduct business in any geographic location, including, without limitation, any Contract containing a non-competition covenant, any customer or referral source non-solicitation covenant or any similar restrictive covenant or covenant that requires most favored nation or equivalent rights;

(iv)    any Contract relating to the acquisition by Comfort Care of any operating business or Equity Interest of another Person (by asset sale, stock sale, merger or otherwise) or relating to the creation of any partnership, joint venture or strategic alliance (or similar arrangement);

(v)    any Contract relating to any bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, or other contracts relating to any Debt, any Contract creating a capital lease obligation or any Contract constituting a guarantee of Debt of any other Person;

(vi)    any Contract with respect to lending or investing of funds to or in other Persons, including, without limitation, any other Company or Subsidiary;

(vii)    any Contract in respect of Intellectual Property Rights involving a license granted, title conveyed, or royalty payment to or by Comfort Care where the annual obligations under such agreement are more than $250,000 (excluding licenses granted to Comfort Care to use off the shelf computer software);

(viii)    any Contract that provides for (1) the purchase or sale of real property or (2) the lease (including any master lease covering multiple items of personal property) of any item or items of personal property with a rental expense under such lease (whether for a single item or multiple items) exceeding $250,000 over its remaining term;

(ix)    any Contract providing for the deferred payment of any purchase price including any “earn out” or other contingent fee arrangement which remains outstanding on the date hereof;

(x)    any Contract creating (1) a Lien, other than a Permitted Lien, on the Comfort Care Assets or the Owned Real Property or (2) any lien on the Membership Interests;

(xi)    any Contract between Comfort Care, on the one hand, and any Affiliate of Comfort Care, on the other hand, including any Contract providing for the indemnification of such Affiliate by Comfort Care;

(xii)    any Contract with any labor union or association or other Person representing or seeking to represent any employee of Comfort Care or any other individual who provides services to Comfort Care including, without limitation, any collective bargaining agreement;

(xiii)    any bonus, pension, profit sharing, retired or deferred compensation plan, stock purchase, option, phantom compensation, change in control plan or payments (including, without limitation, to any manager, officer, employee or contractor), profits interest plan or similar plan or practice;

(xiv)    any (A) employment, consulting or independent contractor agreement, whether on a full-time, part-time, consulting, or other basis, which provides base compensation in excess of $100,000.00 during any year or which provides for severance, termination or similar payments or (B) severance, termination or similar agreements or Contracts, in each case, involving Comfort Care;

(xv)    any management Contracts (or similar arrangements), medical director Contracts, skilled nursing facility Contracts, assisted living facility Contracts, hospital Contracts, and other clinical Contracts;

(xvi)    any Contract pursuant to which Comfort Care will have the obligation to indemnify any manager, member, officer or employee for acts or omissions in such capacity;

(xvii) any Contract with any Governmental Authority (excluding the Scheduled Permits) or any third-party payor including Governmental Reimbursement Programs or Private Programs;

(xviii) any Contract that provides for the referral of any patient for the provision of goods and services by Comfort Care, or payments by Comfort Care as a result of any referrals of patients to Comfort Care (excluding Contracts with Governmental Authority’s);

(xix) any Contract granting to any Person an option, a right of first refusal, first offer or other right to purchase any of the Comfort Care Assets or Equity Interests of Comfort Care; and

(xx) any other Contract, whether or not made in the Ordinary Course of Business which individually requires one or more payments of $250,000 in the aggregate, by it or to it in which Comfort Care is a party.

(b) True and complete copies (including all amendments) of each Material Contract have been made available to Buyer. Each Material Contract is the legal, valid and binding obligation of Comfort Care and, to the Knowledge of Comfort Care, each other Person a party thereto, enforceable against Comfort Care and, to the Knowledge of Comfort Care, each other Person a party thereto, in accordance with its terms subject to the Remedies Exception. No Material Contract has been terminated, and neither Comfort Care nor to the Knowledge of Comfort Care any other party thereto is in material breach or material default thereunder, and, to the Knowledge of Comfort Care, no event has occurred that with notice or lapse of time, or both, would reasonably be expected to constitute a material breach or material default thereunder. Comfort Care has not received written notice of any cancellation or material amendment or modification of any Material Contract from the other parties thereto.

5.12 Intellectual Property.

(a) Schedule 5.12(a) identifies all patents, patent applications, registered trademarks, trademark applications, copyright registrations, copyright applications and internet domain names owned by Comfort Care and that are material to the conduct of the Comfort Care Business (the “Registered Intellectual Property”), specifying, in each case, (i) which Company or Subsidiary holds such Registered Intellectual Property; (ii) the application or registration/issuance number of such item; (iii) the date of application, registration or issuance of such item; and (iv) the jurisdiction in which such item is registered, issued or pending. The Registered Intellectual Property, together with all other Intellectual Property Rights owned or used by Comfort Care (collectively, the “Comfort Care Intellectual Property”), constitute all Intellectual Property Rights necessary for the continued operation of the Comfort Care Business.

(b) Comfort Care is the sole and exclusive legal and beneficial, and with respect to registered Comfort Care Intellectual Property, record owner of all rights, title and interest in and to the Comfort Care Intellectual Property owned by Comfort Care and has valid licenses to use all other Comfort Care Intellectual Property, in each case, free and clear of all Liens, except Permitted Liens. To the Knowledge of Comfort Care, no current or former employee, consultant or contractor of Comfort Care, or any other Person, owns, or has made any claim to ownership of, any rights in or to any Comfort Care Intellectual Property, except as would not reasonably be expected to be, individually or in the aggregate material to Comfort Care.

(c) The Comfort Care Intellectual Property is valid, subsisting, and enforceable, and all necessary registration, maintenance and renewal fees in connection with such Comfort Care Intellectual Property have been paid and all necessary documents and certificates in connection with such Comfort Care Intellectual Property have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining, and perfecting such Comfort Care Intellectual Property.

(d) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts (excluding fees associated with filing, maintenance, recording, prosecution, and similar) with respect to, nor require the consent of any other Person in respect of Comfort Care’s right to own, use or hold for use any Comfort Care Intellectual Property.

(e) Except as disclosed on Schedule 5.12(e), Comfort Care has not been a party to any judicial or administrative Proceeding alleging, nor has any Seller been notified in writing of any allegation of, any infringement or misappropriation of any item of Comfort Care Intellectual Property, whether owned by Comfort Care or any other Person. To the Knowledge of Comfort Care, there has been no infringement or misappropriation by Comfort Care of any Intellectual Property Rights of other Persons or, to the Knowledge of Comfort Care, any infringement or misappropriation by any other Person of any of Comfort Care Intellectual Property.

(f) Comfort Care has not received any written claims alleging a violation of any Person’s privacy, personal or confidentiality rights and to the Knowledge of Comfort Care, no such claims have been threatened against Comfort Care by any Person, in each case where any such claims would be expected to be material to Comfort Care. With respect to all personal information, Comfort Care has taken commercially reasonable steps (including implementing and monitoring compliance with commercially reasonable measures with respect to technical and physical security) to protect such information against loss and against unauthorized access, use, modification, disclosure or other misuse to the extent required by applicable Legal Requirements.

(g) All of the computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems owned or currently used in the conduct of the Comfort Care Business (collectively, the “Company Systems”): (i) are in satisfactory working order in all material respects; (ii) have commercially reasonable security, backups, disaster recovery arrangements and hardware and software support and maintenance that are designed to minimize the risk of error, breakdown, failure or security breach occurring to ensure if such event does occur it does not cause a material disruption to any portion of the Comfort Care Business; and (iii) since the Applicable Look-Back Date, have not suffered any material failures, breakdowns or other material adverse events that have caused or could reasonably be expected to result in the substantial and material disruption or interruption in or to the use of the Company Systems and/or the conduct of the Comfort Care Business, except in each case as would not reasonably be expected to be, individually or in the aggregate, material to Comfort Care.

5.13 Brokers’ Fees; Expenses. Except as set forth on Schedule 5.13, Comfort Care does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or any other acquisition, disposition, recapitalization or similar transaction for which Comfort Care, Buyer or any of their respective Affiliates could become liable or obligated.

5.14 Absence of Changes. Since the date of the Comfort Care Interim Balance Sheet, there has not occurred any Material Adverse Effect. Except as set forth on Schedule 5.14 and except as expressly contemplated by this Agreement, since the date of the Comfort Care Interim Balance Sheets to the date of this Agreement, (a) Comfort Care has conducted its business in all material respects in the Ordinary Course of Business consistent with past practice, (b) Comfort Care has not engaged in any action that, if taken after the date of this Agreement and prior to the Closing, would require the prior written consent of Buyer pursuant to Section 7.1 or Section 7.2, and (c) Comfort Care has not experienced any material business interruptions or liabilities arising out of, resulting from or related to COVID-19.

5.15 Legal Compliance; Healthcare Matters.

(a) Compliance with Legal Requirements. Comfort Care and, to the Knowledge of Comfort Care, each of the Company Personnel with respect to their participation in or conduct on behalf of the Comfort Care Business, are and since the Applicable Look-Back Date have been in compliance in all material respects with all Legal Requirements applicable to the conduct or operation of the Comfort Care Business. Since the Applicable Look-Back Date, (i) to the Knowledge of Comfort Care, no event has occurred, or circumstance exists, that is reasonably likely to constitute or result in a material violation by Comfort Care of any applicable Legal Requirements, including Health Care Laws, and (ii) except as set forth on Schedule 5.15(a), Comfort Care has not received any written notice or other communication from any Governmental Authority regarding any actual or alleged material violation of, or material failure to comply with, any applicable Legal Requirement, including Health Care Laws, in each case, pertaining to actions or conduct taken (or not taken) by or on behalf of Comfort Care. Except as set forth on Schedule 5.15(a), no Seller, Comfort Care or, to Knowledge of Comfort Care, Company Personnel (1) have been or are subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8; (2) have been or are the subject of any criminal complaint, indictment or criminal proceedings relating to the provision of health care services; (3) since the Applicable Look-Back Date, are or were the subject of or participant in any Proceeding relating to a material allegation of a Health Care Laws violation; (4) have ever entered into any settlement or reformation agreement with any Governmental Authority to avoid conviction for any criminal offense relating to the delivery of any item or service under a Governmental Reimbursement Program; (5) have been or are the subject to a payment suspension by any Governmental Reimbursement Program; (6) have been convicted of a felony or any other crime or any offense relating to applicable Legal Requirements or committed any act, and are not currently engaging in any act, that would reasonably be expected to, with the passage of time and/or otherwise, result in debarment, suspension, sanction or exclusion from, or ineligibility to participate in, any Governmental Reimbursement Program; (7) are currently or since the Applicable Look-Back Date ever have been subject to the terms of any corporate integrity agreement or program, compliance certificate program, mandatory compliance plan, or similar compliance program or agreement mandated by a Governmental Authority; (8) have any material reporting obligations pursuant to any settlement agreement or other remedial measure entered into with any Governmental Authority; (9) since the Applicable Look-Back Date, have been the subject of any Governmental Reimbursement Program investigation or other Proceeding conducted by any federal or state enforcement Governmental Authority; (10) have been, since the Applicable Look-Back Date, a defendant in any qui tam litigation: (11) since the Applicable Look-Back Date, have been served with or received any search warrant, subpoena, civil investigative demand, contact letter or email, or, to the Knowledge of Comfort Care, telephone or personal contact by or from any federal or state enforcement Governmental Authority, (12) have, to the Knowledge of Comfort Care, since the Applicable Look-Back Date, received any written complaints from any Company Personnel, vendor, physician or other Person or organization that alleges or would indicate that Comfort Care or any Company Personnel has violated any Legal Requirements, or (13) have made, is in the process of making, is currently considering, or, to the Knowledge of Comfort Care, has an obligation to make, a self-disclosure under the Medicare self-disclosure protocol established by the Secretary of the U.S. Department of Health and Human Services pursuant to the requirements of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010. Neither any Seller nor Comfort Care are or ever have been in Excluded Status, and none of the Company Personnel are, and to the Knowledge of Comfort Care, ever have been, in Excluded Status.

(b) No Notices; Surveys. Except as set forth on Schedule 15.5(b), Comfort Care has not received, at any time, and, there is no pending or to the Knowledge of Comfort Care, threatened, notice or other communication (whether oral or written) from any Governmental Authority or any other Person (including but not limited to any fiscal intermediary) regarding (1) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (2) any actual, alleged, possible, or potential obligation on the part of Comfort Care to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Such notice or other communication includes, without limitation, any notice or other communication (whether oral or written) pertaining to any audit (or proposed or scheduled audit) or survey (or proposed or scheduled survey) with respect to such entity’s participation in any Governmental Reimbursement Program. True and complete copies of all surveys and audit reports received by Comfort Care from any Governmental Authority or any other Person (including but not limited to any fiscal intermediary) since the Applicable Look-Back Date, or pertaining to any audit or survey conducted with respect to such entity’s participation in any Governmental Reimbursement Program, have been provided to Buyer. Each Company and Subsidiary has provided Buyer with true and complete copies of all written reports, surveys, deficiency notices, complaints, plans of correction, inquiries or notices of investigation received by Comfort Care since the Applicable Look-Back Date from any intermediary or other payor, Governmental Authority, Governmental Reimbursement Program, Private Program, or accrediting body.

(c) Governmental Reimbursement Programs; Participation/Accreditation. Comfort Care is certified for participation in the Medicare, Medicaid and TriCare/CHAMPUS programs and other Governmental Reimbursement Programs as set forth on Schedule 5.15(c) (the “Scheduled Programs”) and has current and valid contracts for participation in each such Scheduled Program, and the current National Provider Identifiers, provider numbers and as applicable, accrediting body numbers for each of the Scheduled Programs (the “Provider Numbers”) are listed on Schedule 5.15(c), which specifies which Company or Subsidiary, as the case may be, holds such Provider Numbers. Since the Applicable Look-Back Date, Comfort Care and, to the Knowledge of Comfort Care, each of the Company Personnel with respect to their participation in or conduct on behalf of the Comfort Care Business, have been in material compliance with the Legal Requirements, conditions of participation, program memorandum and manual of the Scheduled Programs applicable to them. Except as set forth on Schedule 5.15(c), no Proceeding is pending, or, to the Knowledge of Comfort Care, threatened, applicable to such participation in any Scheduled Program (which, for the avoidance of doubt, excludes any written notice or claim relating to payment refunds or adjustments received in the Ordinary Course of Business). Except as set forth on Schedule 5.15(c), there are not and have never been any other Provider Numbers in the name of Comfort Care. The results of the three (3) most recent licensure and/or certification compliance surveys with respect to each Scheduled program have been made available to Buyer and, except as set forth on Schedule 5.15(c), Comfort Care has not made any changes in policy or operations since the date of the most recent survey that, to the Knowledge of Comfort Care, would have a material adverse impact on participation in the Scheduled Programs.

(d) Reimbursement. Except as set forth on Schedule 5.15(d), all billing and collection practices of Comfort Care with respect to all third-party payors, including any Governmental Reimbursement Programs and Private Programs, have been and are conducted in compliance in all material respects with all Legal Requirements and the billing guidelines of such third-party payors.

To the Knowledge of Comfort Care, all claims, returns, invoices, and other forms made by Comfort Care to any such third-party payors are, and have been, true, complete, correct and accurate. Except as set forth on Schedule 5.15(d), no deficiency in any such claims, returns or other filings, including denials, claims for overpayments, setoff or recoupments, or deficiencies for late filings, has been asserted or, to the Knowledge of Comfort Care, threatened, by any Governmental Reimbursement Program, Private Program or any other third-party payor and, to the Knowledge of Comfort Care, there is no basis for any such claims deficiencies. Comfort Care has not knowingly or willfully billed or received any payment or reimbursement in excess of amounts allowed by Legal Requirements applicable to, agreements with, or the billing guidelines of any such third-party payors. Except as set forth on Schedule 5.15(d), neither Comfort Care nor any Seller has received any notice from any Governmental Reimbursement Program, Private Program, or any other third-party payor of any pending or threatened investigations, surveys, or audits, including any focused medical review or probe audit, and there are no pending appeals, adjustments, challenges, audits, inquiries, litigation, written notices or other Proceedings from or by any Governmental Reimbursement Program or Private Program with respect to billings, collections, prior reports, or reimbursement Legal Requirements, other than in the Ordinary Course of Business. Except as set forth on Schedule 5.15(d), Comfort Care has no liability relating to claims filed since the Applicable Look-Back Date under any Governmental Reimbursement Program or Private Program for any material refund, overpayment, discount or adjustment.

(e) Reports. Comfort Care has filed timely all cost reports, cap liability reports, forms, statements and other documents required to be filed with each applicable Governmental Authority (“Reports”) or with respect to Governmental Reimbursement Programs or Private Programs. The Reports were prepared in all material respects in accordance with all applicable Legal Requirements and no deficiencies have been asserted with respect to any such Reports. True and correct copies of all such Reports for the three (3) most recent fiscal years have been made available to Buyer. Except for Reports not yet due, there are no Reports required to be filed by any Comfort Care in order to be paid under any Governmental Reimbursement Programs, Private Program, or other third-party payor program. Schedule 5.15(e) sets forth (a) the years and the businesses for which cost reports, cap liability reports, credit balance reports and P.I.P. settlement reports remain to be settled (including, without limitation, the businesses and years for which such reports are subject to reopening) and (b) a description of all pending appeals for Medicare or Medicaid Reports and the issues relevant thereto. Except as set forth on Schedule 15.15(e), Comfort Care has paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments that have become due pursuant to such reports in the Ordinary Course of Business.

(f) HIPAA. Except as set forth on Schedule 5.15(f), Comfort Care: (i) is, and at all times since the Applicable Look-Back Date has been, in compliance in all material respects with the applicable privacy, security, transaction standards, breach notification, and other provisions and requirements of HIPAA and any similar state Legal Requirements; and (ii) has established and implemented such policies, programs, procedures, contracts, and systems as are reasonably necessary to comply, in all material respects, with HIPAA. Except as set forth on Schedule 5.15(f), at no time since the Applicable Look-Back Date (i) has Comfort Care received any communication from any Governmental Authority that alleges that it or any Company Personnel have not been or are not in compliance with HIPAA, including the HIPAA Privacy Rule or the HIPAA Security Rule, or (ii) has any Breach occurred with respect to any unsecured Protected Health Information maintained by or for the Comfort Care Business that is subject to the notification requirements of 45 C.F.R. Part 164, Subpart D nor, to the Knowledge of Comfort Care, has any information security or privacy breach event occurred within or affecting the Comfort Care Business that would require notification under any similar or comparable state Legal Requirement. For the purposes of this Section 15.5(f), “Breach” has the meaning set forth in 45 C.F.R. § 164.402, and “Protected Health

Information” means individually identifiable health information transmitted by electronic media, maintained in electronic media, or transmitted or maintained in any other form or medium as defined in 45 C.F.R. § 160.10. Neither Comfort Care nor, to the Knowledge of Comfort Care, any Company Personnel are under investigation by any Governmental Authority for a violation of HIPAA. Comfort Care has business associate agreements (as defined by HIPAA) in place with all Persons as may be required by HIPAA, and complete copies of all such business associate agreements have been made available to the Buyer.

(g) Affiliates. Except as set forth on Schedule 5.15(g), no Affiliate of Comfort Care or any Seller directly or indirectly: (i) provides any services to the Comfort Care Business, or is a lessor, lessee or supplier to the Comfort Care Business; has any cause of action or other claim whatsoever against or owes any amount to, or is owed any amount by, Comfort Care, except for claims and amounts owed in the Ordinary Course of Business, such as for expense advances or unreimbursed expenses, accrued vacation pay and accrued benefits under employee benefit plans; (ii) has any interest in or owns property or rights used in the operation of the Comfort Care Business; (iii) is a party to any Contract, lease or other agreement, arrangement, understanding or commitment relating to the operation of the Comfort Care Business (other than compensation and/or employee benefits payable in the Ordinary Course of Business); or (iv) received from or furnished to the Comfort Care Business any goods or services without adequate consideration.

(h) Health Care Professionals. Except as set forth on Schedule 5.15(h), at all times since the Applicable Look-Back Date during which a Health Care Professional has provided any health care services to or on behalf of Comfort Care requiring the Health Care Professional to be licensed by a Governmental Authority, each such Health Care Professional has been and is duly licensed and holds all other necessary Permits and is otherwise qualified under Legal Requirements to provide such health care services in each applicable jurisdiction where the services are or were rendered. To the Knowledge of Comfort Care, no event has occurred, and no fact, circumstance or condition exists that has or reasonably may be expected to result in the denial, loss, revocation, suspension, or rescission of any such license or other Permit.

(i) Compliance Program. Comfort Care maintains a compliance plan and program, applicable to the Comfort Care Business as a whole and all Company Personnel, that materially satisfies all of the compliance plan elements recommended by the United States Department of Health and Human Services, Office of Inspector General. The Comfort Care Business is conducted in all material respects in accordance with such compliance plan and program. Comfort Care and each Seller have satisfied and complied with all material terms and conditions of the Qui Tam Settlements, including the making of all payments thereunder. To the Knowledge of Comfort Care, neither Comfort Care nor any Seller, or any of their agents, is a party, subject, or target of any lawsuit, administrative action, or investigation, or other Proceeding which is civil, criminal, or otherwise, by a Governmental Authority arising under, deriving from, involving, or relating to the Qui Tam Suits.

(j) Private Programs. Each Company and Subsidiary that receives reimbursement under or from any Private Program is, and has been since the Applicable Look-Back Date, in compliance, in all material respects, with the terms and conditions applicable to the participation of the Comfort Care Business in any such Private Program. There is no Proceeding which is pending, or, to the Knowledge of Comfort Care, threatened, applicable to such participation in any Private Program (which, for the avoidance of doubt, excludes any written notice or claim relating to payment refunds or adjustments received in the Ordinary Course of Business).

5.16 Taxes. Except as set forth on Schedule 5.16,

(a) All Tax Returns required to be filed by or, with respect to Comfort Care, prior to or on the date hereof have been duly and timely filed with the appropriate Governmental Authority, and each such Tax Return is true and complete in all material respects. All Taxes due and payable by Comfort Care (whether or not shown on any such Tax Return) have been timely paid in full, whether disputed or not. All Taxes not yet due or payable have been adequately reserved on the financial statements of Comfort Care in accordance with GAAP. Since the Comfort Care Interim Financial Statements, no member of Comfort Care has incurred any liability for Taxes arising from extraordinary gains or losses or outside the ordinary course of business consistent with past custom and practice. Comfort Care is not a beneficiary of any extension of time within which to file any Tax Return. No written claim has been made by any Governmental Authority in a jurisdiction where Comfort Care has not filed a particular type of Tax Return or paid a particular type of Tax that it is or may be required to file such Tax Return or pay such type of Tax in that jurisdiction.

(b) All Tax withholding and deposit requirements and all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, imposed on or with respect to Comfort Care or its employees have been satisfied in full.

(c) There are no Liens (other than Permitted Liens) on any of the Comfort Care Assets or the Membership Interests that are attributable to any Tax liability or payment obligation and, as of the Closing, there will be no such Liens on the Comfort Care Assets (other than Permitted Liens) or the Membership Interests.

(d) There are no audits, administrative or judicial proceedings or other Claims pending against Comfort Care with respect to Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or, to the Knowledge of Comfort Care, threatened in writing with respect to any Tax Returns of Comfort Care. Comfort Care has not waived any statute of limitations in respect of Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency. All deficiencies asserted, or assessments made, against Comfort Care as a result of any examinations by any taxing authority have been fully and timely paid.

(e) No U.S. federal, state, local or foreign Tax examinations, audits or administrative or judicial or other Tax proceedings are pending or being conducted with respect to Comfort Care.

(f) Comfort Care (a) has not been a member of any affiliated, consolidated, combined, unitary or other similar Tax group or (b) has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise. Comfort Care has no current or potential contractual obligation to indemnify any other Person with respect to Taxes, and Comfort Care is not a party to or bound by any Tax allocation or tax sharing agreement with any Person.

(g) Comfort Care will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law); (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. law); (iv) installment sale or open transaction disposition made prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (vi) cash method of accounting or long-term contract method of accounting utilized prior to the Closing; (vii) an election under Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. law), or (viii) any income arising or accruing prior to the Closing and includable after the Closing under Subchapter K or Section 951, 951A, 956 or 965 of the Code, or (ix) the receipt of any Governmental Program Cash.

(h) Comfort Care has not distributed the stock of any corporation in a transaction satisfying, or purported to satisfy, the requirements of Section 355 or 361 of the Code within the last seven (7) years, and no stock of Comfort Care has been distributed in a transaction satisfying, or purported to satisfy, the requirements of Section 355 or 361 of the Code within the last seven (7) years.

(i) Comfort Care has not received any private letter rulings, technical advice memoranda or similar agreement or rulings ruling from the IRS (or any comparable ruling from any other taxing authority).

(j) Comfort Care has not entered into any listed, reportable or substantially similar transactions for purposes of Treasury Regulations Section 1.6011-4, or any transaction requiring disclosure under a corresponding or similar provision of Law.

(k) Comfort Care has not elected, through action or inaction, to benefit from any payroll tax relief, including tax credits and tax deferrals, under the Families First Coronavirus Response Act or the Coronavirus Aid, Relief, and Economic Security Act (including pursuant to Sections 2301 and 2302 of the Coronavirus Aid, Relief, and Economic Security Act), the Memorandum on Deferring Payroll Tax Obligations in or any similar legislation that addresses the financial impact of COVID-19 on employers. Comfort Care has not taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, under the CARES Act, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program.

(l) Schedule 5.16(l) sets forth the U.S. federal income tax classification of each Company and Subsidiary, and each Company and Subsidiary has been so treated since the formation of the applicable entity.

5.17 Litigation.

(a) Except as set forth on Schedule 5.17(a), as of the date of this Agreement there are, and since the Applicable Look-Back Date there has been, no actions, suits or Proceedings pending or, to the Knowledge of Comfort Care, threatened, at law or in equity, or before or by any Governmental Authority or before any arbitrator of any kind, against Comfort Care, except such actions, suits or Proceedings that (i) if determined adversely to Comfort Care would not reasonably be expected to result in (A) any material liability to Comfort Care or (B) Comfort Care entering into a (1) corporate integrity agreement or similar agreement or consent order with a Governmental Authority or (2) settlement agreement with a Governmental Authority pursuant to which Comfort Care has, or will have, any material ongoing reporting obligations or material outstanding liabilities or (ii) challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of the transactions contemplated hereby.

(b) there are no pending or, to the Knowledge of Comfort Care, threatened qui tam or related Proceedings against Comfort Care for or related to any allegations or reports of a potential or actual violation of any Legal Requirement.

(c) Except as set forth on Schedule 5.17(c), there are, and since the Applicable Look-Back Date there have been, no (i) Orders or unsatisfied penalties or awards against Comfort Care, or (ii) conciliation or settlement agreements related to any litigation, in each case with respect to which Comfort Care has ongoing obligations that are, individually or in the aggregate, material to Comfort Care. Comfort Care is, and since the Applicable Look-Back Date has been, in compliance, in all material respects, with all of the terms and requirements of each Order to which it, or any of its assets or properties, is, or since the Applicable Look-Back Date has been, subject.

(d) Except as set forth on Schedule 5.17(d), all litigation set forth on Schedule 5.17(a) is covered by the Insurance Policies.

5.18 Employees; Employee Relations.

(a) Except as set forth on Schedule 5.18(a), Comfort Care is, and since the Applicable Look-Back Date has been, in compliance with all Legal Requirements relating to the employment of personnel and labor, including provisions thereof relating to wages and hours, equal opportunity, collective bargaining or any other obligations under the National Labor Relations Act, plant closing and mass layoff, health and safety, termination of employment, paid leave, employee whistle-blowing, employee privacy, defamation, background checks and other consumer reports regarding employees and applicants, negligent hiring or retention, affirmative action and other employment-related obligations on federal contractors and subcontractors, unemployment insurance, the collection and payment of withholding and/or social security Taxes and any similar Tax, employee benefits, and workers’ compensation and immigration and employment eligibility verification, and the classification of Persons as employees or independent contractors, including with respect to the classification of employees and independent contractors and the classification of employees as exempt or non-exempt from applicable overtime Legal Requirements and for purposes of participation in the Employee Benefit Plans. Comfort Care has maintained legally adequate records regarding the service of all of their employees, including, where required by applicable Legal Requirements, records of hours worked.

(b) Except as set forth on Schedule 5.18(b) (i) Comfort Care is not a party to or bound by any collective bargaining agreement, labor agreement, work rules or practices or other Contract negotiated or entered into with a labor union, labor organization, or other collective bargaining representative, nor are any employees of Comfort Care represented by any labor union, labor organization, or trade union with respect to their employment with Comfort Care, (ii) there is no pending or, to the Knowledge of Comfort Care, threatened strikes, slowdowns, lockouts, stoppages, walkouts, jurisdictional disputes, picketing, unfair labor practice complaints or other material labor disputes or grievances, nor have there been any such disputes in the last three (3) years, involving any employee of Comfort Care and (iii) as of the date of this Agreement, there is no pending or, to the Knowledge of Comfort Care, threatened union organizational activities or election activities presently being made, relating to Comfort Care, and no such activities have occurred since the Applicable Look-Back Date.

(c) Schedule 5.18(c)(1) sets forth a true and complete listing of (i) the names of the employees and indicates for each such employee, full-time, part-time, PRN, or temporary status, (ii) each employee’s current annual salary (or rate of pay), whether annual, salary or hourly, daily, weekly, semi-monthly, or monthly rate, (iii) any other compensation now payable (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), (iv) each employee’s accrued vacation, sick leave or personal leave if applicable, (v) date of employment and position, (vi) whether the employee is classified as exempt or non-exempt from applicable wage and hour Legal Requirements, in each case as of August 9, 2021, and (vii) any severance potentially payable to such employee upon termination of employment. Schedule 5.18(c)(2) sets forth a true, correct and complete listing of (i) the names of all individuals engaged by Comfort Care as an independent contractor, (ii) each such individual’s compensation arrangement with Comfort Care, and (iii) whether each such individual has entered into a written agreement regarding his or her contractor agreement. Except as set forth in Schedule 5.18(c)(3), the employment of each employee of Comfort Care and the engagement of any independent contractor of Comfort Care is terminable by will by Comfort Care without any penalty, liability or severance obligation incurred by Comfort Care. To the Knowledge of Comfort Care, no employee with a base salary of $100,00 and no group of employees has given notice, or expressed an intent to provide such notice, of termination of employment.

(d) Except as set forth on Schedule 5.18(d), there is, and for the last three (3) years, there have been, no (i) outstanding, pending, or to the Knowledge of Comfort Care, threatened claim of unfair labor practice charges against Comfort Care with the National Labor Relations Board, or any foreign equivalent of the National Labor Relations Board, (ii) outstanding, pending, or, to the Knowledge of Comfort Care, threatened actions or proceedings before the U.S. Citizenship and Immigration Services, the U.S. Department of Labor or any of its subdivisions, the U.S. Equal Employment Opportunity Commission, or the state equivalents of these U.S. federal agencies, as well as any equivalent foreign agencies, departments, or regulatory bodies, and (iii) outstanding, pending, or, to the Knowledge of Comfort Care, threatened actions or proceedings, at law or in equity, by any current or former employees of Comfort Care for matters arising out of their employment with Comfort Care or their termination or resignation therefrom, including claims for torts, unpaid wages, unpaid or unfunded benefits, claims under workers’ compensation laws, occupational safety laws, worker eligibility laws, unemployment laws, or social security laws, leave laws, breach of contract, express or implied, written or oral, violation of Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the National Labor Relations Act, the Fair Labor Standards Act, ERISA, the Families First Coronavirus Response Act or their state or foreign law equivalents (all, as amended).

(e) Comfort Care is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the Ordinary Course of Business). With respect to the transactions contemplated by this Agreement, any notice to the employees of Comfort Care or its Representatives required under a collective bargaining agreement or applicable Legal Requirement has been provided, and all bargaining, consultation or similar obligations to the employees of Comfort Care or its Representatives required under a collective bargaining agreement or applicable Legal Requirement have been satisfied. Since January 1, 2018, Comfort Care has not implemented any employee layoffs or plant closures that did or could give rise to notice or payment obligations under the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state and local laws related to plant closings, relocations, mass layoffs and employment losses (“WARN”), and no such activities have been announced or are planned.

(f) Regarding each applicable Governmental Reimbursement Program, Comfort Care is, and since the Applicable Look-Back Date, has been, in compliance, in all material respects, with Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans’ Readjustment Assistance Act, and Executive Order 13706, each including all implementing regulations and applicable guidance.

(g) Except as set forth on Schedule 5.18(g), each employee of Comfort Care is (i) a United States citizen, (ii) a United States national, (iii) a lawful permanent resident of the United States, or (iv) an alien authorized to work in the United States either specifically for Comfort Care or for any United States employer Comfort Care has completed a Form I-9 (Employment Eligibility Verification) for each employee hired since November 6, 1986, and each such Form I-9 has since been updated as required by applicable Legal Requirements and, to the Knowledge of Comfort Care, is correct and complete. For each employee of Comfort Care employed in the United States, an authorized official of Comfort Care has reviewed the original documentation relating to the identity and employment authorization of such employee in compliance with applicable Legal Requirements and such documentation appeared, to such official, to be genuine on its face and to relate to the employee presenting such documentation. Further, where required by applicable Legal Requirements, Comfort Care utilizes E-Verify pursuant to the terms of the E-Verify Memorandum of Understanding.

(h) To the Knowledge of Comfort Care, no employee or independent contractor of Comfort Care is in violation of any term of any Contract with respect to employment, consulting, non-disclosure, non-competition, non-solicitation or proprietary information, common law non-disclosure obligation, or any other Contract relating to confidential or proprietary information, intellectual property, competition, or related matters, and the continued employment by Comfort Care of its respective employees, and the performance of the contracts with Comfort Care by their respective independent contractors, will not result in any such violation.

(i) Comfort Care has provided or made available to Buyer all material written policies, rules and procedures applicable to employees that have been adopted by Comfort Care.

(j) To the Knowledge of Comfort Care, since the Applicable Look-Back Date, (i) Comfort Care has promptly, thoroughly and impartially investigated all sexual harassment allegations made by or about any employee of Comfort Care, (ii) with respect to each such allegation with potential merit, Comfort Care has taken prompt corrective action that is reasonably calculated to prevent further harassment, (iii) Comfort Care does not reasonably expect any liabilities or losses with respect to any such sexual harassment allegation; and (iv) Comfort Care has not entered into any settlement agreements related to allegations of sexual harassment made by or about any employee or independent contractor of Comfort Care.

(k) No employee layoff, facility closure or shutdown (whether voluntary or by Legal Requirement), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees or individual independent contractors the Comfort Care has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Legal Requirement, directive, guideline or recommendation by any Governmental Authority in connection with or in response to COVID-19. Comfort Care has not otherwise experienced any material employment-related liability with respect to COVID-19. No current or former employee of Comfort Care has filed or, to the Knowledge of Comfort Care, threatened, any Proceedings against Comfort Care related to COVID-19.

5.19 Employee Benefit Matters.

(a) Schedule 5.19(a) contains a true and complete list of all Employee Benefit Plans. With respect to each Employee Benefit Plan, true, current and complete copies of each of the following have been made available to Buyer, as applicable: (i) the plan document together with all amendments and material contracts relating thereto, (ii) the most recent summary plan description and summary of material modifications thereto, (iii) in the case of any plan that is intended to be qualified under Code Section 401(a), the most recent determination, opinion, or advisory letter from the IRS and any related correspondence, (iv) in the case of any plan for which Forms 5500 are required to be filed, the Form 5500 (and all attachments and auditor’s reports thereto) for the three (3) most recent plan years, (v) copies of the non-discrimination testing results for the three (3) most recent plan years, and (vi) all non-routine correspondence received by the Comfort Care from any Governmental Authority with respect to each Employee Benefit Plan within the past three (3) years.

(b) Except as set forth on Schedule 5.19(b), no Employee Benefit Plan is or was within the past six (6) years, and neither Comfort Care nor any of its ERISA Affiliates has or reasonably expects to have any liability or obligation under (including current or potential withdrawal liability) (i) any “multiemployer plan” (as that term is defined in Section 3(37) of ERISA); (ii) any Contract, plan, agreement or arrangement, whether or not terminated, which provides medical, health, life insurance or other welfare type benefits for current employees or current or future retired or terminated employees (except for continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable state law); (iii) any employee plan which is a “defined benefit plan” (as that term is defined in Section 3(35) of ERISA), whether or not terminated; (iv) a “multiple employer plan” as described in Section 413(c) of the Code, or (v) a “multiple employer welfare arrangement” as described in Section 3(40) of ERISA.

(c) Except as set forth on Schedule 5.19(c), (i) each Employee Benefit Plan (and related trust and insurance contracts) have been established and maintained in accordance with and in compliance, in all material respects, in form and in operation with their terms and the applicable requirements of ERISA and the Code, including the requirements of Section 4980B of the Code; (ii) all contributions, premiums and other similar payments to, and payments from, the Employee Benefit Plans which are required to have been made by Comfort Care or any of its ERISA Affiliates with respect to any period ending on or before the Closing Date, in accordance with the Employee Benefit Plans, have been timely made; (iii) all material reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been duly and timely filed or distributed; and (iv) Comfort Care and its ERISA Affiliates have each performed all material obligations required to be performed by it under, is not in violation of any Employee Benefit Plan provision.

(d) Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code either have been determined by the Internal Revenue Service to be so qualified or is maintained pursuant to a favorable opinion letter from the Internal Revenue Service, and, to the Knowledge of Comfort Care, no event has occurred and no condition exists with respect to the form or operation of such Employee Benefit Plan which would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code.

(e) No non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) for any Employee Benefit Plans, and no reportable event, as defined in ERISA, has occurred in connection with the Employee Benefit Plans. Neither Comfort Care, any ERISA Affiliate nor any employee thereof, nor any trustee, administrator, other fiduciary or any other “party in interest” or “disqualified person” with respect to the Employee Benefit Plan, has engaged in a prohibited transaction which could result in a material Tax or penalty on Comfort Care or any ERISA Affiliate under Section 4975 of the Code or Section 502(i) of ERISA.

(f) There are (i) no investigations pending or, to the Knowledge of Comfort Care, threatened by any Governmental Authority involving any Employee Benefit Plan; and (ii) no pending or, to the Knowledge of Comfort Care, threatened Proceedings against any Employee Benefit Plan, against the assets of any of the Trusts under any Employee Benefit Plan or against Comfort Care or any ERISA Affiliate or fiduciary of any Employee Benefit Plan with respect to the operation of such plan or asserting any rights or claims for benefits under any Employee Benefit Plan or against the assets of any trust under such plan (other than routine claims for benefits).

(g) Comfort Care and each ERISA Affiliate has complied in all material respects with (i) the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, and (ii) the affordability and minimum essential coverage requirements, and all other requirements, of the Patient Protection and Affordable Care Act of 2010, as amended, in each case, with respect to each Employee Benefit Plan that is a group health plan.

(h) Each “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1) and applicable regulations) with respect to any service provider of Comfort Care thereof and to which Comfort Care thereof is a party or otherwise subject has been maintained and operated in compliance with, and the document(s) evidencing such arrangement comply with, the requirements of Section 409A of the Code and regulations and other guidance promulgated thereunder, and no additional Tax under Section 409A of the Code has been or could be incurred by a service provider. Comfort Care has no obligation (whether pursuant to a Employee Benefit Plan or otherwise) to indemnify, “gross-up”, reimburse or otherwise compensate any individual with respect to the additional Taxes or interest imposed pursuant to Section 409A of the Code.

(i) Except as set forth on Schedule 5.19(i), the execution of, and consummation of the transactions contemplated by this Agreement will not (either done alone or in conjunction with any other action by Comfort Care or any ERISA Affiliate prior to the Closing) (i) entitle any current or former employee, director, manager, officer, consultant, independent contractor, contingent worker, or leased employee (or any dependents, spouses, or beneficiaries thereof) to any bonuses, severance pay or any other transaction related payments or (ii) accelerate the time of payment or vesting, or increase the amount of compensation and/or benefits due to such individual.

(j) BUYER ACKNOWLEDGES THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 5.19 ARE THE ONLY REPRESENTATIONS AND WARRANTIES BEING MADE BY THE HOLDING COMPANIES IN THIS AGREEMENT WITH RESPECT TO ANY EMPLOYEE BENEFIT PLAN.

5.20 Environmental Matters.

(a) Except as set forth on Schedule 5.20(a), Comfort Care and the Comfort Care Assets have been and are in compliance in all material respects with all applicable Environmental Laws and Environmental Authorizations.

(b) Except as set forth on Schedule 5.20(b), (i) all Environmental Authorizations required under applicable Environmental Laws for operating the Comfort Care Business and owning, leasing or operating the Comfort Care Assets as they are currently being operated, owned or leased are set forth on Schedule 5.20(b)(i) and are currently in full force and effect; (ii) no Seller nor any of their Affiliates nor Comfort Care has received any written notice that, (1) any such existing Environmental Authorization will be revoked, suspended, modified or restricted, (2) any application currently pending for any new Environmental Authorization will be denied, modified or delayed, or (3) any renewal of any existing Environmental Authorization will be denied, modified or delayed. To the Knowledge of Comfort Care, no event has occurred, or circumstance exists that is reasonably likely to result in a Proceeding by any Governmental Authority to modify, suspend, revoke, withdraw, terminate, or otherwise materially limit or restrict any such Environmental Authorizations. All applications and other filings required for the renewal of any of the Environmental Authorizations have been duly and timely filed with the appropriate Governmental Authority.

(c) Except as set forth on Schedule 5.20(c), there are no Claims pending or, to the Knowledge of Comfort Care, since the Applicable Look-Back Date, threatened in writing under any Environmental Law against Comfort Care, and neither Comfort Care, nor any of its Affiliates, has otherwise received written notice from any Governmental Authority or other Person of alleged violation of, non-compliance with, or liability of Comfort Care under, any Environmental Law or Environmental Authorizations with respect to the Comfort Care Business or the Comfort Care Assets.

(d) Except as set forth on Schedule 5.20(d), to the Knowledge of Comfort Care, there has been no use, generation, treatment, storage, disposal, or Release of Hazardous Materials by Comfort Care in connection in violation of or which could be the basis for liability under Environmental law or for which any investigatory, remedial, monitoring or restoration actions required under Environmental Laws have not been performed and completed.

(e) Comfort Care has delivered to Buyer true and complete copies of all environmental Phase I reports and other investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of Comfort Care in relation to the current or prior business of Comfort Care or any real property presently or formerly owned, leased, or operated by Comfort Care (or its predecessors) that are in the possession, custody or control of Comfort Care.

(f) BUYER ACKNOWLEDGES THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 5.20 ARE THE ONLY REPRESENTATIONS AND WARRANTIES BEING MADE BY THE HOLDING COMPANIES IN THIS AGREEMENT RELATED TO ANY ENVIRONMENTAL LAW OR COMPLIANCE THEREWITH IN ANY RESPECT.

5.21 Insurance. Schedule 5.21 sets forth a true and complete list of all policies, binders and insurance contracts under which Comfort Care, the Comfort Care Business or the Comfort Care Assets is insured (including insurer, named insured, type of coverage, limits of insurance and expiration date) (the “Insurance Policies”). To the Knowledge of Comfort Care, the Insurance Policies are provided by financially solvent insurers. All premiums due and payable under all such Insurance Policies have been paid and all such Insurance Policies are in full force and effect in accordance with their terms as of the date hereof and during the five (5) years immediately preceding the date hereof and, except as provided on Schedule 5.21, will continue to be in full force and effect at Closing. Comfort Care has not received any notice of default, cancellation or non-renewal with respect to any such policy. Comfort Care has not entered into any self-insuring agreement concerning their liabilities. Except as disclosed on Schedule 5.21, no pending claims made by or on behalf of Comfort Care under such policies have been denied or are being defended against third parties under a reservation of rights by an insurer of Comfort Care. To the Knowledge of Comfort Care, no event has occurred, including the failure by Comfort Care to give any notice or information or Comfort Care giving any inaccurate or erroneous notice or information, which would materially limit or impair the rights of Comfort Care under any such insurance policies. Schedule 5.21 lists any insurance policy that is not considered finalized from a premium audit, retrospective premium adjustment or experienced-based liability perspective. No premium audit, retrospective premium adjustment or experienced-based liability adjustment is pending or due by Comfort Care that would reasonably be expected to result in a material retroactive upward adjustment in premium, liability or losses under the Insurance Policies. Schedule 5.21 contains a true and complete list of all material current and open or known claims related to the Comfort Care Business under any of the policies listed in Schedule 5.21. The limits of insurance of the Insurance Policies have not been materially eroded by the payment of claims. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to Comfort Care and are sufficient for compliance with all applicable Legal Requirements and Contracts to which Comfort Care is a party or by which it is bound.

5.22 Debt. Schedule 5.22 sets forth (i) the amount of all outstanding Debt of Comfort Care, (ii) any Liens with respect to such Debt, and (iii) a list of each material instrument or agreement governing such Debt (true and correct copies of which have been provided or made available to Buyer).

5.23 Accounts Receivable. All notes and accounts receivable of Comfort Care are reflected properly on its books and records, are valid, have arisen from bona fide transactions in the Ordinary Course of Business of Comfort Care, and, to the Knowledge of Comfort Care, are not subject to any defense or offset.

5.24 Fraud and Abuse; Self-Referral; False Claims. 5.25 Since the Applicable Look-back Date, and Except as disclosed in Schedule 5.24, neither Comfort Care nor, to the Knowledge of Comfort Care, any of the Company Personnel with respect to their participation in or conduct on behalf of the Comfort Care Business, have:

(a) engaged in any activities, including those related to the receipt or payment of remuneration, which are prohibited under the Anti-Kickback Statute or 42 U.S.C. §§1320a-7 or1320a-7(a) or the regulations promulgated pursuant to such Legal Requirements or which are prohibited by state or rules of professional conduct;

(b) submitted any claim in connection with any referral to the Comfort Care Business which violated any applicable self-referral law, including the Stark Law, or any applicable state self-referral Legal Requirements, or entered into any arrangement involving any financial relationship, directly or indirectly, by or with a physician or immediate family member of a physician, that constitutes a violation of the Stark Law;

(c) submitted any claim for payment to any payor source, either governmental or nongovernmental, in violation of the False Claims Act;

(d) engaged in any activity or omitted to take required action, such as the filing or submission of any claim for reimbursement, report or other documentation, in violation in any material respect of any Health Care Laws;

(e) knowingly and willfully made or caused to be made a false statement or representation of fact in any application for any benefit or payment;

(f) knowingly and willfully made or caused to be made any false statement or representation of a fact for use in determining rights to any benefit or payment;

(g) failed to timely return any Governmental Reimbursement Program or Private Program overpayments as required by such programs or applicable Health Care Laws; or

(h) entered into any agreement providing for the referral of any patient for the provision of goods or services to or from the Comfort Care Business that constitutes a violation of Health Care Laws.

5.25 Largest Payors.

(a) Schedule 5.25 sets forth a list of the ten (10) largest payors (whether a Governmental Reimbursement Program or a private payor program) of (1) Comfort Care Home Health and the Home Health Subsidiaries and (2) Comfort Care Hospice and the Hospice Subsidiaries, as measured by the dollar amount of payments therefrom, as of the six (6) months ended June 30, 2021, showing the approximate total payments received by Comfort Care from each such payor (“Material Payors”) and the Material Contracts associated therewith.

(b) During the last twelve (12) months, Comfort Care has not received any written notice from any of the Material Payors that such Person intends to (i) cease paying claims to Comfort Care, or (ii) materially limit or reduce such payments to Comfort Care.

5.26 Bank Accounts and Powers of Attorney. Schedule 5.26 sets forth each bank, savings institution and other financial institution with which Comfort Care has an account and the names of all Persons authorized to draw thereon. Each Person holding a power of attorney or similar grant of authority on behalf of Comfort Care is identified on Schedule 5.26.

5.27 COVID-19.

(a) Except as disclosed in Schedule 5.27(a), Comfort Care has not received, or issued, any written notice seeking (i) to excuse a non-performance or delay a performance under any Material Contract or Leased Real Property due to interruptions caused by COVID-19 (through invocation of force majeure or similar provisions, or otherwise) or (ii) to materially modify any Material Contract or Scheduled Leases due to COVID-19.

(b) Schedule 5.27(b) sets forth all CARES Act stimulus fund programs in which Comfort Care is participating, and the amount of funds received or requested by Comfort Care for each such program on or after April 10, 2020, including any PPP Loans (together with any additional CARES Act stimulus funds hereafter received by Comfort Care, the “Stimulus Funds”). Except as set forth on Schedule 5.27(b), Comfort Care has not requested any advance payments from Medicare pursuant to the applicable CARES Act stimulus fund program. Except as set forth on Schedule 5.27(b), Comfort Care is in compliance in all material respects with the terms and conditions of the Stimulus Funds and all related certifications for the receipt of such funds, and all such related certifications were, when submitted, true and correct in all material respects. Comfort Care has provided Buyer with copies of all relevant materials in its possession supporting such compliance. Except as set forth on Schedule 5.27(b), Comfort Care has used the proceeds of the Stimulus Funds only for the permitted purposes under the applicable laws, regulations and guidance promulgated under the CARES Act or other rulemaking with respect to the Stimulus Funds, which were in effect at the time of such use.

(c) Except as set forth on Schedule 5.27(c), Comfort Care has not applied for or received an acceleration of Medicare payments under the Accelerated & Advanced Payment Program or received any payment with respect thereto.

(d) Schedule 5.27(d) sets forth all grants received by Comfort Care from the United States Department of Health and Human Services (or its agent(s)) under the CARES Act Provider Relief Fund (the “PRF Payments”). Each such recipient was qualified to receive the PRF Payments and has submitted all application and attestation documentation required with respect to receipt and retention of the PRF Payments. Each such recipient has complied in all material respects with all terms and conditions and applicable Legal Requirements with respect to the PRF Payments. Comfort Care has provided Buyer with copies of all materials supporting such compliance. Except as set forth on Schedule 5.27(d), as of the Closing, Comfort Care will have spent or utilized all such funds received pursuant to the CARES Act Provider Relief Fund. Except as set forth on Schedule 5.27(d), Comfort Care has not applied for any additional payments from the CARES Act Provider Relief Fund other than the PRF Payments already received.

(e) Except as set forth in Schedule 5.27(d), other than the Stimulus Funds and the PRF Payments, Comfort Care has not received any other loan, grant, or funding from any Governmental Authority as a result of, or in connection with, COVID-19.

(f) Schedule 5.27(f) sets forth the total amount of Taxes of Comfort Care, the payment of which has been deferred by Comfort Care under the authority of Section 2302 of the CARES Act. Schedule 5.27(f) shall be updated by Comfort Care to reflect such amount as of the Closing.

(g) Comfort Care has not utilized the Employee Retention Tax Credit under the CARES Act to either offset tax deposits or receive an advance Tax Refund.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers, as of the date hereof, as follows:

6.1 Organization; Good Standing. Buyer is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.2 Foreign Qualification; Power. Except as would not reasonably be expected to materially impair Buyer’s ability to perform its respective obligations under each Transaction Document to which Buyer is a party, Buyer is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the nature of the business as now conducted or the character of the property owned or leased by Buyer makes such qualification necessary. Buyer has all requisite power and authority to own its respective properties and assets and to carry on its businesses as currently conducted.

6.3 Authority; Enforceability. Buyer has all requisite power and authority to execute and deliver each Transaction Document to which Buyer is or will be a party and to perform Buyer’s obligations thereunder. The execution and delivery of each Transaction Document to which Buyer is or will be a party and the performance of Buyer’s respective obligations contemplated thereby have been duly and validly approved by all action necessary on behalf of Buyer. Each Transaction Document to which Buyer is or will be a party constitutes or will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exception, assuming in each case that such Transaction Document has been duly executed and delivered by each Party, other than Buyer, to such Transaction Document.

6.4 Absence of Conflicts. Neither the execution and delivery by Buyer of any Transaction Document to which Buyer is or will be a party, nor the consummation of the transactions contemplated thereby by Buyer will materially violate or breach the terms of, cause a material default under, conflict with, result in the loss by Buyer of any material rights or benefits under, impose on Buyer any material additional or greater burdens or obligations under, create in any other Person the right to accelerate, terminate, modify or cancel, require any notice or consent or give rise to any preferential purchase right, right of first refusal, right of first offer or similar right under (i) any applicable Legal Requirement or (ii) the Organizational Documents of Buyer.

6.5 Brokers’ Fees. Neither Buyer nor Buyer’s Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Sellers or their respective Affiliates could become liable or obligated.

6.6 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Buyer, threatened at law or in equity, or before or by any Governmental Authority or before any arbitrator of any kind, against Buyer or any of Buyer’s Affiliates that adversely affect or would adversely affect Buyer’s performance under this Agreement or other Transaction Documents to which Buyer is or will be a party or the consummation by Buyer of the transactions contemplated hereby or thereby.

6.7 Availability of Funds. Buyer has (and will have on the Closing Date) the necessary and immediately available funding to fund, in cash, all of the amounts required to be provided by Buyer for the consummation of the transactions contemplated hereby and the other Transaction Documents to which it is or will be a party and sufficient for the satisfaction of all of Buyer’s obligations under this Agreement and the other Transaction Documents to which it is or will be a party, including the payment of the amounts payable pursuant to Section 2.2, and the payment of all associated costs and expenses of Buyer in connection with the transactions contemplated by this Agreement and the other Transaction Documents to which it is or will be a party. Such funding is not subject to any delay, restriction or required consent. Buyer has not incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in any case which would impair or adversely affect such funding. Buyer acknowledges and agrees that Buyer’s performance of its respective obligations under this Agreement is not in any way contingent upon the availability of financing of any kind to Buyer, whether or not for, or related to, the transactions contemplated by this Agreement.

6.8 Securities. Buyer is acquiring the Membership Interests hereunder for investment, solely for Buyer’s own account and not with a view to, or for resale in connection with, any distribution or other disposition thereof in violation of the Securities Act or any applicable state securities law. Buyer acknowledges that none of the Membership Interests may be resold in the absence of registration, or the availability of an exemption from such registration, under the Securities Act or any applicable state securities law. Buyer is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Membership Interests. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Membership Interests.

6.9 Solvency. Assuming the representations and warranties of the Sellers and the Companies contained in this Agreement are true in all respects, at and immediately after the Closing, and after giving effect to the transactions contemplated hereby, the Buyer and Comfort Care will each be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), will have adequate capital with which to engage in its business and will not have incurred and does not immediately plan to incur debts beyond its ability to pay as they become absolute and matured. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any of Buyer, the Companies, or the Subsidiaries.

6.10 HSR. As of the date of this Agreement, Buyer has no actual knowledge of any fact or circumstance particular to Buyer that could reasonably be expected to hinder or delay the obtaining of clearance or the expiration or termination of the required waiting period under the HSR Act or any other applicable Antitrust Laws.

ARTICLE VII

COVENANTS

7.1 Conduct of Business Prior to the Closing. From the date hereof to the earlier of the date of termination of this Agreement pursuant to Section 11.1 or the Closing Date, except as otherwise expressly provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall, and shall cause Comfort Care to (a) conduct the Comfort Care Business in the Ordinary Course of Business of Comfort Care and in compliance, in all material respects, with all applicable Legal Requirements, (b) use commercially reasonable efforts to maintain and preserve intact the rights, assets, Permits and current organization and business of Comfort Care and to preserve the rights, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with them, (c) maintain in effect all Permits that are required for such Company or Subsidiary to carry on the Comfort Care Business, (d) maintain the books and records of such Company and Subsidiary in a manner consistent with past practice, and (e) perform in all material respects all of such Company’s or Subsidiary’s obligations under the Material Contracts and Scheduled Leases. The Parties hereby acknowledge and agree that between the date hereof and the Closing, or contemporaneously with the Closing, Sellers may cause the Companies and Subsidiaries to declare, set aside and otherwise distribute all Cash held by or in the name of the same to Sellers in respect of the Membership Interests.

7.2 Restrictions on Conduct of Business Prior to the Closing. Without limiting the generality or effect of the provisions of Section 7.1, and except as set forth on Schedule 7.2, prior to the Closing, the Sellers shall not do or permit any Company or Subsidiary to do any of the following (except to the extent expressly provided otherwise in this Agreement) without the written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) Organizational Documents. Cause or permit any amendments to, or restatements of, the Comfort Care Organizational Documents;

(b) Non-Cash Distributions; Changes in Equity. Declare or pay any non-Cash distributions on or make any other non-Cash distributions in respect of any of the Membership Interests, or split, combine or reclassify any of the Membership Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Membership Interests, or repurchase or otherwise acquire, directly or indirectly, any Membership Interests;

(c) Material Contracts. Enter into, amend in any material respect or terminate (i) any Contract with a payor that provides for aggregate annual payments in excess of $100,000 during any Annual Period or (ii) any other Material Contract or Real Property Lease, except (A) in the Ordinary Course of Business; or (B) to renegotiate in the Ordinary Course of Business, the terms of, or otherwise extend, any other Material Contract or Scheduled Leases that has expired or is scheduled to expire prior to, or within six (6) months of, the anticipated Closing Date;

(d) Issuance of Equity Interests. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Equity Interests or securities convertible into, or subscriptions, rights, warrants or options to acquire Equity Interests or other Contracts of any character obligating it to issue any such Equity Interests or other convertible securities;

(e) Intellectual Property. Transfer to any Person, or enter into any license with respect to, any rights to any Company or Subsidiary Intellectual Property Rights, other than in the Ordinary Course of Business;

(f) Acquisitions. Acquire (by merging or consolidating with, purchasing all or substantially all of the assets or Equity Securities of, or by any other manner acquiring) any Person, other than transactions entered into in the Ordinary Course of Business, prior to the date of this Agreement;

(g) Dispositions. Sell, lease, license or otherwise dispose of or encumber (other than Permitted Liens) any of the Comfort Care Assets or enter into any Contract with respect to the foregoing, other than in the Ordinary Course of Business;

(h) Debt. Incur any Debt (other than pursuant to existing credit facilities) or guarantee any Debt or issue or sell any Debt securities or guarantee any Debt securities of others other than Debt in order to fund any Company or Subsidiary operation in the Ordinary Course of Business;

(i) Liens. Subject any Comfort Care Assets or Owned Real Property of any Company or Subsidiary to any Liens other than Permitted Liens;

(j) Payment of Obligations. Pay, discharge or satisfy any claim or liability other than in the Ordinary Course of Business (other than the payment, discharge, or satisfaction of liabilities reflected in or reserved against in the Comfort Care Financial Statements);

(k) Employee Benefit Plans. (i) Change in any material respect the compensation or benefits payable or provided to any Company or Subsidiary managers, directors, officers, employees, independent contractors, consultants or agents, or any bonus payment made to, or arrangement made with, any such managers, directors, officers, employees, independent contractors, consultants or agents, in each case, except as required by applicable Legal Requirements, this Agreement or any existing Employee Benefit Plan, (ii) establish or create any employment, deferred compensation or severance arrangement or Employee Benefit Plan, or amend or terminate any of the foregoing, other than in the Ordinary Course of Business consistent with past practice solely with respect to any annual renewals for group health and welfare plans or as required by applicable Legal Requirements; or (iii) hire any officer, employee or independent contractor of any Company or Subsidiary earning annual base compensation in excess of $100,000;

(l) Lawsuits; Settlements. Settle or agree to settle any pending or threatened Proceeding in any manner that involves material ongoing obligations for any Company or any Subsidiary;

(m) Taxes. Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any Tax sharing or similar agreement, consent to any extension or waiver of the statute of limitations period applicable to any Taxes, Tax Return or claim for Taxes, amend any Tax Return, enter into any closing agreement with respect to Taxes, fail to file any Tax Return when due, settle any claim or assessment in respect of Taxes of any Company or Subsidiary, or surrender any right to claim a material refund of Taxes;

(n) Labor Union Agreements. Enter into any collective bargaining agreement or other Contract with any labor union or labor organization;

(o) Accounting. Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the Ordinary Course of Business), except in each case as required by changes in GAAP as concurred with its independent accountants;

(p) Insurance. Fail to maintain insurance covering the Comfort Care Business or any of the assets and properties of any Company or Subsidiary comparable in amount and scope to coverage maintained as of the date hereof, or fail to materially comply with, or to use commercially reasonable efforts to pursue any material claim under, any such insurance policy;

(q) Indemnification of Certain Persons. Enter into any Contract or commitment to indemnify any director, manager, member, officer or employee;

(r) Liquidate, Dissolve or Wind-Up. Liquidate, dissolve or wind-up;

(s) Transfer of Membership Interests. Permit, consent to or otherwise acquiesce with any Seller’s direct or indirect sale, assignment, disposition or transfer of all or any portion of his or her Membership Interests; or

(t) Other. Take, or agree in writing to take, any of the actions described in clauses (a) through (s) of this Section 7.2.

Notwithstanding anything to the contrary set forth in any Transaction Document, (i) neither Buyer nor any of its Affiliates shall have, directly or indirectly, the right to control or direct the operations of Comfort Care prior to the Closing Date, (ii) prior to the Closing Date, Comfort Care shall have the right to exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations, and (iii) no consent of Buyer shall be required with respect to any matter set forth in Section 7.2 or elsewhere in this Agreement to the extent the requirement of such consent would, upon the advice of Comfort Care’s counsel, violate any Legal Requirement.

7.3 Access to Information. From the date hereof to the earlier of the date of termination of this Agreement pursuant to Section 11.1 or the Closing Date, Sellers shall, and shall cause Comfort Care to, (a) afford Buyer, its lenders and its Representatives reasonable access from time to time to and the right to inspect all of the real property, assets, premises, Contracts and other documents and data related to Comfort Care, including the Books and Records, during normal business hours; (b) furnish Buyer, its lenders and its Representatives with such financial, operating and other data and information related to Comfort Care as Buyer or any of its Representatives may reasonably request including in connection with the preparation of the consolidated audited financial statements of Comfort Care for 2020 and the reviewed consolidated financial statements of Comfort Care for the period ending on the Closing Date (which shall be at Buyer’s cost); and (c) instruct the Representatives of Sellers and Comfort Care to cooperate with Buyer in its investigation of Comfort Care and the preparation of the financial statements described in clause (b) of this Section 7.3; provided, however, that such access, copies and inspections shall be at the requesting Party’s expense. Any investigation pursuant to this Section 7.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of Comfort Care. Notwithstanding the foregoing provisions of this Section 7.3, Sellers shall not be required to grant access or furnish information to Buyer or Buyer’s Representatives to the extent that (a) such information is of a competitively sensitive nature or is subject to an attorney/client or attorney work product privilege; provided, that in each such case the applicable Company and Subsidiary shall reasonably cooperate with Buyer to enable Buyer and its Representatives to enter into appropriate confidentiality, joint defense or similar arrangements so that Buyer and its Representatives may have reasonable access to such information, or (b) such access or the furnishing of such information is prohibited by applicable Legal Requirement or an existing contract. Notwithstanding the foregoing provisions of this Section 7.3, Buyer shall not have access to personnel records of Comfort Care relating to individual performance or evaluation records, medical histories or other information that in such entity’s good-faith opinion the disclosure of which could subject Comfort Care or any of their Affiliates to risk of liability. In addition, except as otherwise expressly permitted pursuant to this Section 7.3, Buyer shall not contact any personnel of Comfort Care other than management-level employees regarding, or in connection with, the transactions contemplated by this Agreement without the express prior consent of the Sellers’ Representative, or such other Person as has been designated by the Sellers’ Representative in writing. All information provided pursuant to this Agreement shall remain subject in all respects to the Confidentiality Agreement. Notwithstanding anything to the contrary, nothing herein shall be construed as granting Buyer or its Representatives access to any suppliers, customers, patients, distributors, strategic partners or brokers of Comfort Care (except in the Ordinary Course of Business of Comfort Care and unrelated to the transactions contemplated hereby), without the prior written consent of Sellers’ Representative, in his or her sole discretion.

7.4 No Solicitation of Other Bids. From the date hereof to the earlier of the date of termination of this Agreement pursuant to Section 11.1 or the Closing Date, Sellers shall not, and shall not authorize or permit any of their Affiliates (including any Company and Subsidiary) or any of its, his or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause their Affiliates (including any Company and Subsidiary) and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to an Acquisition Proposal. Sellers shall promptly (and in any event within two (2) Business Days) notify Buyer of the existence of any bona fide Acquisition Proposal received by Seller or any Company or Subsidiary after the date hereof.

7.5 Notice of Certain Events.

(a) From the date hereof to the earlier of the date of termination of this Agreement pursuant to Section 11.1 or the Closing Date, Sellers’ Representative shall promptly notify Buyer (with respect to Sellers or any Company or Subsidiary) in writing of, and Buyer shall promptly notify Sellers’ Representative (with respect to Buyer) in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (1) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (2) has resulted in, or would reasonably be expected to result in, any representation or warranty made by the notifying Party hereunder not being true and correct, or (3) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 9.2(a) to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any actions, suits or proceedings commenced or threatened against, relating to or involving or otherwise affecting (A) Sellers, any Company or any Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed by Sellers pursuant to Section 5.17; (B) Buyer that, if pending as of the date of this Agreement, would have been required to have been disclosed by Buyer pursuant to Section 6.6; or (C) any Party that, if pending after the date of this Agreement, relates to the consummation of the transactions contemplated by this Agreement.

(b) A Party’s receipt of information pursuant to this Section 7.5 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by such Party in this Agreement or any right to indemnification under Article X and shall not be deemed to amend or supplement the Schedules to this Agreement.

7.6 Approvals and Consents.

(a) Comfort Care and Buyer have, prior to the execution by all Parties of this Agreement, caused to be completed and filed with the FTC and the DOJ those notifications and reports required to be filed under the HSR Act with respect to the transactions contemplated herein and in the other Transaction Documents. Promptly following the execution of this Agreement, but in no event later than ten (10) Business Days following the date of this Agreement, the Parties shall make all non-HSR Act filings required by Legal Requirements to be made by them in order to consummate the transactions contemplated by the Transaction Documents and the documents related thereto. In addition, Comfort Care and Buyer shall promptly proceed to prepare and file with the appropriate Governmental Entities such additional requests, reports or notifications as may be required or, in the reasonable opinion of Buyer or Comfort Care, advisable, in connection with this Agreement. With respect to each of the above HSR Act filings, the Parties shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters including subject to applicable Legal Requirements, by permitting counsel for the other Party to review in advance, and consider in good faith the views of the other Party in connection with any such filing or any proposed written communication with any Governmental Authority and by providing counsel for the other Party with copies of all filings and submissions made by such Party and all correspondence between such Party (and its advisors) with any Governmental Authority and any other information supplied by such Party and such Party’s Subsidiaries to a Governmental Authority or received from such a Governmental Authority in connection with the transactions contemplated by this Agreement; provided, however, that (a) materials may be redacted before being provided to the other Party (i) to remove (x) references concerning the valuation of Comfort Care, and (y) individual customer pricing information, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to avoid disclosure of other competitively sensitive information or to address reasonable privilege or confidentiality concerns, and (b) copies of documents filed by a Party hereto pursuant to Item 4(c) of the Notification and Report Form filed with the FTC and the DOJ shall not be required to be provided to any other Party hereto. Each of Buyer and Comfort Care shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any such filing or submission. Buyer and Comfort Care shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC or the DOJ. In the event an investigation or suit is threatened or instituted challenging the transactions contemplated hereby as violative of the HSR Act, the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended or any other federal, state or foreign law or regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of foreign ownership, monopolization or restraint of trade (collectively, “Antitrust Laws”), Buyer and Comfort Care shall take all commercially reasonable action as may be required to avoid the filing of, or resist or resolve, such investigation or suit. Notwithstanding anything herein to the contrary, neither Comfort Care nor Buyer shall be required to take any action with respect to satisfying any Antitrust Laws which would bind either Comfort Care or Buyer irrespective of whether the Closing occurs. From the date hereof through the date of termination of the required waiting period under the HSR Act, neither Buyer nor Comfort Care shall, and shall cause their respective Affiliates not to, take any action that could reasonably be expected to hinder or delay the obtaining of clearance or the expiration of the required waiting period under the HSR Act or any other applicable Antitrust Law.

(b) Health Care Regulatory Filings shall be the sole responsibility of Buyer to secure, but in cooperation and consultation with Comfort Care (including by and through their counsel) in accordance with this Agreement. Buyer, on the one hand, and Comfort Care, on the other hand, shall use reasonable best efforts to cooperate with the other to prepare and file, or cause to be prepared and filed, as soon as reasonably practicable, the Health Care Regulatory Filings. All filing fees imposed by a Governmental Authority in connection with the Health Care Regulatory Filings shall be borne by Buyer.

(c) By executing and becoming Parties to this Agreement and the other Transaction Documents, each of Comfort Care Home Health, Comfort Care Hospice and each Class A Member of Comfort Care Home Health and Comfort Care Hospice hereby irrevocably (i) waive any and all rights they may have to written notice of the transactions described in this Agreement and the other Transaction Documents under any Transfer Restriction Agreement applicable hereto, (ii) waive any and all rights and options they may have to purchase or acquire any Membership Interests under any Transfer Restriction Agreement applicable hereto, (iii) consent to the sale, transfer, assignment and disposition of the Membership Interests subject to any Transfer Restriction Agreement to Buyer in accordance with this Agreement and the other Transaction Documents, and (iv) agree that no such Transfer Restriction Agreement shall be applicable with respect to the transactions described in this Agreement and the other Transaction Documents.

7.7 Closing Conditions; Further Assurances.

(a) Each Party will, at the request of any other Party, take such further actions as are requested and execute any additional documents, instruments or conveyances of any kind that may be reasonably necessary to expeditiously satisfy the closing conditions set forth in Article IX and to further effect the transactions contemplated by this Agreement. Subject to Section 7.6 which shall govern the subject matter thereof and except as otherwise expressly set forth herein, no Party hereto shall take any action after the date of this Agreement to materially delay the obtaining of, or result in not obtaining, any consent from any Governmental Authority necessary to be obtained prior to Closing. Notwithstanding the foregoing, Buyer acknowledges and agrees that Sellers, Comfort Care, and their Affiliates have no responsibility for any financing that Buyer may raise in connection with the transactions contemplated hereby, and no responsibility for the content of any rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents prepared by or on behalf of Buyer or any of its Affiliates, or Buyer’s financing sources, in connection with Buyer’s financing activities in connection with the transactions contemplated hereby.

(b) At and after the Closing, the officers of Comfort Care will be authorized to execute and deliver, in the name and on behalf of Comfort Care or Buyer, any deeds, bills of sale, assignment or assurances and to take and do, in the name and on behalf of Comfort Care or Buyer, any other actions and things to vest, perfect or confirm of record or otherwise in Comfort Care or Buyer any and all right, title and interest in, to and under any of the Comfort Care Assets acquired or to be acquired by Comfort Care or Buyer as a result of, or in connection with, the transactions contemplated hereby.

(c) Sellers shall cause Comfort Care and Buyer to have continued access to (a) all pre-Closing portfolio occurrence polices and (b) any applicable tail or run-off endorsements with respect to claims-made policies to report pre-Closing claims.

7.8 Books and Records. Sellers acknowledge and agree that from and after the Closing, Comfort Care will be entitled to the originals of all Books and Records. Sellers will promptly deliver to Comfort Care such originals of all Books and Records. Comfort Care will cooperate in all reasonable respects with Sellers and will make available to Sellers, during normal business hours, the Books and Records that relate to the period preceding the Closing Date and that are necessary or useful in connection with any Claim, investigation, allegation, inquiry or Tax Proceeding with respect the assets, operations or activities of Comfort Care or any Taxes imposed on or with respect to the foregoing preceding the Closing Date; provided, however, that prior to receiving access to any of the Books and Records, Sellers will enter into a customary confidentiality agreement binding on it, him or her and any other Person to whom the information may be disclosed; and provided, further, that Comfort Care will be entitled to destroy Books and Records in accordance with a customary document retention policy or industry standards; but provided, further, that in no event shall Comfort Care destroy any Books and Records pertaining to the period preceding the Closing Date for at least six (6) years following the Closing Date without first offering to deliver such books and records to any Seller, at Comfort Care’s expense, at least thirty (30) days prior to the date of such proposed destruction or disposition. From and after the Closing, Buyer shall make available to Sellers upon written request, (i) personnel of the Companies and Subsidiaries to assist Sellers in locating and obtaining records and files maintained by Comfort Care and (ii) any of the personnel of the Companies and Subsidiaries whose assistance or participation is reasonably required by Sellers in anticipation of, or preparation for, any existing or future third-party actions, Tax or other matters in which either Comfort Care, Sellers or any of their past, present or future Affiliates is involved and which relate to Comfort Care, except to the extent such information is Protected Health Information, the confidentiality of which is protected unless access is permitted pursuant to applicable state and federal privacy laws.

7.9 Publicity. Except as required by a court of competent jurisdiction or applicable Legal Requirements, including applicable securities laws and regulations and rules of applicable stock exchanges, and except for disclosures to its Representatives to the extent necessary to obtain their services or for disclosures (a) required to be made in the financial statements of Buyer or any of its Affiliates, (b) in publicly filed documents necessary to effect the transactions contemplated by this Agreement and the other Transaction Documents (and accompanying press releases that may include the purchase price) or (c) necessary in connection with any consents or Approvals or any financing to consummate the transactions contemplated hereby, none of the Parties nor any of their Affiliates will, without the prior consent of the other Party (which will not be unreasonably withheld), make any statement or any public announcement or press release with respect to the transactions contemplated by this Agreement.

7.10 PRF Payments. To the extent required by the Department of Health and Human Services (“HHS”) prior to Closing, Comfort Care shall timely submit any reports required with respect to any PRF Payments received by any Company or Subsidiary, and after the Closing, the Sellers’ Representative shall at its sole cost, prepare and timely submit any reports required by HHS. The Sellers’ Representative and Buyer each covenant and agree following the Closing (i) to cooperate as reasonably requested by the other Party with respect to any reporting required by HHS or confirming eligibility to retain or use the PRF Payments as required by HHS; (ii) to use commercially reasonable efforts not to take any action that may negatively impact the Companies’ or Subsidiaries’ entitlement and eligibility to retain or use the PRF Payments in accordance with the permitted purposes; and (iii) to cooperate in ensuring reasonable access is granted to relevant books and records and to individuals involved in the application for and administration of such PRF Payments; provided, however, that nothing in this Section 7.10 shall prevent any Company, Subsidiary or Buyer from taking any action required by applicable Legal Requirements. In no event shall Buyer be liable to any Seller with respect to all or any portion of the PRF Payments that are disallowed with respect to the utilization of such funds prior to the Closing Date (the “Disallowed PRF Amount”). Upon the earlier of (x) confirmation or other guidance issued by HHS as to whether any portion of the PRF Payments is disallowed or (y) the twelve (12)-month anniversary of the Closing Date, Buyer and the Sellers’ Representative shall, within five (5) Business Days after such date (the “PRF Escrow Release Date”), issue a joint written instruction to the Escrow Agent authorizing the release and delivery to the Sellers’ Representative (for payment to the Sellers based on each Seller’s Designated Share) of the PRF Escrow Amount less the Disallowed PRF Amount and less any portion of the PRF Payments that are then subject to an audit by HHS as to which Buyer or Comfort Care has received written notice that such PRF Payment is under audit and which amount shall remain in the PRF Escrow Fund until such time as the audit is complete at which time it will be released in the manner described herein, reduced by any Taxes imposed on the Buyer, Comfort Care or any Affiliate(s) of either (determined on a “with and without” basis) as a result of the PRF Payments (including, without limitations, non-deductibility of payments under IRS Notice 2020-32), and the Sellers’ Representative shall pay such amount to the Sellers based on each Seller’s Designated Share. Sellers shall be responsible for any expenses incurred by Buyer in connection with the PRF Payments including the cost of the single audit to be completed post-Closing. Within five (5) days after the completion by HHS of any audit(s) of the PRF Payments, Buyer and the Sellers’ Representative shall issue a joint written instruction to the Escrow Agent authorizing the release and delivery to Comfort Care of the Disallowed PRF Amount.

7.11 Employee Matters. Unless otherwise set forth in the Transition Services Agreement, or as otherwise mutually agreed to between Buyer and the Sellers’ Representative, the provisions of this Section 7.11 shall apply.

(a) After the Closing, each Company and Subsidiary are and shall remain liable for, and each Company and Subsidiary shall be responsible for and shall promptly discharge (or cause to be discharged), all liabilities, duties, and claims (to or by any of Company’s or Subsidiary’s current and former service providers, any beneficiary under any Employee Benefit Plan, any Governmental Authority or otherwise) arising out of or relating to the employment relationship between any Company or Subsidiary and their current and former service providers, including, without limitation, liabilities, duties, and claims (i) for deferred compensation, incentive compensation, retirement benefits, health and life benefits, severance arrangements and benefits, disability benefits, and other fringe benefits under any Employee Benefit Plan, fund, program, arrangement, policy, or practice; and (ii) for unemployment and workers’ compensation or similar benefits, in each case, other than liabilities, duties and claims arising out of or relating to the duties and/or responsibilities of the sponsor of any Employee Benefit Plan which is not a Company nor any Subsidiary.

(b) Sellers shall not, and shall cause their Affiliates not to, take any action that would cause any termination of employment of any employee of any Company or Subsidiary that occurs on the Transition Date or within ninety (90) days prior to the Transition Date to constitute a “plant closing” or “mass layoff” or group termination under WARN or any similar Legal Requirement, or that would create any liability to Buyer for any employment terminations under any Legal Requirement. After the Closing, Buyer hereby agrees to indemnify Sellers and their respective Affiliates and their respective officers, directors, managers, employees, consultants, agents, Representatives, members and stockholders for, and to hold each of them harmless from and against, all damages, losses, claims, liabilities, penalties, costs, and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of them may suffer by reason of, or in connection with, any claim, proceeding, or suit brought against any of them under WARN, which relate to actions taken by Buyer or any of its respective subsidiaries or Affiliates at any time after the Closing (including any discharge of any of the employees of any Company or Subsidiary with regard to any site of employment or one or more facilities or operating units within any site of employment of any Company or any Subsidiary).

(c) Effective as of the date (such date, the “Transition Date”) on which each Company and Subsidiary is no longer a participating employer in the applicable Employee Benefit Plan that is a health and welfare plan (each, a “Seller Welfare Plan”) Buyer shall use commercially reasonable efforts to cause (i) each employee of any Company or Subsidiary as of immediately prior to the Transition Date (each, a “Continuing Employee”) to be immediately eligible to participate as of the Transition Date, without any waiting time, in a comparable Seller Welfare Plan sponsored by the Buyer or an affiliate in which the employee is within the eligible class of employees under such plan (each, a “Buyer Welfare Plan”); (ii) for purposes of each Buyer Welfare Plan providing medical, dental, pharmaceutical or vision benefits to any such Continuing Employee, (x) all waiting periods, pre-existing condition exclusions, evidence of insurability requirements, and actively-at-work or similar requirements of such Buyer Welfare Plan to be waived for such Continuing Employee and his or her covered dependents, and (y) any eligible expenses incurred by such Continuing Employee and his or her covered dependents under the comparable Seller Welfare Plan during the relevant plan year up to the Transition Date to be given full credit under such corresponding Buyer Welfare Plan for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Welfare Plan.

(d) From and after the Closing, Buyer shall give or cause to be given to each Continuing Employee credit for all service accrued on or prior to the Closing Date with any Company and any Subsidiary for purposes of eligibility to participate under any 401(k) plan maintained by Buyer under which Continuing Employees are eligible to participate on or after the Closing; provided, however, that such credit need not be provided to the extent that such credit would result in any duplication of benefits for the same period of service.

(e) Nothing contained herein shall (i) be construed as requiring the Buyer, any Company or any Subsidiaries to continue any specific plans or to continue the employment of any employee or otherwise modify the “at-will” employment relationship with any employee or any other employee of any Company or any Subsidiary, or (ii) create any third party rights, benefits or remedies of any nature whatsoever in any employee of any Company or any Subsidiary (including without limitation any employees, or any beneficiaries or dependents thereof) or any other Person that is not a party to this Agreement.

7.12 Indemnification of Officers, Managers, Employees and Agents.

(a) From and after the Closing and through the sixth (6th) anniversary of the Closing, Comfort Care shall indemnify (which shall include the mandatory advancement of expenses as provided in this 7.12), defend and hold harmless each Person who is now, or has been at any time or who becomes prior to the Closing, a director or officer of Comfort Care (the “Indemnified Company Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ and other professionals’ fees and expenses), fines, liabilities or judgments or amounts that are paid in settlement, arising out of or relating to acts or omissions by them in their capacities as such a director or officer of Comfort Care, which acts or omissions occurred at or prior to the Closing, in each case to the fullest extent permitted under applicable laws and required, in the case of Comfort Care, by the terms of Comfort Care’s Organizational Documents in effect on the date of this Agreement. In determining whether an Indemnified Company Party is entitled to indemnification under this Section 7.12(a), if requested by such Indemnified Company Party, such determination shall be made by special, independent counsel selected by Buyer and approved by the Indemnified Company Party (which approval shall not be unreasonably withheld) and who has not otherwise performed services for Buyer or its Affiliates within the last three (3) years (other than in connection with such matter). Notwithstanding anything to the contrary set forth in this Section 7.12, the sole and exclusive recourse of any Indemnified Company Party with respect to the indemnification and advancement rights or any other rights provided by this Section 7.12 shall be the proceeds of the D&O Tail Policy.

(b) Comfort Care shall not amend its Organizational Documents through the sixth (6th) anniversary of the Closing in any manner that would materially adversely affect the indemnification or other related rights thereunder of individuals who at and at any time prior to the Closing were Indemnified Company Parties.

(c) Without limiting the foregoing (but subject to the last sentence of Section 7.12(a)), in the event of any claim for indemnification, (i) Comfort Care shall periodically advance reasonable fees and expenses (including attorneys’ and other professionals’ fees and expenses) with respect to the foregoing and pay the reasonable fees and expenses of counsel selected by each Indemnified Company Party, promptly after statements therefor are received, provided that the Indemnified Company Party to whom fees and expenses are advanced or for which fees and expenses of counsel are paid provides an undertaking to repay such advances and payments if it is ultimately determined that such Indemnified Company Party is not entitled to indemnification, and (ii) subject to the terms of this Section 7.12, Comfort Care shall cooperate in the defense of any matter.

(d) The Indemnified Company Party shall have the right to retain counsel of such Indemnified Company Party’s own choice to represent such Person in such matter; and such counsel shall, to the extent consistent with its professional responsibilities, fully cooperate with Comfort Care and any counsel designated by Comfort Care. The Indemnified Company Person shall also cooperate with Comfort Care and any counsel designated by Comfort Care. Buyer and Comfort Care shall be liable only for any settlement of any claim against an Indemnified Company Party made with Buyer or Comfort Care’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer and Comfort Care shall not, without the prior written consent of an Indemnified Company Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to such Indemnified Company Party of an unconditional release from all liability and obligations (civil or criminal or monetary or otherwise) in respect of such claim.

(e) Prior to the Closing Date, Comfort Care shall purchase (with such expense to be Sellers’ Transaction Cost) an extended reporting period endorsement under Comfort Care’s existing directors’ and officers’ liability insurance coverage for Comfort Care’s directors and officers in a form acceptable to Comfort Care that shall provide such directors and officers with coverage for six (6) years following the Closing Date of not less than the existing coverage and have other terms not materially less favorable to the insured Persons than the directors’ and officers’ liability insurance coverage presently maintained by Comfort Care (the “D&O Tail Policy”). During the term of the D&O Tail Policy, Buyer shall not (and shall cause Comfort Care not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither Buyer, Comfort Care nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy. In the event Buyer or Comfort Care or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or Comfort Care, as the case may be, assume the obligations set forth in this Section 7.12. The obligations under this Section 7.12 shall not be terminated or modified in such a manner as to adversely affect any indemnified party under any D&O Tail Policy (it being expressly agreed that the indemnified parties to whom this Section 7.12 applies shall be third-party beneficiaries of this Section 7.12 and shall be entitled to enforce the covenants contained herein).

(f) If Buyer or Comfort Care or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent not assumed by operation of law, proper provision shall be made so that the successors and assigns of Buyer or Comfort Care, as the case may be, shall assume the obligations set forth in this Section 7.12.

(g) All rights to indemnification and/or advancement of expenses contained in any agreement with any Indemnified Company Party as in effect on the date hereof with respect to matters occurring on or prior to the Closing (including the transactions contemplated hereby) shall survive the consummation of the transactions contemplated hereby and continue in full force and effect as set forth herein. Buyer and Comfort Care shall indemnify any Indemnified Company Party against all reasonable costs and expenses (including attorneys’ and other professionals’ fees and expenses), such amount to be payable in advance upon request as provided in this Section 7.12, relating to the enforcement of such Indemnified Company Party’s rights under this Section 7.12 or under any charter, bylaw, other governing document or other agreement, provided that such Indemnified Company Party provides an undertaking to repay any advances of costs and expenses if it is ultimately determined that such Indemnified Company Party is not entitled to indemnification hereunder or thereunder.

(h) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect Comfort Care or any of its officers, managers or employees, it being understood and agreed that the indemnification provided for in this Section 7.12 is not prior to or in substitution for any such claims under such policies.

(i) The provisions of this Section 7.12 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Company Parties, their heirs and their Representatives and shall be binding on all successors and permitted assigns of Buyer and Comfort Care and may not be terminated or amended in any manner adverse to such Persons without their prior written consent.

(j) Notwithstanding anything to the contrary in this Agreement (including this Section 7.12) or under the Alabama Business and Nonprofit Entity Code of the State of Alabama (or any similar statute of the state of incorporation or formation of the applicable Subsidiary), in no event shall Buyer or Comfort Care or any of their respective successors or assigns be obligated to indemnify nor advance defense costs to, or on behalf of, any Indemnified Company Party, nor shall any Indemnified Company Party have any right to (nor shall any Indemnified Company Party demand or otherwise seek to secure from Buyer or Comfort Care or any of their respective successors or assigns) indemnification, exculpation or advancement for acts or omissions of such Person as an officer or director of Comfort Care at or prior to the Closing, whether asserted or claimed at or after Closing Date with respect to, or in connection with, any claim for indemnification asserted by Buyer or Sellers under Article X of this Agreement (or claims by Buyer or the Sellers for Fraud).

7.13 Investigation and Agreement by Buyer; No Other Representations or Warranties.

(a) Buyer agrees and acknowledges that it is sophisticated and was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Buyer understands, acknowledges and agrees that each of them (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Comfort Care Business and the operation thereof, the Membership Interests, the transactions contemplated by this Agreement and any other assets, rights or obligations to be transferred hereunder or pursuant hereto, (ii) has been furnished with or given full access to the books, records, key personnel, facilities and such other information about Comfort Care, the Comfort Care Business, the operation thereof, the Membership Interests, the Comfort Care Assets, and any other assets, rights or obligations to be transferred hereunder or pursuant hereto as it requested and considered material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement, and (iii) has had an opportunity to ask all questions of and receive answers from Sellers and Comfort Care with respect to any matter Buyer considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. In connection with Buyer’s investigation of Comfort Care, the Comfort Care Business, the operation thereof, the Membership Interests, the Comfort Care Assets, and any other assets, rights or obligations to be transferred hereunder or pursuant hereto, Buyer and their respective representatives have received from Comfort Care or its Representatives certain projections and other forecasts for Comfort Care and certain estimates, plans, budget information and other forward-looking information. Buyer understands, acknowledges and agrees that (A) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans, budgets and forward-looking information, (B) Buyer is familiar with such uncertainties, (C) Buyer is taking full responsibility for making their own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans, budgets and other forward-looking information so furnished to Buyer or its representatives, (D) Buyer has not relied upon the estimates, projections, forecasts, plans, budgets and other forward-looking information so furnished Buyer or its representatives or any component thereof, and (E) Buyer will

(and will cause all of its Subsidiaries and other Affiliates and all other persons acting on its behalf to not) assert any claim or cause of action against Sellers, Comfort Care or any of Sellers’ or Comfort Care’s direct or indirect managers, directors, officers, employees, agents, shareholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives with respect thereto, or hold any such other Person liable with respect thereto.

(b) Buyer understands, acknowledges and agrees that (i) it has not relied on the omission or absence of any information in its evaluation of the transactions contemplated hereby, (ii) it has relied solely and exclusively on the representations and warranties of Sellers and the Companies expressly and specifically set forth in Article IV and Article V, (iii) such representations and warranties by Sellers and the Companies constitute the sole and exclusive representations of Sellers and the Companies to Buyer or to any of its representatives in connection with the transactions contemplated by this Agreement and the other Transaction Documents and (iv) all other representations and warranties of any kind or nature, whether express or implied, oral or written (including but not limited to information, statements, or representations of any kind relating to the historical or future financial performance, financial condition, results of operations, assets or liabilities, cash flows, expenses, or revenues of Comfort Care; any projections, forecasts, estimates, plans or budgets of Comfort Care; the accuracy or completeness of any of the information provided or made available to Buyer or its representatives; or any other information, statements or documents heretofore or hereafter delivered to or made available to Buyer or its representatives, including the information in the electronic data room of Comfort Care, the confidential information memorandum, any management presentations or other due diligence information, with respect to Comfort Care, except to the extent and as expressly and specifically covered by a representation and warranty made by Sellers and the Companies set forth in Article IV or Article V), have not been relied upon by Buyer and are expressly and specifically disclaimed and shall not form the basis of any claim by Buyer for breach of representation or warranty, and none of Sellers, Comfort Care or any other Person will have or be subject to any liability to Buyer or any other Person with respect thereto.

(c) Buyer acknowledges and agrees that their obligations under this Agreement, including but not limited to Buyer’s obligation to pay the Purchase Price, are not subject to any financing condition and are not contingent upon the results of efforts, if any, of Buyer or its Affiliates to obtain financing in connection with the transactions contemplated hereby.

(d) Notwithstanding anything to the contrary, nothing contained in this Agreement shall be construed to limit the recourse of any Party in the event of Fraud with respect to the representations and warranties set forth in this Agreement.

7.14 Non-Competition.

(a) In (1) consideration for Buyer’s acquisition of the Membership Interests and the sale of the goodwill associated therewith, (2) order to protect the goodwill obtained by Buyer and transferred by each Seller as a result of the transactions contemplated by this Agreement, and (3) order to satisfy certain conditions to the consummation of the transactions contemplated by this Agreement and as an express incentive for Buyer to enter into this Agreement, each Seller (each, a “Restricted Party”) expressly covenant and agree on a several basis that, during the Prohibited Period, such Restricted Party:

(ii) will refrain from, directly or indirectly carrying on or engaging in the Comfort Care Business in the geographical areas set forth on Schedule 7.14 (the “Restricted Area”);

(iii) shall not solicit or induce, or attempt to solicit or induce, any employee of any Company or Subsidiary to leave such Company or Subsidiary for any reason whatsoever; provided, that the foregoing restriction shall not prohibit (A) the use of any general employment solicitation efforts such as newspapers, trade publications, periodicals, radio, or internet database or any hiring that occurs as a result of such efforts or (B) the hiring of any employee of any Company or Subsidiary who was terminated by any Company or Subsidiary after the Closing Date;

(iv) shall not maliciously or otherwise intentionally interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between any Company or Subsidiary and any client, payor, supplier, lessor, lessee, employee, consultant or independent contractor of any Company or Subsidiary.

(b) Each Restricted Party agrees on a several basis that from and after the date hereof, such Restricted Party shall not, and shall cause each of such Restricted Party’s Affiliates not to, make, publish, or communicate any disparaging or defamatory comments regarding Buyer, Comfort Care or their respective Affiliates (or their respective businesses, services, payors or suppliers), or their respective current or former directors, officers, managers, members, partners, employees or direct or indirect equityholders; provided, however, that nothing herein is intended to limit a Restricted Party’s ability to provide complete and truthful testimony pursuant to subpoena or other legal process, to make a claim with any government agency, or to participate in an investigation conducted by any such agency.

(c) Each Restricted Party agrees and covenants on a several basis that because the following conduct would effectively constitute carrying on the Comfort Care Business, he or she will not, and will cause his or her Affiliates to not, in the Restricted Area during the Prohibited Period, directly or indirectly, (1) own, manage, operate, join, become an employee of, control, consult, advise or participate in or be connected in any manner with any business or Person (other than Buyer or any of its Affiliates) which engages in the Comfort Care Business or (2) loan money to, invest in or sell or lease equipment to any business or Person (other than Buyer or any of its Affiliates) which engages in the Comfort Care Business. As used in this Agreement, “Prohibited Period” means five (5) years from and after the Closing Date.

(i) Notwithstanding the restrictions set forth in Section 7.14(a)(i), each Restricted Party individually with his or her Affiliates may own an aggregate of not more than 5% of the outstanding stock of any class of any entity engaged in the Comfort Care Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 7.14(a)(i); provided that no Restricted Party nor their respective Affiliates have the power, directly or indirectly, to control or direct the management or affairs of any such entity.

(ii) To the extent that any part of this Section 7.14(a) may be invalid, illegal or unenforceable for any reason, it is intended that such part will be enforceable to the extent that a court of competent jurisdiction will determine that such part, if more limited in scope, would have been enforceable, such part will be deemed to have been so written and the remaining parts will be effective as written and enforceable in all events and the Parties agree to request that such court enforce this Section 7.14(a) as if so written.

(d) The Parties agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 7.14(a) are reasonable in all respects and do not impose any greater restraint than is necessary to protect the goodwill that Sellers are transferring pursuant to this Agreement and the legitimate business interests of Buyer and that these limitations are intended to comply with all applicable Legal Requirements.

(e) Each Restricted Party hereby represents to Buyer that they have read and understand, and agree to be bound by, the terms of this Section 7.14. Each Restricted Party acknowledges that the geographic scope and duration of the covenants set forth in this Section 7.14 are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the nature and geographic scope of the operations of Comfort Care and the Comfort Care Business, (ii) Sellers’ level of control over, contact with, knowledge of confidential information about, and association with the goodwill of Comfort Care and the Comfort Care Business in all jurisdictions in which it is conducted, (iii) the fact that the Comfort Care Business is conducted by Comfort Care throughout the Restricted Area, and (iv) the consideration that Sellers are receiving in connection with the transactions contemplated by this Agreement and the amount of goodwill for which Buyer is paying. To the extent permitted by applicable Legal Requirements, the Parties waive any provision of applicable Legal Requirements that would render any provision of this Section 7.14 invalid or unenforceable.

(f) The Prohibited Period applicable to the restrictions in this Section 7.14 shall be tolled and extended with respect to any Restricted Party in breach of a given restriction for any period(s) of time during which a court of competent jurisdiction finds that such Restricted Party was in breach of such restriction; provided, that (i) the outcome of such litigation or arbitration is to enforce, in whole or in part, such covenants, (ii) any such tolling or extension shall not toll or extend any other Prohibited Period with respect to a separate restriction, and (iii) any such tolling or extension shall not toll or extend any Prohibited Period with respect to any other Restricted Party.

7.15 Payment of Key Employee Bonuses and Deferred Payroll Taxes. Each Company or Subsidiary, as applicable, at or prior to Closing, shall pay out of Cash (i) to the Key Employees set forth on Schedule 7.15, the amount set forth opposite each such Key Employee’s name, reflecting such Key Employee’s designated share of the Key Employee Bonus Amount (including any severance payments due to such Key Employees) and the aggregate amount of the employer portion of any payroll or other employment Taxes related thereto (less any required withholdings for Taxes and which shall be paid through a special payroll), and (ii) any and all payroll Taxes deferred pursuant to the CARES Act as set forth on Schedule 5.27(f).

7.16 Release. As of the Closing, (a) each Seller hereby releases and forever discharges Comfort Care (each, a “Company Released Person”), from all debts, demands, litigation, covenants, torts, damages and all defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any Company Released Person, which any Seller Party has or has ever had, that arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing in respect of matters relating to any Company Released Person, including indemnification rights, contribution rights, subrogation rights, rights to advancement of expenses or similar privileges as an employee, officer, manager or member, director or shareholder of, or on behalf of, any Company or Subsidiary, pursuant to any Company Released Person’s Organizational Documents, any contract providing such indemnification or any Legal Requirements (whether relating to any Damage required to be paid by an Indemnifying Party under this Agreement or otherwise), (b) each Company Released Person hereby releases and forever discharges each Seller and their respective Affiliates (each, a “Seller Released Person”), from all debts, demands, litigation, covenants, torts, damages and all defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any Seller Released Person, which such Company Released Person has or has ever had, that arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing in respect of matters any Company or Subsidiary, including indemnification rights, contribution rights, subrogation rights, rights to advancement of expenses or similar privileges as an employee, officer, manager or member, director or shareholder of, or on behalf of, any Company or Subsidiary, pursuant to any Company Released Person’s Organizational Documents, any contract providing such indemnification or any Legal Requirements (whether relating to any Damage required to be paid by an Indemnifying Party under this Agreement or otherwise) and (c) Buyer shall ensure that Comfort Care shall not seek to recover any amounts in connection therewith from any Seller or of their respective Affiliates and their respective equityholders, officers, directors, managers, employees, successors or assigns; provided, however, that nothing in this Section 7.16 shall, in any manner, release or discharge any Company Released Person or Seller Released Person in the case of Fraud or with respect to any liabilities, duties or obligations of such Company Released Person or Seller Released Person (a) arising under this Agreement or any other Transaction Document (including any obligations of Buyer, Sellers or Comfort Care arising under or related to Section 7.12 or Article X of this Agreement), (b) involving any claim that may not be waived as a matter of law or applicable Legal Requirements, (c) any rights of the Buyer Indemnified Parties or the Seller Indemnified Parties under Article X, or (d) with respect to any Seller that is an employee of any Company or Subsidiary, any claim for unpaid salary, wages, accrued bonuses or expense reimbursement or benefits under any Employee Benefits Plan.

ARTICLE VIII

TAX MATTERS

8.1 Responsibility for Filing Tax Returns. The Sellers’ Representative shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of Comfort Care for all Tax periods ending on or prior to the Closing Date (other than Straddle Periods). Such Tax Returns (“Seller-Allocated Tax Returns”) shall reflect any Taxes imposed on Comfort Care pursuant to any provision of state or local Tax Law. The Sellers shall pay all Taxes shown as due on such Seller-Allocated Tax Returns. With respect to any Seller-Allocated Tax Returns, the Sellers’ Representative shall provide a draft of each such Tax Return to the Buyer for review and comment reasonably in advance of the due date for such Tax Return (together with schedules, statements and, to the extent required by the Buyer, supporting documentation), and Buyer shall cooperate in the filing of the Seller-Allocated Tax Returns by the due date thereof. The Sellers’ Representative shall use reasonable efforts to address in good faith all comments provided by the Buyer with respect to such Tax Returns (provided that the Buyer must provide any such comments reasonably in advance of the due date for the applicable Tax Return taking into account the date any such Tax Return was first delivered to the Buyer) and in no event shall file any such Tax Return without the consent of the Buyer, such consent not to be unreasonably conditioned, withheld or delayed. Buyer shall be responsible for the timely preparation and filing of all other Tax Returns for Comfort Care. The Sellers shall pay all Taxes shown as due on such other Tax Returns, to the extent allocable to the portions of Straddle Periods up to and including the Closing Date under Section 8.6. With respect to any Tax Returns for any Straddle Periods, Buyer shall provide a draft of each such Tax Return that is a U.S. state income or other material Tax Return to the Sellers’ Representative for review and comment reasonably in advance of the due date for such Tax Return (together with schedules, statements and, to the extent required by Sellers, supporting documentation). Buyer shall use reasonable efforts to address in good faith all comments provided by the Sellers’ Representative with respect to such Tax Returns (provided, that the Sellers’ Representative must provide any such comments reasonably in advance of the due date for the applicable Tax Return taking into account the date any such Tax Return was first delivered to the Sellers’ Representative) and in no event shall file any such Tax Return without the consent of Sellers’ Representative, such consent not to be unreasonably conditioned, withheld or delayed. The Buyer and the Sellers’ Representative shall negotiate in good faith to resolve any disputed items with respect to Tax Returns for Pre-Closing Tax Periods or

Straddle Periods. If the Buyer and the Sellers’ Representative are unable to reach such a resolution within five (5) days after receipt by the party responsible for filing such Tax Return of such comments, the disputed items shall be resolved by final determination of the Independent Accountant with the range of the respective calculations of the parties. If a draft Tax Return is subject to an ongoing dispute under this Section 8.1 at the time that it is required to be filed, then such Tax Return shall be filed as initially prepared by the filing party, with an amended Tax Return reflecting the resolution by the Independent Accountant to be filed following the Independent Accountant’s resolution of the dispute. All fees and expenses of the Independent Accountant (and all reasonable fees and expenses of the attorneys, accountants and other representatives engaged by Buyer or the Sellers’ Representative) in connection with any dispute under this Section 8.1 shall be allocated between Buyer and the Sellers’ Representative in the same proportion that the aggregate dollar amount of unsuccessfully disputed items submitted to the Independent Accountant by each party (based on the final determination of the Independent Accountant) bears to the total amount of such disputed items so submitted, in the same manner as described in Section 3.2(b). The Parties hereby acknowledge and agree that (i) the transactions contemplated by this Agreement shall be governed by Revenue Ruling 99-6, Situation 2, and (ii) each Subsidiary that is a partnership for U.S. federal income Tax purposes will make a Section 754 election on its Tax Return for the taxable year that includes the purchase of the Membership Interests by the Buyer if such an election has not previously been made for the relevant Subsidiary. The Parties shall file any Tax Return consistent with the foregoing and shall not take any inconsistent position in any Tax Return or Tax Claim.

8.2 Amended Tax Returns. Without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably conditioned, withheld or delayed, Buyer shall not amend any Tax Returns of Comfort Care for a Pre-Closing Tax Period.

8.3 Cooperation. The Parties will reasonably cooperate with each other to provide each other with such assistance as may be reasonably requested by them in connection with the preparation of any Tax Returns, including any Tax audit or other examination in connection with an administrative or judicial proceeding involving a Taxing authority relating to Taxes. Buyer shall cooperate reasonably with the Sellers’ Representative, to the extent reasonably necessary, in the preparation and filing of Tax Returns for Pre-Closing Tax Periods, including by making Comfort Care’s books and records available for inspection by the Sellers’ Representative, the Sellers’ Representative’s accountants, auditors and attorneys upon reasonable advance notice and including, if required by applicable Law, causing such returns to be signed by appropriate pre-Closing officers of Comfort Care, as the case may be. Such cooperation will include, upon the Sellers’ Representative’s request, providing records and information that are reasonably relevant to any such matters and making employees available on a mutually convenient basis to provide additional information. Buyer shall cause Comfort Care to retain all books and records with respect to Tax matters pertinent to Comfort Care relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations (and, to the extent notified by the Sellers’ Representative, any extensions thereof) of the respective Taxable periods, and to abide by any record retention agreement entered into with any Taxing authority.

8.4 Tax Audits.

(a) If a claim shall be made by any Taxing authority, then the Party with notice of the claim shall give notice to the other Party in writing of such claim and of any counterclaim the notifying Party proposes to assert (a “Tax Claim”); provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the other Party has been materially prejudiced as a result of such failure. With respect to any Tax Claim for any income Tax Return relating to a Pre-Closing Tax Period (other than a Straddle Period), the Sellers’ Representative shall, solely at the cost and expense of Sellers, control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner. Notwithstanding the foregoing, the Buyer shall have the right, at its expense, to participate (including through its own counsel) in such Tax Claim, and the Sellers’ Representative shall keep the Buyer informed of the progress of any such Tax Claim, and shall not settle such Tax Claim without the prior written consent of Buyer, which consent shall not be unreasonably conditioned, withheld or delayed. With respect to any Tax Claim relating to a Straddle Period or a Post-Closing Tax Period or any other Tax Claim the Sellers’ Representative does not control, the Buyer shall, solely at its own cost and expense, control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; provided, that the Sellers’ Representative may, at the Sellers’ expense, participate (including through its own counsel) in any contest of any Tax Claim in respect of a Straddle Period to the extent that the Sellers will economically bear any resulting Tax liabilities. Notwithstanding the foregoing, the Buyer shall not settle any such Tax Claim with respect to such Straddle Period without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably conditioned, withheld or delayed. Except to the extent otherwise provided with the prior written consent of the Buyer, Comfort Care, and its respective “partnership representatives” or “designated individuals” (as defined under the Partnership Audit Rules) shall make a “push-out” election under Section 6226 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any taxable period ending on or before the Closing Date or any Straddle Period, following the final resolution of any Tax audit, examination or Proceeding, and following receipt of a notice of final partnership adjustment with respect to an imputed underpayment under Chapter 63 of the Code (or under similar state, local, or non-U.S. Law), and each Seller agrees to report its respective shares of any such adjustments on its respective U.S. federal income Tax Returns in compliance with the requirements of Section 6226 of the Code and the Treasury Regulations promulgated thereunder.

8.5 Transfer Taxes. Any real property transfer or gains tax, stamp tax, transfer tax, bulk sales or other similar Tax imposed on the Companies, the Subsidiaries or the Sellers as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes, will be paid equally by the Buyer on the one hand and by the Sellers on the other hand. Buyer and the Sellers’ Representative hereby agree to cooperate with each other to file all necessary Tax Returns and other documentation with respect to Transfer Taxes.

8.6 Straddle Period Allocation. For purposes of this Agreement, in the case of any Straddle Period, the amount of Taxes allocable to the Pre-Closing Tax Period portion of such Straddle Period shall be deemed to be: (1) in the case of Taxes that are imposed on a periodic basis (such as real or personal property Taxes), the amount of such Tax for the entire Tax period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (2) in the case of any Tax not described in clause (1) (such as franchise Taxes, Taxes that are based upon or related to income or receipts or imposed in connection with any sale or transfer or assignment of property) the amount of any such Taxes shall be determined as if the Straddle Period ended on and included the Closing Date. For purposes of clause (2) of the preceding sentence, any allocation of gross or net income or deductions or other items required to determine any Taxes attributable to such a Straddle Period shall be made by means of a closing of the books and records of Comfort Care as of the close of business on the Closing Date, provided, that exemptions, allowances, deductions or periodic Taxes (such as property Taxes) that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending as of the close of business on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

8.7 Allocation of Refunds and Credits. For the avoidance of doubt, Buyer shall use commercially reasonable efforts to cooperate with the Sellers’ Representative upon his reasonable request and at the Sellers’ expense in filing any amended Tax Returns or claims for refund that the Sellers’ Representative determines is necessary in order to claim a refund of Taxes for a Pre-Closing Tax Period. Notwithstanding the foregoing, any such refunds, credits or offsets of Taxes shall be for the account of Buyer to the extent such refunds, credits or offsets of Taxes are attributable (determined on a marginal basis) to the carryback from a Post-Closing Tax Period of items of loss, deduction or credit, or other Tax items, of Comfort Care (or any of its Affiliates, including Buyer). The amount or economic benefit of any refunds, credits or offsets of Taxes of Company for any Post-Closing Tax Period shall be for the account of Buyer. The amount or economic benefit of any refunds, credits or offsets of Taxes of Comfort Care or any Straddle Period shall be equitably apportioned between the Sellers and Buyer in accordance with the principles of Section 8.6. Each party shall forward, and shall cause its Affiliates to forward, to the party entitled to receive the amount of any such cash refund within ten (10) days after such refund is received or after such credit or offset is allowed or applied against another Tax liability, as the case may be.

8.8 Transaction Tax Deductions. To the extent permitted by Legal Requirements, any and all deductions related to all transaction expenses and payments that are paid by or on behalf of Comfort Care prior to or in connection with the Closing and deductible by Comfort Care for Tax purposes, including other fees and expenses of legal counsel, accountants, and investment bankers (such deductions, the “Transaction Tax Deductions”) shall be treated for income Tax purposes as having been incurred by Comfort Care in, and reflected as a deduction on the income Tax Returns of Comfort Care for, the Taxable period or portion thereof ending on the Closing Date.

8.9 Dispute Resolution. Except as provided otherwise in this Article VIII, any dispute, controversy, or claim between Buyer, on the one hand, and Sellers or the Sellers’ Representative, on the other hand, that arises out of or relates to the provisions of this Agreement, that relates to Taxes and that cannot be resolved by negotiations between Buyer and the Sellers’ Representative shall be submitted to the Independent Accountant for resolution. The Independent Accountant shall control the proceedings related to the dispute resolution and may request such evidence and information as it deems necessary. The Independent Accountant shall determine (it being understood that in making such determination, the Independent Accountant shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Buyer and the Sellers’ Representative, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of any Tax or other amount in dispute which, absent manifest error, shall be conclusive and binding on Buyer, the Sellers and their respective Affiliates. In resolving any disputed item, the Independent Accountant may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party. Except as provided otherwise in this Article VIII, the fees, costs and expenses of the Independent Accountant shall be shared equally by Buyer, on the one hand, and Sellers on the other hand.

8.10 Indemnity by Sellers. The Sellers shall on a several basis indemnify Buyer and its Affiliates from and against: (i) all liability for Taxes of the Companies or the Subsidiaries for all Pre-Closing Tax Periods (including, for the avoidance of doubt, withholding Taxes that Companies or the Subsidiaries are required to remit to any Taxing authorities in respect of all Pre-Closing Tax Periods); (ii) any Taxes for which any Company or Subsidiary (or any predecessor for the foregoing) is held liable under

Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date, (iii) any Taxes imposed on or payable by third parties with respect to which any Company or Subsidiary is held liable as a transferee or successor, by contract, pursuant to any law or otherwise, which Taxes relate to an event or a transaction consummated on or prior to the Closing, (iv) any Taxes imposed on the Companies and Subsidiaries, the Buyer or any Affiliate of the Buyer as a result of the receipt of Governmental Program Cash (including any forgiveness of any loan in respect of Governmental Program Cash); and (v) all Transfer Taxes that are the responsibility of the Sellers pursuant to Section 8.5, in each case except to the extent such Taxes were paid directly by the Sellers in accordance with Section 8.1(a). For the avoidance of doubt, the parties hereto intend that all Taxes shown as due on the Seller-Allocated Tax Returns and all Taxes for Pre-Closing Tax Periods shall be borne by the Sellers.

8.11 Purchase Price Allocation. Buyer and the Sellers agree that, for U.S. federal income Tax purposes (and where permitted or required for state and local income Tax purposes), (a) the sale and purchase of the Membership Interests of Comfort Care Home Health and Comfort Care Hospice pursuant to this Agreement shall be treated as a sale of the Membership Interests by the Sellers and as a purchase of the assets of the applicable Company by Buyer pursuant to Revenue Ruling 99 6, 1999 2 C.B. 432, Situation 2 (and a deemed purchase of the assets of any Subsidiary that is a disregarded entity for U.S. income Tax purposes), and (b) the sale and purchase of the Membership Interests of Premier Medical Housecall pursuant to this Agreement shall be treated as a sale and purchase of the assets of Premier Medical Housecall. Comfort Care, the Sellers and the Buyer shall each report, for all Tax purposes, and timely file all U.S. federal, state, local and foreign Tax Returns in a manner consistent with the preceding sentence. Buyer and the Sellers further agree that the portion of the Purchase Price allocable to the assets of Comfort Care shall be allocated among the assets of Comfort Care in accordance with Section 1060 of the Code and in accordance with the methodology set forth on Exhibit B. Within sixty (60) days after the Purchase Price is finally determined pursuant to Section 3.2, Buyer shall deliver to the Sellers’ Representative a statement (the “Proposed Allocation Statement”), allocating the Purchase Price (plus assumed liabilities, to the extent properly taken into account) among the assets of Comfort Care, which Allocation Statement shall be consistent with the methodology set forth on Exhibit B. If within thirty (30) days after the delivery of the Proposed Allocation Statement, the Sellers’ Representative notifies Buyer in writing that the Sellers’ Representative objects to the allocation set forth in the Proposed Allocation Statement, Buyer and the Sellers’ Representative shall negotiate in good faith to resolve such dispute. If Buyer and the Sellers’ Representative are unable to resolve such dispute within thirty (30) days after Buyer’s notification of dispute, then the Parties shall jointly engage an Independent Accountant (in the manner set forth in Section 3.2) to resolve such dispute, and the decision of such Independent Accountant shall be final; provided that in resolving such dispute, the Independent Accountant shall apply the methodology set forth on Exhibit B. The Independent Account’s fees shall be shared equally by Buyer, on the one hand, and the Sellers on the other hand. Buyer, its Affiliates, Comfort Care and the Sellers shall file all Tax Returns, including IRS Form 8594, consistent with the Allocation Statement as finally determined prepared pursuant to this Section 8.11.

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:

(a) Governmental Restraints. Except with respect to any matter under the HSR Act (which shall be governed by Section 9.1(b)), no Order, decree, judgment, injunction or other legal restraint or prohibition of any Governmental Authority shall be in effect, and no Legal Requirement shall have been enacted or adopted that enjoins, prohibits or makes illegal the consummation of the transactions contemplated by the Transaction Documents and no Claim by or before any Governmental Authority with respect to the transactions contemplated by the Transaction Documents shall be pending that seeks to restrain, enjoin, prohibit or delay the transactions contemplated thereby.

(b) HSR Act. Any applicable waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by the Transaction Documents shall have expired or shall have been terminated.

9.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of each Seller and the Companies (other than the Fundamental Representations of the Companies and Sellers and the representation and warranty in the first sentence of Section 5.14) contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct has not had, and would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; provided, however, that for the purposes of determining the satisfaction of such condition, no effect shall be given to any exception in such representations and warranties relating to materiality or “Material Adverse Effect.” The Fundamental Representations of the Companies and Sellers and the representation and warranty in the first sentence of Section 5.14 shall be true and correct in all respects as of the date hereof and on and as of the Closing Date.

(b) Each Seller and Comfort Care shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by him, her or it prior to or on the Closing Date.

(c) Sellers shall have delivered to Buyer the following documents:

(i) customary payoff letters from each financial institution or other lender to which (A) any Company or Subsidiary is obligated with respect to the repayment of Debt, or (B) any other Person, including, without limitation, each Seller, is obligated with respect to the repayment of Debt which is secured by either (1) any of the Membership Interests or (2) the Comfort Care Assets, in each case confirming the total payment required to be made as of the Closing Date to repay in full all such Debt (including, for the avoidance of doubt, any prepayment penalties required in connection with the repayment of such Debt), together with pay-off instructions for making such repayment on the Closing Date and including Lien terminations necessary to release all Liens on all Comfort Care Assets subject thereto (such letters being referred to as the “Payoff Letters” and the aggregate of all such amounts being referred to as the “Debt Payoff Amount,” which shall be specified by Sellers to Buyer no less than two (2) Business Days prior to the Closing Date);

(ii) a certificate of an officer of the Companies (or each Company, as the case may be) and each Seller that is not a natural person, certifying to the effect that each of the conditions set forth in Sections 9.2(a) and 9.2(b) have been satisfied and certifying and setting forth (A) the names, signatures and positions of the Persons authorized to execute this Agreement and any other Transaction Documents to which a Company or Subsidiary is a party on behalf of each such entity, (B) a copy of the resolutions adopted by the board of managers and members of each Company and Subsidiary authorizing the execution, delivery and performance of this Agreement and any other Transaction Documents to which the Companies are a party, and (C) each Seller’s Designated Share;

(iii) a certificate of compliance with respect to each Company and Subsidiary as of a date no more than ten (10) days prior to the Closing Date, issued by the Alabama Department of Revenue or the Tennessee Secretary of State, as applicable;

(iv) if applicable, certificates representing all of the Membership Interests, endorsed in blank or accompanied by duly executed membership interest/unit powers in form and substance reasonably acceptable to Buyer;

(v) a counterpart of the Escrow Agreement duly executed by Sellers’ Representative and the Escrow Agent;

(vi) a counterpart of the Assignment Agreement duly executed by each Seller;

(vii) a counterpart of the Transition Services Agreement duly executed by Buyer and Restore Management Company, LLC;

(viii) with respect to each Seller that is not a Trust, an affidavit, executed by such Seller under penalties of perjury, that satisfies the requirements of Treasury Regulation Section 1.1445-2(b)(2) certifying that such Seller is not a foreign person, dated as of the Closing Date and in a form and manner reasonably satisfactory to Buyer;

(ix) evidence that Comfort Care has bound each Tail Policy, to be purchased and the premiums paid (as a Seller Transaction Cost) at the Closing;

(x) resignations in writing (effective as of the Closing Date) of all officers, managers and directors of each Company and Subsidiary and, to the extent Buyer requests prior to the Closing, any managers, directors and officers appointed or designated by each Company and Subsidiary to a board or governing body of another entity;

(xi) an IRS Form W-9 duly completed and executed by each Seller;

(xii) evidence that each Company and Subsidiary has terminated any employee or contractor who has Excluded Status;

(xiii) evidence, reasonably acceptable to Buyer, of the termination or assignment to Sellers of the engagement letter between Edgemont Capital Partners, L.P. with respect to all fees, expenses and compensation payable as of the Closing (or any other liabilities that may be payable post-closing);

(xiv) evidence that each of the Contracts and arrangements set forth on Schedule 9.2(c)(xiv) have been terminated;

(xv) evidence reasonably satisfactory to Buyer that there has been an Approval of the Health Care Regulatory Filings by the applicable Governmental Authority as final action;

(xvi) a counterpart of an employment agreement with the Key Person duly executed by the Key Person on terms reasonably satisfactory to Buyer;

(xvii) with respect to Woodland Home Health Services-CRMC LLC, (A) evidence that the membership interests of Woodland Home Health Services-CRMC LLC have been assigned to Sellers (or an Affiliate of Sellers), (B) a release or termination, reasonably satisfactory to Buyer, with regard to that certain letter of credit in favor of Health Care Authority of Cullman County, and (C) consent from Health Care Authority of Cullman County with respect to the foregoing;

(xviii) evidence, reasonably acceptable to Buyer, that the Liens on the Membership Interests in connection with that certain Stock Pledge Agreement, dated as of September 30, 2019, by and between J. Norman Estes and Claude E. Lee and that certain Stock Pledge Agreement, dated as of June 30, 2013, by and between J. Norman Estes and Deborah Elmore have been released;

(xix) with the exception of any material Approvals with any Governmental Authority relating to the Health Care Regulatory Filings for which Buyer is responsible pursuant to Section 7.5, Comfort Care shall have obtained and delivered to Buyer copies of all Approvals listed on Schedule 9.2(c)(xix) of the Disclosure Schedules and no such Approvals shall have been withdrawn or suspended;

(xx) the Flow of Funds Memorandum (the “Flow of Funds Memorandum”), duly executed by each Seller, setting forth (A) the payments to be made to, or on behalf of, Sellers by Buyer pursuant to this Agreement and (B) the wire instructions associated with each such payment;

(xxi) evidence, reasonably acceptable to Buyer, of the assignment of the Stay Incentive Compensation Agreements to Restore and one of its Affiliates; and

(xxii) releases duly executed by each Key Employee in connection with the payment of the Key Employee Bonus Amount, as contemplated by each stay incentive compensation agreement.

9.3 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct has not had, and would not, individually or in the aggregate, be reasonably expected to materially adversely affect the ability of Buyer to timely consummate the transactions contemplated by this Agreement; provided, however, that Buyer Fundamental Representations shall be true and correct in all respects as of the date hereof and on and as of the Closing Date (except those Buyer Fundamental Representations that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have delivered to Sellers the following documents:

(i) a certificate of the Secretary of Buyer, certifying to the effect that each of the conditions set forth in Sections 9.3(a) and 9.3(b) have been satisfied and setting forth (A) the names, signatures and positions of the Persons authorized to execute this Agreement and any other Transaction Documents to which Buyer is a party on behalf of Buyer and (B) a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and any other Transaction Documents to which Buyer is a party;

(ii) Buyer shall pay the Estimated Purchase Price, minus the Escrow Amount, minus the Sellers’ Representative Expense Fund to the Sellers’ Representative at the Closing;

(iii) evidence reasonably satisfactory to Buyer that the Health Care Regulatory Filings have been approved by the applicable Governmental Authority as final action;

(iv) a counterpart of each employment agreement with the Key Person, duly executed by Buyer;

(v) a counterpart of the Transition Services Agreement duly executed by Buyer;

(vi) a counterpart of the Flow of Funds Memorandum duly executed by Buyer;

(vii) a counterpart of the Escrow Agreement, duly executed by Buyer;

(viii) Buyer will have deposited, by wire transfer of immediately available funds, with the Escrow Agent in accordance with the Flow of Funds Memorandum and the terms of the Escrow Agreement (1) the Adjustment Escrow Amount, (2) the Indemnification Escrow Amount, and (3) the PRF Escrow Amount to the accounts designated by the Escrow Agent in the Escrow Agreement; and

(ix) Buyer shall pay the Sellers’ Representative Expense Fund, by wire transfer of immediately available funds, to Sellers’ Representative in accordance with the Flow of Funds Memorandum.

ARTICLE X

INDEMNIFICATION; SURVIVAL AND REMEDIES

10.1 Survival.. The representations and warranties of the Parties set forth in this Agreement (other than the Special Representations and the Fundamental Representations) shall survive the Closing until the date that is twelve (12) months after the Closing Date. The Special Representations (other than the representations and warranties contained in Section 5.19) shall survive the Closing until the date that is thirty-six (36) months after the Closing Date. The Fundamental Representations and the representations and warranties in Section 5.19 shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation, tolling or extension thereof). Notwithstanding the foregoing, any representation or warranty that is the subject of a Claim Notice delivered in good faith in compliance with the requirements of Section 10.3(a) shall survive with respect only to the specific matter described in such Claim Notice and shall not thereafter be barred by the expiration of the relevant representation or warranty or covenant or agreement and such claims shall survive until finally resolved in accordance with Section 10.3(c). The limitations on survival set forth in this Section 10.1 shall not apply to claims for Fraud, which shall survive the Closing and shall remain in full force and effect for the full period of the applicable statute of limitations (giving effect to any waiver, mitigation, tolling or extension thereof). The Parties acknowledge and agree that, to the extent necessary to implement the terms and conditions of this Section 10.1, any applicable statute of limitations shall be deemed to be modified. Covenants and other agreements in this Agreement required to be performed at or following the Closing shall survive the execution and delivery of this Agreement and the Closing in accordance with their respective terms. Covenants required to be performed prior to the Closing shall survive the Closing for a period of twelve (12) months following the Closing.

10.2 Indemnification for Damages.

(a) From and after the Closing, and subject to the applicable conditions and limitations set forth herein, each Seller (severally and not jointly) agrees to indemnify, defend and hold harmless Buyer and Comfort Care and each of their respective officers, directors, managers, employees, shareholders, members, representatives, agents, attorneys, Affiliates, successors and assigns (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all Damages suffered, sustained, incurred or paid by any of them by reason of:

(i) any breach of any representation or warranty set forth in Article IV or Article V of this Agreement or in the certificate delivered by Comfort Care or Sellers pursuant to 9.2(c)(ii) (provided that, if it is a Seller that breaches such Seller’s representation and warranty under Article IV, then only the breaching Seller will be obligated to indemnify the Buyer Indemnified Party for such Seller’s breach);

(ii) any failure by any Seller or Comfort Care to observe or perform its covenants and agreements set forth in this Agreement (provided that, if it is a Seller that breaches such Seller’s covenants, then only the breaching Seller will be obligated to indemnify the Buyer Indemnified Party for such Seller’s breach);

(iii) any Debt or Transaction Costs, in each case, to the extent not (A) included as a liability in the calculation of the Estimated Purchase Price or in the post-Closing Purchase Price adjustments contemplated by Section 3.2, or (B) paid by Comfort Care prior to the Closing;

(iv) any COVID-19 relief benefits obtained prior to Closing (including, without limitation, PRF Payments) to the extent related to the filing of any certification or application to obtain the same, accuracy and compliance with terms and conditions and attestations required to receive such funds, the use or application of the proceeds thereof by Comfort Care prior to Closing, any reporting with respect thereto by Comfort Care submitted prior to Closing, or the violation of any provision of the CARES Act or other Legal Requirements with respect thereto prior to Closing;

(v) the matters listed on Schedule 10.2(a)(v); and

(vi) any Fraud by Comfort Care (pre-Closing) or any Seller in connection with this Agreement or in the certificate delivered by Comfort Care or any Seller pursuant to Section 9.2(c)(ii).

(b) From and after the Closing, and subject to the applicable conditions and limitations set forth herein, Buyer agrees to indemnify, defend and hold harmless the Sellers and their respective officers, directors, managers, employees, shareholders, members, successors, representatives, agents, attorneys, Affiliates, heirs and assigns (collectively, the “Seller Indemnified Parties”) from, against, for and in respect of any and all Damages suffered, sustained, incurred or paid by any of them by reason of:

(i) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement or in the certificate delivered by Buyer pursuant to Section 9.3(c)(i);

(ii) any failure by Buyer to observe or perform its covenants and agreements set forth in this Agreement; and

(iii) any Fraud by Buyer in connection with this Agreement or in the certificate delivered by Buyer pursuant to Section 9.2(c)(i).

10.3 Indemnification Procedures.

(a) In no event shall any amounts be recovered by an Indemnified Party pursuant to Article X for any matter for which a written notice of claim specifying in reasonable detail the specific nature of the claim and, if known, the estimated amount of such Damages (a “Claim Notice”) is not delivered to the opposite Party. In the case of any Claim Notice with respect to indemnification for representations and warranties under Sections 10.2(a)(i) or 10.2(b)(i), such Claim Notice must be delivered prior to the time that such representations and warranties terminate pursuant to Section 10.1(a).

(b) In the event that any action or suit shall be instituted, or that any claim shall be asserted, by any third party in respect of which payment may be sought under Sections 10.2(a) or 10.2(b) (a “Third Party Claim”), the Party entitled to indemnification hereunder (the “Indemnified Party”) shall promptly cause a Claim Notice with respect to such Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Party required to provide indemnity hereunder (the “Indemnifying Party”); provided, that if the Sellers are the Indemnifying Party, such notice shall be sent only to the Sellers’ Representative and shall not be sent to the Sellers. The failure of the Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is actually prejudiced as a result of such failure. The Indemnifying Party shall be entitled to defend, contest or otherwise protect against any such Third Party Claim at its own cost and expense, and the Indemnified Party must reasonably cooperate in any such defense or other action; provided, however, that (i) the Indemnifying Party must conduct the defense of the claim actively and diligently thereafter in order to preserve its rights in this regard; (ii) as a condition to undertaking such defense, the Indemnifying Party shall have acknowledged in writing to the Indemnified Party its unqualified obligation to indemnify the Indemnified Party as provided hereunder; and (iii) the Indemnifying Party shall not have the right to defend, contest or otherwise protect against any Third Party Claim in the event that counsel to the Indemnified Party determines, in its reasonable discretion, that a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such matter. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of such defense, and the Indemnified Party may control such defense, if the claim over which the Indemnifying Party seeks to assume control (1) involves a claim which would be materially detrimental to or materially injure the Indemnified Party’s reputation, employees, customers, payors or other material business relations, (2) is a claim by a Governmental Authority (including with respect to Taxes or a material Permit), (3) seeks non-monetary relief (except if the non-monetary relief sought is a declaratory judgment involving monetary Damages), (4) involves criminal allegations against the Indemnified Party, (5) is one in which the Indemnifying Party is also a party and joint representation would be, as determined in good faith by the Indemnified Party’s counsel, inappropriate due to conflicts of interest or there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party, (6) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend, (7) involves a claim in which a spouse, sibling, parent or descendant (or an income or remainder beneficiary in the case of a trust) of the Indemnifying Party is also a party or (8) seeks Damages in excess of the Indemnifying Party’s cap on liability for Damages arising in connection therewith. If the Indemnifying Party so elects to take control of the defense and investigation of such Third Party Claim, the Indemnifying Party will be entitled (A) to employ and engage attorneys of its choice that are reasonably acceptable to the Indemnified Party to handle and defend the same and (B) to compromise or settle such Third Party Claim only with the prior written consent of the Indemnified Party (which consent may not be unreasonably withheld, conditioned or delayed); provided that the Indemnifying Party may settle a Third Party Claim without the consent of the Indemnified Party if such settlement, compromise or discharge (1) does not involve any finding or admission of any violation of Legal Requirements or admission of any wrongdoing by the Indemnified Party, (2) does not impose, as a principal source of relief, any injunctive or other equitable relief that would encumber any of the assets of the Indemnified Party or restrict any Indemnified Party or the conduct of any Indemnified Party’s business and (3) contains, as a condition of any settlement or other resolution, a complete and unconditional release of each Indemnified Party from any and all Liability in respect of such Third Party Claim. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party has relieved the Indemnifying Party from Liability with respect to the particular matter or the Indemnifying Party fails to assume defense of the matter. In the event the Indemnifying Party shall fail to actively and diligently defend, contest or otherwise protect against any such Third Party Claim, the Indemnified Party shall provide written notice of such failure to so defend, contest or otherwise protect against such Third Party Claim and, in the event the Indemnifying Party fails to cure such failure within five (5) Business Days following its receipt of such notice, shall have the right, but not the obligation, thereafter to defend, contest or otherwise protect against the same and make any compromise or settlement thereof, provided, however, that the Indemnified Party must send a written notice to the Indemnifying Party of any such proposed settlement or compromise, which settlement or compromise the Indemnifying Party may reject, in its reasonable judgment, within thirty (30) days of receipt of such notice. Failure to reject such notice within such thirty (30) day period shall be deemed an acceptance of such settlement or compromise. The Indemnified Party shall have the right to effect a settlement or compromise over the objection of the Indemnifying Party if the Indemnified Party waives any right to indemnity therefor. If the Indemnifying Party undertakes the defense of such matters, the Indemnified Party shall not, so long as the Indemnifying Party controls the defense thereof, be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party.

(c) Direct Claims. Any claim by an Indemnified Party on account of Damages that do not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party by giving the Indemnifying Party reasonably prompt written notice thereof; ( a “Direct Claim Notice”); provided, that the failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent the Indemnifying Party has actually been prejudiced by such failure. Such Direct Claim Notice shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such Direct Claim Notice to respond in writing to such Direct Claim, and either concede or deny liability for the claim set forth in such Direct Claim Notice (a “Claim Response”). If an Indemnifying Party fails to timely deliver a Claim Response within such thirty (30) calendar day period by 5:00 p.m., eastern time, on the last day of such period, such Indemnifying Party shall be deemed to have conceded, subject only to the limitations set forth herein, the entire amount of such Direct Claim and, subject to the limitations set forth in this Article X, the Indemnified Party shall be entitled to the entire amount of such indemnity Damages which shall be paid in full by the Indemnifying Party within ten (10) calendar days thereafter. If an Indemnifying Party denies liability for a Direct Claim, in whole or in part, Buyer and the Sellers’ Representative shall attempt to resolve such dispute as promptly as possible. If Buyer and the Sellers’ Representative fail to resolve such dispute within thirty (30) calendar days after receipt of the Claim Response corresponding to such dispute, any party may commence appropriate legal proceedings in order to obtain a final judgment of a court of competent jurisdiction that is not subject to further appeal.

(d) Following the delivery of any Claim Notice (whether in respect of a Third Party Claim or otherwise), the amount of indemnification to which an Indemnified Party shall be entitled pursuant to this Article X shall be determined, subject to the terms and conditions of this Article X, by: (i) written agreement between the Indemnified Party and Indemnifying Party; (ii) a final judgment or decree of any court of competent jurisdiction in accordance with Section 12.3; or (iii) any other means to which the Indemnified Party and Indemnifying Party agree in writing. The judgment or decree of a court shall be deemed to be final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals shall have been finally determined.

10.4 Limitation on Remedies. Notwithstanding anything to the contrary in this Agreement, the indemnification provided for under this Article X shall be subject to the following limitations:

(a) No amount shall be payable by an Indemnifying Party pursuant to Section 10.2(a)(i) or Section 10.2(b)(i) unless and until the aggregate amount of an Indemnified Party’s Damages exceeds $1,725,000.00 (the “Deductible”), after which point, such Indemnifying Party shall only be liable for the Damages of such Indemnified Party in excess of the Deductible; provided, that the Deductible shall not be applicable with respect to (i) Damages resulting from a breach of the Fundamental Representations, (ii) Damages resulting from a breach of the Special Representations or (iii) claims based on Fraud.

(b) Notwithstanding anything to the contrary in this Agreement:

(i) If Buyer Indemnified Parties are entitled to indemnification pursuant to Section 10.2(a)(i), other than as a result of (x) a breach of the Special Representations, (y) a breach of the Fundamental Representations, or (z) in the case of Fraud, (A) after giving effect to Section 10.4(a), the Indemnification Escrow Fund shall be the sole and exclusive source for the satisfaction of any Damages indemnifiable under and pursuant to Section 10.2(a)(i) and (B) following the exhaustion or release of the Indemnification Escrow Fund, the Sellers shall have no obligation to satisfy any claim by, or Damages incurred by, any Buyer Indemnified Party under Sections 10.2(a)(i).

(ii) If Buyer Indemnified Parties are entitled to indemnification pursuant to Section 10.1(a)(i) as a result of a breach of the Special Representations: (A) first, Buyer Indemnified Parties shall seek recovery from the Indemnification Escrow Fund up to the Indemnification Escrow Amount; and (B) thereafter, Buyer Indemnified Parties shall seek recovery against Sellers; provided, that Buyer Indemnified Parties shall only be entitled to seek recovery from the Sellers on a several basis and, with respect to each such Seller, for an amount not to exceed such Seller’s Designated Share of an amount equal to the Base Purchase Price, multiplied by fifteen percent (15%), less any amount(s) properly paid out of the Indemnification Escrow Fund, and the Sellers shall, in the aggregate, have no obligation to satisfy any claim by, or Damages incurred by, any Buyer Indemnified Party in excess of such amount.

(iii) If Buyer Indemnified Parties are entitled to indemnification (x) pursuant to Section 10.2(a)(i) as a result of a breach of the Fundamental Representations or (y) pursuant to Section 10.2(a)(ii)–(vi) (other than Section 10.2(a)(iv)):

(A) (1) first, Buyer Indemnified Parties shall seek recovery from the Indemnification Escrow Fund up to the Indemnification Escrow Amount; (2) thereafter, Buyer Indemnified Parties shall seek recovery against Sellers; provided, that Buyer Indemnified Parties shall only be entitled to seek recovery from the Sellers on a several basis and, with respect to each such Seller, for an amount not to exceed such Seller’s Designated Share of the Base Purchase Price.

(B) For the avoidance of doubt, in no event shall any Seller have any obligation to satisfy any claim by, or Damages incurred by, any Buyer Indemnified Party in excess of such Seller’s Designated Share of the Base Purchase Price.

(iv) If Buyer Indemnified Parties are entitled to indemnification pursuant to Section 10.2(a)(iv), (A) first, Buyer Indemnified Parties shall seek recovery from the PRF Escrow Fund up to the PRF Escrow Amount; (B) second, following the exhaustion or release of the PRF Escrow Amount, Buyer Indemnified Parties shall seek recovery for any unpaid Damages from the Indemnification Escrow Fund up to the Indemnification Escrow Amount; and (C) thereafter, Buyer Indemnified Parties shall seek recovery against Sellers; provided, that Buyer Indemnified Parties shall only be entitled to seek recovery from the Sellers on a several basis, not to exceed each such Seller’s Designated Share of the Base Purchase Price.

(c) Notwithstanding the indemnification obligations set forth in this Article X, any amounts that otherwise would cause a Party to be entitled to indemnification under this Article X shall be offset by (a) the amount of the proceeds of any insurance received with respect to such Claim; provided, that time for payment of any indemnification claim hereunder shall not be delayed by the recovery of any such insurance proceeds received with respect to such Claim and (b) any Tax benefit recognized in the form of a reduction in Taxes payable by a Buyer Indemnified Party or its Affiliates no later than the taxable year in which the indemnification payment is made, and arising from, the incurrence or payment of such Damages, determined on a “with and without” basis. Neither the Deductible nor Indemnification Escrow Amount shall be reduced by the amount of any insurance proceeds received by any Buyer Indemnitee with respect to such Claim. If the Indemnified Party elects to do so, the out-of-pocket costs and expenses (including reasonable fees and disbursements of outside counsel) reasonably incurred by the Indemnified Parties in pursuing any insurance proceeds or indemnity, contribution or other similar payment with respect to such Claim from any insurer shall reduce the total amount of insurance coverage received in connection with such Damages, except to the extent such costs and expenses are paid or reimbursed by such insurer or other third party. Each Party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Damages.

(d) For the purpose of determining the amount of Damages of any Buyer Indemnified Party entitled to be indemnified under this Article X and for determining whether a breach actually occurred, the representations and warranties of the Companies and the Sellers in this Agreement or in any certificate delivered in accordance with this Agreement, which are qualified by materiality or Material Adverse Effect, shall be deemed to be made without such materiality or Material Adverse Effect qualifiers; provided, however, that materiality or Material Adverse Effect qualifiers in Section 5.11(b), Section 5.25 and the first sentence of Section 5.14 shall be ignored solely for purposes of calculating the amount of any Damages applicable to a breach or inaccuracy thereof.

(e) No Seller or any Representatives of any Seller shall have any claims or rights to contribution or indemnity from Comfort Care or any of its current or former officers or managers with respect to any amounts paid or payable by such Seller or such Representative thereof pursuant to this Article X. Each Seller acknowledges that neither Comfort Care nor Buyer shall have any director, manager or officer indemnification liability to such Seller with respect to any claim under Section 10.2 based upon such Seller having been a manager, director, officer or employee of Comfort Care prior to the Closing.

(f) The waiver of any closing condition based on the accuracy of any representation or warranty will not affect the right to indemnification, payment of Damages, or other remedy based on such representations and warranties.

10.5 Tax Treatment of Indemnity Payments. Sellers and Buyer agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.

10.6 Exclusive Remedies. Except in the case of Fraud and with respect to amounts payable under Section 3.2, the Parties acknowledge and agree that if the Closing occurs, the remedies provided in this Article X shall constitute the sole and exclusive remedies available to any Party (whether at law or in equity or whether in contract or in tort or otherwise) (a) for any breach of the representations or warranties in this Agreement or any certificate delivered in accordance with this Agreement, (b) for any failure to perform or comply with any covenant or agreements in this Agreement or any certificate delivered in accordance with this Agreement or (c) otherwise in connection with, arising under, deriving from, involving or relating to this Agreement or any certificate delivered in accordance with this Agreement and the transactions contemplated hereby. The foregoing shall not limit the rights of a Party to seek or obtain injunctive or equitable relief based upon the breach of any covenant contained in this Agreement or to enforce each of the covenants contained in this Agreement (including Section 7.14), pursuant to the terms of this Agreement, nor does this Section 10.6 apply to or otherwise limit the right of any Buyer Indemnified Party to pursue any remedies under any of the employment agreements referred to in this Agreement.

10.7 As Is; Where Is. EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV AND ARTICLE V, THE MEMBERSHIP INTERESTS, AND BUYER’S INTEREST IN THE COMFORT CARE BUSINESS AND COMFORT CARE ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS,” AND SELLERS, THE COMPANIES, THEIR AFFILIATES AND ITS AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS, TITLE, CONDITION, VALUE, OR QUALITY OF THE COMFORT CARE ASSETS, OR THE COMFORT CARE BUSINESS, OR ANY PART THEREOF OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF SELLERS, THE COMPANIES, THEIR AFFILIATES AND ITS AND THEIR RESPECTIVE REPRESENTATIVES AS THEY RELATE TO THE MEMBERSHIP INTERESTS, THE COMPANIES, THE COMFORT CARE BUSINESS, AND THE COMFORT CARE ASSETS AND THE SAME EXPRESSLY DISCLAIM, AND BUYER HEREBY WAIVES, ON BEHALF OF ITSELF, ITS AFFILIATES AND ITS REPRESENTATIVES, ANY REPRESENTATION OR WARRANTY OF QUALITY, MERCHANTABILITY, NON-INFRINGEMENT, USAGE, OR SUITABILITY OR FITNESS OR FITNESS FOR ANY PARTICULAR PURPOSE, OR THE SUFFICIENCY OR CONDITION OF THE COMFORT CARE ASSETS, OR THE COMFORT CARE BUSINESS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IN EACH CASE EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV AND ARTICLE V.

10.8 Purchase Price Adjustments. Notwithstanding anything herein to the contrary, neither Sellers nor Buyer shall have any right to indemnification under this Agreement with respect to Damages to the extent the matter forming the basis for such Damages was taken into account in the determination of the Purchase Price (and any related adjustments thereto pursuant to Article II or Article III).

ARTICLE XI

TERMINATION

11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Sellers’ Representative and Buyer;

(b) by Buyer by written notice to Sellers’ Representative if:

(i) Buyer is not then in material breach of any provision of this Agreement which breach would give rise to the failure of any of the conditions set forth in Section 9.3(a) or 9.3(b), and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by a Seller or Comfort Care pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article IX and such breach, inaccuracy or failure has not been, or cannot be, cured by such Seller within fifteen (15) days of such Seller’s or Comfort Care’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 9.1 or Section 9.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2021 (the “Termination Date”), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

(c) by Sellers’ Representative by written notice to Buyer if:

(i) Sellers or Comfort Care are not then in material breach of any provision of this Agreement which breach would give rise to the failure of any of the conditions set forth in Section 9.2(a) or 9.2(b), and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article IX and such breach, inaccuracy or failure cannot or has not been cured by Buyer within fifteen (15) days of Buyer’s receipt of written notice of such breach from Sellers’ Representative; or

(ii) any of the conditions set forth in Section 9.1 or Section 9.3 shall not have been fulfilled by the Termination Date, unless such failure shall be due to the failure of a Seller or Comfort Care to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Sellers’ Representative in the event that (i) there shall be any law that makes consummation of the transactions contemplated by this Agreement permanently illegal or otherwise permanently prohibited or (ii) any Governmental Authority of competent authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable. Nothing in this Article XI will be deemed to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

11.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article XI, this Agreement shall immediately become void and there shall be no liability on the part of any Party except (a) as set forth in Section 7.6 relating to certain expenses, Section 7.9 related to public announcements, this Article XI, and Article XII, (b) that nothing herein shall relieve any Party from liability for any willful breach of any provision hereof or Fraud occurring prior to the termination of this Agreement, and (c) that no termination of this Agreement shall affect the obligations of the Parties under the Confidentiality Agreement, all of which shall survive termination of this Agreement in accordance with the terms thereof.

11.3 Return of Documentation. Following termination of this Agreement in accordance with Section 11.1, upon request by Sellers, Buyer shall return or destroy all agreements, documents, contracts, instruments, books, records, materials and all other information regarding Comfort Care or its Affiliates provided to Buyer or any representatives of Buyer in connection with the transactions contemplated by this Agreement or the other Transaction Documents in accordance with the Confidentiality Agreement.

ARTICLE XII

MISCELLANEOUS

12.1 Assignment. This Agreement and the rights under this Agreement may not be assigned by Buyer without the prior written consent of Sellers’ Representative; provided, that Buyer may, without the consent of any other Party, assign its rights (but not its obligations) hereunder, in whole or in part, to (1) any Affiliate that is fully capable of performing all of Buyer’s obligations required under this Agreement and (2) any lender providing financing to Buyer or Comfort Care for collateral security purposes. This Agreement and the rights hereunder may not be assigned by Comfort Care or a Seller without the prior written consent of Buyer. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Any purported assignment not permitted under this Section 12.1 shall be null and void.

12.2 Notices. Unless otherwise provided in this Agreement, any notice, request, consent, instruction or other document to be given under this Agreement by any Party to another Party will be in writing and delivered personally, by reputable overnight delivery service or other courier or by certified mail, postage prepaid, return receipt requested, and will be deemed given (a) when received if delivered personally or by overnight delivery service or other courier or (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested, as follows:

If to Sellers’ Representative, addressed to:

Phillip Cody Long

931 Fairfax Park

Tuscaloosa, Alabama 35406

With copy to (which shall not constitute notice):

Butler Snow LLP

1819 Fifth Avenue North, Suite 1000

Birmingham, Alabama 35203

Attention: Randy McClanahan and Lance Wilkerson

Facsimile: (205) 297-2223

Email: randy.mcclanahan@butlersnow.com and

lance.wilkerson@butlersnow.com

If to Buyer, addressed to:

Aveanna Healthcare LLC

400 Interstate North Parkway, SE

Suite 1600

Atlanta, Georgia 30339

Telephone: 678-385-4005

Facsimile: 678-784-4705

Attention: Shannon Drake, General Counsel

E-mail: sdrake@Aveanna.com

With copy to (which shall not constitute notice):

Greenberg Traurig, LLP

3333 Piedmont Road NE

Suite 2500

Atlanta, GA 30305

Telephone: 678-553-2121

Facsimile: 678-553-2120

Attention: Gary E. Snyder

E-mail: SnyderG@GTLAW.com

or to such other place and with such other copies as either Sellers or Buyer may designate by written notice to the others in accordance with this Section 12.2.

12.3 Choice of Law; Jurisdiction; Venue: Jury Waiver. The Parties stipulate that this Agreement has been entered into in the State of Delaware. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation, inducement to enter and/or performance of this Agreement (whether related to breach of contract, tortious conduct or otherwise and whether now existing or hereafter arising) shall be governed by, the internal Laws of the State of Delaware, without giving effect to any Laws, rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws, rules or provisions of any jurisdiction other than the State of Delaware. THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF ALABAMA FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL BE EXCLUSIVELY LITIGATED IN THE STATE OR FEDERAL COURTS LOCATED IN JEFFERSON COUNTY, ALABAMA. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT HE, SHE OR IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

12.4 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Person or Persons entitled to the benefits thereof only by a written instrument signed by the Person or Persons granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

12.5 Expenses. Except as otherwise provided in this Agreement, Sellers will be responsible for all legal fees, accountant’s fees, consultant’s fees, broker fee’s, investment banker’s fees, other advisory fees and other costs and expenses that Sellers and Comfort Care incur in connection with the negotiation, preparation, execution and performance of this Agreement. Except as otherwise provided in this Agreement, Buyer will be responsible for all legal fees, accountant’s fees, consultant’s fees, broker fee’s, investment banker’s fees, other advisory fees and other costs and expenses that Buyer and its Affiliates (excluding Comfort Care and Sellers) incur in connection with the negotiation, preparation, execution and performance of this Agreement. Notwithstanding the foregoing, Buyer shall pay all filing fees relating to any filing made in accordance with the HSR Act.

12.6 Invalidity. In the event that any one or more of the provisions set forth in this Agreement or in any other instrument referred to in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or any other such instrument. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereunder be consummated as original contemplated to the fullest extent possible.

12.7 Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their successors and assigns permitted under this Agreement, and no provisions of this Agreement will be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right except as expressly provided in this Agreement including with respect to the Buyer Indemnified Parties and the Seller Indemnified Parties.

12.8 No Presumption Against Any Party. Neither this Agreement nor any uncertainty or ambiguity herein will be construed or resolved against any Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties and their respective counsel and will be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all Parties.

12.9 Specific Performance. Each of Buyer (one the one hand) and Sellers (on the other) acknowledges and agrees that the other would be damaged irreparably (for which damages, even if available, will not be an adequate remedy) in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of Buyer (one the one hand) and Sellers (on the other) agrees that the other will be entitled to an injunction or injunctions (or other equitable relief) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law.

12.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed and delivered in counterpart signature pages executed and delivered via facsimile, email (.pdf) or other means of electronic transmission, and any such counterpart executed and so delivered shall be deemed an original for all intents and purposes.

12.11 Entire Agreement; Amendments. This Agreement, together with all Exhibits, Annexes and Schedules hereto, and the other Transaction Documents constitute the entire agreement of the Parties with regard to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. No amendment, supplement or modification of this Agreement will be binding unless executed in writing by all Parties (subject to Section 12.14).

12.12 Disclosure Schedules. The inclusion of any information in the Disclosure Schedules shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedules, that such information is required to be listed in the Disclosure Schedules or that such items are material to Comfort Care or Sellers. The headings, if any, of the individual sections of the Disclosure Schedules are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Disclosure Schedules are arranged in sections corresponding to those contained in Article IV and Article V merely for convenience, and the disclosure of an item in one section of the Disclosure Schedules as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate section of the Disclosure Schedules with respect to such other representations or warranties or the presence or absence of a reference thereto in either the Disclosure Schedules or in the particular representation or warranty. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Disclosure Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement (other than with respect to any representation, warranty or provision of this Agreement in which such specification occurs).

12.13 Conflicts and Privilege. Buyer and Sellers hereby agree that, in the event a dispute arises after the Closing between Buyer or Comfort Care and a Seller, Butler Snow LLP may represent such Seller in such dispute even though the interests of such Seller may be directly adverse to Comfort Care, and even though Butler Snow LLP may have represented Comfort Care in a matter substantially related to such dispute, or may be handling ongoing matters for Comfort Care. Buyer further agrees that, as to all communications between Butler Snow LLP, Comfort Care and Sellers that relate in any way to the transactions contemplated by this Agreement (a “Privileged Communication”), the attorney-client, work product, business strategy or similar protection or privilege and the expectation of client confidence belongs to Sellers and may be controlled by Sellers, and shall not transfer, pass to or be claimed or controlled by Comfort Care or Buyer notwithstanding the transfer of Membership Interests hereunder; provided that Sellers shall not waive such attorney-client privilege other than to the extent appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement and the other Transaction Documents. Notwithstanding the foregoing, in the event a dispute arises between Buyer or Comfort Care and a Person other than a Seller after the Closing, Comfort Care may assert the attorney-client privilege to prevent disclosure of confidential communications by Butler Snow LLP to such Person; provided, however, that Comfort Care may not waive such privilege without the prior written consent of Sellers, which consent will not be unreasonably withheld. In the event that Buyer or any of its Affiliates (including any Company or Subsidiary) is legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent permitted by applicable Legal Requirements, then Buyer shall notify the Sellers’ Representative in writing so that the Sellers’ Representative can seek a protective order. Notwithstanding anything in this Section 12.13 to the contrary, in any such case, the Parties shall reasonably cooperate to seek to provide for access in a manner that does not violate any such privilege or applicable Legal Requirements; provided that in each such case, the Sellers’ Representative shall reasonably cooperate with Buyer to enable Buyer and its representatives to enter into appropriate confidentiality, joint defense or similar arrangements so that Buyer and its representatives may have reasonable access to such information.

12.14 Sellers’ Representative.

(a) Appointment; Acceptance. Each of the Sellers shall be deemed to have agreed to irrevocably constitute and appoint Phillip Cody Long, acting as hereinafter provided, as the Sellers’ Representative, and appoint the Sellers’ Representative as their exclusive attorney-in-fact and agent in their name, place, and stead in connection with the transactions and agreements contemplated by this Agreement and the other Transaction Documents and acknowledge that such appointment and the powers, immunities and rights to indemnification granted to the Sellers’ Representative hereunder are coupled with an interest and are intended to be durable and to survive the disability or mental incapacity of each Seller and survive the death, incompetence, bankruptcy or liquidation of the respective member of the Seller and shall be binding on any successor, heir, or Representative thereto. By executing and delivering this Agreement under the heading “Sellers’ Representative,” Philip Cody Long hereby: (a) accepts his appointment and authorization to act as the Sellers’ Representative as attorney-in-fact and agent on behalf of the Sellers in accordance with the terms of this Agreement, and (b) agrees to perform the obligations required of the Sellers’ Representative under this Agreement and any other agreements, documents, certificates, and instruments delivered to the Buyer in connection with the transactions contemplated by this Agreement.

(b) Authority. Each Seller fully and completely, without restriction: authorizes the Sellers’ Representative (i) to prepare, finalize, approve, and authorize all exhibits, schedules and other attachments to this Agreement and all other agreements and other documents (including the other Transaction Documents) to be delivered by the Sellers or Comfort Care pursuant to this Agreement (the “Seller Group Delivered Agreements”) and such approval and authorization may be conclusively evidenced by the execution or delivery thereof by the Sellers’

Representative, (ii) to execute and deliver, and to accept delivery of, on their behalf, such amendments as may be deemed by the Sellers’ Representative in his sole discretion to be appropriate under the Seller Group Delivered Agreements, (iii) to act for the Sellers with respect to all post-Closing matters, (iv) to act for the Sellers pursuant to Article II and Article III of this Agreement, (v) to employ and obtain the advice of legal counsel, accountants and other professional advisors as Sellers’ Representative on behalf of the Sellers, in Sellers Representative’s sole discretion, deems necessary or advisable in the performance of his duties as Sellers’ Representative and to rely on their advice and counsel, (vi) to terminate, amend, or waive any provision of this Agreement, provided that any such action, if material to the rights and obligations of the Sellers in the reasonable judgment of the Sellers’ Representative will be taken in the same manner with respect to all Sellers unless otherwise agreed by each of the Sellers who is subject to any disparate treatment of a potentially adverse nature, (vii) to give and receive notices and communications on behalf of Sellers under this Agreement and the Escrow Agreement (it being agreed that notices and communications to Sellers under this Agreement and the Escrow Agreement which are provided to the Sellers’ Representative after the date hereof will be deemed for all purposes to have been given to all Sellers), and (viii) to do or refrain from doing any further act or deed on behalf of the Sellers which Sellers’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as any of the Sellers could do if personally present and acting; provided, however, that nothing in this Section 12.14 shall be deemed to authorize the Sellers’ Representative to communicate any inaccurate or misleading information to the Buyer on behalf of any Seller or conduct any activity or matter not authorized by this Agreement.

(c) Notwithstanding the obligations of the Sellers’ Representative set forth in this Section 12.14, the Sellers’ Representative shall not be responsible to any Seller for any Damages which such Seller may suffer by the performance of the Sellers’ Representative’s duties under this Agreement, the other Transaction Documents or the Seller Group Delivered Agreements (other than Damages arising from willful violation of Legal Requirements or gross negligence in the performance of such duties under this Agreement, the other Transaction Documents or the Seller Group Delivered Agreements). The Sellers’ Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, the other Transaction Documents or the Seller Group Delivered Agreements, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement, the other Transaction Documents or the Seller Group Delivered Agreements or shall otherwise exist against the Sellers Representative.

(d) A decision, act, consent or instruction of the Sellers’ Representative hereunder or under any agreements ancillary hereto, including, without limitation, the Escrow Agreement, shall constitute a decision of all Sellers and shall be final, binding and conclusive upon each Seller and Buyer may conclusively rely upon any decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of each and every Seller.

(e) The Sellers’ Representative may resign by delivering written notice to each Seller with a copy to Buyer, at least twenty (20) days prior to the effective date of such resignation. A majority of Sellers may terminate the appointment of the Sellers’ Representative, by delivering written notice thereto, with a copy to Buyer, which notice shall designate the effective date of such termination not earlier than five (5) Business Days after Buyer’s and, if applicable, Escrow Agent’s receipt of such notice. In the event of such resignation or termination, a successor the Sellers’ Representative shall be appointed by a majority of Sellers (based on their respective Designated Share) and written notice of such appointment shall be delivered to Buyer and, if applicable, the Escrow Agent. After the appointment (or deemed appointment) of a Person as a successor Sellers’ Representative, all references to such Sellers’ Representative shall be deemed to include such successor.

(f) Sellers’ Representative Expense Fund.

(i) An amount equal to the Sellers’ Representative Expense Fund shall be held, maintained and administered by the Sellers’ Representative and used in accordance with Section 3.3(a)(i) and for the purposes of reimbursing the Sellers’ Representative for any third party expenses incurred by the Sellers’ Representative in such capacity, pursuant to this Agreement and the agreements ancillary hereto. Sellers will not receive any interest or earnings on the Sellers’ Representative Expense Fund and irrevocably transfer and assign to the Sellers’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Sellers’ Representative will hold these funds separate from his own funds, will not use these funds for any other purposes and will not voluntarily make these funds available to his creditors in the event of bankruptcy.

(ii) The Sellers’ Representative shall be entitled to draw against the Sellers’ Representative Expense Fund in accordance with Section 3.3(a)(i) and at any time and from time to time as and when it becomes necessary to or appropriate to pay any costs and expenses incurred by the Sellers’ Representative in the performance of his duties hereunder, including, without limitation, the fees and expenses of accountants and counsel retained by the Sellers’ Representative. The Sellers’ Representative shall be the administrator of the Sellers’ Representative Expense Fund and shall have sole and absolute authority over the Sellers’ Representative Expense Fund and shall have no responsibility or liability for any loss of principal of the Sellers’ Representative Expense Fund other than as a result of his fraud, gross negligence or willful misconduct. As soon as practicable following the release in full of the Indemnification Escrow Fund, payment of any amounts that Sellers’ Representative determines may be owing under this Agreement, the settlement of any claims or disputes related thereto, and the payment of all expenses related to the foregoing, Sellers’ Representative shall distribute the amount, if any, remaining from the Sellers’ Representative Expense Fund to Sellers in accordance with their Designated Share. For tax purposes, the Sellers’ Representative Expense Fund shall be treated as having been received and voluntarily set aside by Sellers at the time of Closing. If the Sellers’ Representative Expense Fund is insufficient to satisfy the foregoing expenses incurred by the Sellers’ Representative, then Sellers shall pay such expenses based on their Designated Share of such expenses.

12.15 Seller Guaranty of Trust Obligations.

(a) To induce Buyer to enter into this Agreement, J. Norman Estes (“Estes”), by executing this Agreement as a Seller, irrevocably, absolutely and unconditionally:

(i) guarantees to Buyer, on the terms and subject to the conditions of this Section 12.15 (the “Estes Guarantee”), the prompt performance and payment of all obligations (including under Article X) of (A) The Jennifer Lee Estes Trust, established under the terms of The Shirly Jean Estes Trust dated March 10, 1993, (B) The James N. Estes, Jr. Trust, established under the terms of The Shirley Jean Estes Trust dated March 10, 1993, (C) The Jennifer Lee Estes Family Dynasty Trust No. 2, dated December 27, 2012 and (D) The James N. Estes, Jr. Family Dynasty Trust No. 2, dated December 27, 2012 (collectively, the “Estes Guaranteed Obligations”) strictly in accordance with the terms and conditions hereof; and

(ii) waives any requirement that Buyer exhaust any right, remedy or take any action against the applicable Trust before proceeding hereunder.

(b) To induce Buyer to enter into this Agreement, R. Frank Brown, Jr. (“Brown”, and together with Estes, each a “Seller Guarantor”, and collectively, the “Seller Guarantors”), by executing this Agreement as a Seller, irrevocably, absolutely and unconditionally:

(i) guarantees to Buyer, on the terms and subject to the conditions of this Section 12.15 (the “Brown Guarantee”, and together with the Estes Guarantee, this “Guarantee”), the prompt performance and payment of all obligations (including under Article X) of Robert Frank Brown, Jr. Trust, dated December 28, 1999 (the “Brown Guaranteed Obligations”, and together with the Estes Guaranteed Obligations, the “Guaranteed Obligations”) strictly in accordance with the terms and conditions hereof; and

(ii) waives any requirement that Buyer exhaust any right, remedy or take any action against the applicable Trust before proceeding hereunder.

(c) Each Seller Guarantor shall remain liable for the payment and for the performance of its guarantee obligations pursuant to this Section 12.15, notwithstanding any act, omission or event that might, but for this sentence, otherwise operate as a legal or equitable discharge or defense of such Seller Guarantor. Notwithstanding the foregoing, each Seller Guarantor hereby reserves the right to raise and assert any defenses, claims, counterclaims, set-offs, cross claims, recoupments or limitations (including limitations on and exclusions of certain damages) that could be raised or asserted by any Trust pursuant to this Agreement or applicable Law with respect to any obligation owed or claimed to be owed by such Trust to Buyer under this Agreement.

(d) Each Seller Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of the Guaranteed Obligations (other than notices to the Seller Guarantors and the applicable Trust required to be provided or otherwise delivered pursuant to this Agreement) and notice of or proof of reliance by Buyer upon this Guarantee or acceptance of this Guarantee. Each Seller Guarantor acknowledges that Buyer entered into this Agreement in reliance upon this Guarantee.

(e) Each Seller Guarantor’s undertakings under this Agreement shall remain in full force and effect until final performance in full of the Guaranteed Obligations under this Agreement notwithstanding any intermediate payment or performance of the Guaranteed Obligations.

(f) The obligations of each Seller Guarantor hereunder will not be discharged by: (i) any modification of, or amendment or supplement to, this Agreement approved in writing in accordance with this Agreement, in each case except to the extent expressly set forth therein, (ii) any change in the structure of any Trust; or (iii) any insolvency, bankruptcy, reorganization, arrangement, composition, liquidation, dissolution, or similar proceedings with respect to any Trust. In the event that any payment to Buyer in respect of any Guaranteed Obligation is rescinded or must otherwise be returned to a Seller Guarantor for any reason whatsoever other than the fact that Buyer was not in fact entitled to the payment, to the extent such amount is actually returned to such Seller Guarantor, such Seller Guarantor shall remain fully liable hereunder with respect to such Seller Guarantor’s Guaranteed Obligation as if such payment had not been made.

(Remainder of page intentionally left blank. Signature pages follow.)

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

COMFORT CARE:

Comfort Care Home Health Services, LLC

By:	/s/ Joseph W. Jones, Jr.
Name:	Joseph W. Jones, Jr.
Its:	Manager

Comfort Care Hospice, L.L.C.

By: :	/s/ Joseph W. Jones, Jr.
Name:	Joseph W. Jones, Jr.
Its:	Manager

Premier Medical Housecall, LLC

By:	/s/ Alan Parker
Name:	Alan Parker
Its:	CEO

Comfort Care Coastal Home Health, LLC

By:	/s/ Joseph W. Jones, Jr.
Name:	Joseph W. Jones, Jr.
Its:	Manager

Comfort Care Home Health of North Alabama, LLC

By:	/s/ Alan Parker
Name:	Alan Parker
Its:	CEO

Comfort Care Home Health of Northeast Alabama, LLC

By:	/s/ Alan Parker
Name:	Alan Parker
Its:	CEO

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

Comfort Care Home Health of West Alabama, LLC

By:	/s/ Alan Parker
Name:	Alan Parker
Its:	CEO

Comfort Care Coastal Hospice, LLC

By:	/s/ Joseph W. Jones, Jr.
Name:	Joseph W. Jones, Jr.
Its:	Manager

Comfort Care Hospice of Middle Tennessee, LLC

By:	/s/ Alan Parker
Name:	Alan Parker
Its:	CEO

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

COMFORT CARE HOME HEALTH SELLERS:

/s/ R. Frank Brown, Jr.
R. Frank Brown, Jr.

/s/ J. Norman Estes
J. Norman Estes

/s/ Alex Baker
Alex Baker

/s/ John Burchfield
John Burchfield

/s/ Joseph W. Jones, Jr.
Joseph W. Jones, Jr.

The Jennifer Lee Estes Trust, established under the terms of The Shirly Jean Estes Trust dated March 10, 1993

By:	/s/ David A. Estes
Name:	David A. Estes
Its:	Trustee

The James N. Estes, Jr. Trust, established under the terms of The Shirley Jean Estes Trust dated March 10, 1993

By:	/s/ David A. Estes
Name:	David A. Estes
Its:	Trustee

The Jennifer Lee Estes Family Dynasty Trust No. 2, dated December 27, 2012

By:	/s/ David A. Estes
Name:	David A. Estes
Its:	Trustee

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

The James N. Estes, Jr. Family Dynasty Trust No. 2, dated December 27, 2012

By:	/s/ David A. Estes
Name:	David A. Estes
Its:	Trustee

Robert Frank Brown, Jr. Trust, dated December 28, 1999

By:	/s/ John L. Wallace
Name:	John L. Wallace
Its:	Trustee

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

COMFORT CARE HOSPICE SELLERS:

/s/ R. Frank Brown, Jr.
R. Frank Brown, Jr.

/s/ Jeff E. Hutton
Jeff E. Hutton

/s/ J. Norman Estes
J. Norman Estes

/s/ Alex Baker
Alex Baker

/s/ John Burchfield
John Burchfield

/s/ Joseph W. Jones, Jr.
Joseph W. Jones, Jr.

The Jennifer Lee Estes Trust, established under the terms of The Shirly Jean Estes Trust dated March 10, 1993

By:	/s/ David A. Estes
Name:	David A. Estes
Its:	Trustee

The James N. Estes, Jr. Trust, established under the terms of The Shirley Jean Estes Trust dated March 10, 1993

By:	/s/ David A. Estes
Name:	David A. Estes
Its:	Trustee

The Jennifer Lee Estes Family Dynasty Trust No. 2, dated December 27, 2012

By:	/s/ David A. Estes
Name:	David A. Estes
Its:	Trustee

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

The James N. Estes, Jr. Family Dynasty Trust No. 2, dated December 27, 2012

By:	/s/ David A. Estes
Name:	David A. Estes
Its:	Trustee

PREMIER MEDICAL HOUSECALL SELLER:

Restore Holdings, LLC

By:	/s/ Joseph W. Jones, Jr.
Name:	Joseph W. Jones, Jr.
Its:	Manager

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

SELLER’S REPRESENTATIVE:

/s/ Philip Cody Long
Philip Cody Long

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

BUYER:

Aveanna Healthcare Senior Services LLC

By:	/s/ Rodney D. Windley

Name:	Rodney D. Windley
Its:	Executive Chairman

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

EXHIBIT A

DEFINED TERMS

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (a) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving Comfort Care; (b) the issuance or acquisition of membership interests or other Equity Securities in Comfort Care; or (c) the sale, lease, exchange or other disposition of any significant portion of the Comfort Care Assets.

“Affiliate” means with respect to any Person, any Person that, directly or indirectly, controls, is controlled by, or is under a common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. With respect to any natural person, the term “Affiliate” will also mean (a) the spouse or children (including those by adoption); and any trust whose primary beneficiary is such Person, such Person’s spouse, and/or one or more of such Person’s lineal descendants, (b) the legal representative or guardian of such Person or of any such Person’s spouse or lineal descendants in the event such Person or any of such Person’s spouse or lineal descendants becomes mentally incompetent, and (c) any Person controlled by or under the common control with any one or more of such Person and the Persons described in clauses (a) or (b) of this definition.

“Agreement” is defined in the preamble.

“Alabama Investigation” means any and all investigations of Comfort Care by any Governmental Authority existing as of the date of this Agreement or arising out of such existing investigation, regardless of whether such Governmental Authority is currently involved in such investigation.

“Alabama Investigation Development” means after the date hereof and in connection with the Alabama Investigation, the receipt or issuance of any subpoena, Civil Investigative Demand, or any document request, whether formal or informal, to any party, a request to interview any witness, whether pursuant to subpoena, deposition or informally, the filing of any lawsuit or criminal charges, or similar action taken by any Governmental Authority regardless of whether such action is taken directly with Comfort Care or some other party including any employees, agents, officer or owners of Comfort Care, whether current or former, or any third party or any action taken in connection with Comfort Care’s ability to participate in any Governmental Reimbursement Program.

“Alabama Investigation Resolution” means a final nonappealable determination by any investigating Governmental Authority as to the Alabama Investigation or agreement between Comfort Care and any Governmental Authority as to final resolution of the Alabama Investigation.

“Annual Period” is defined in Section 5.11(a)(i).

“Anti-Kickback Statute” means the Medicare and Medicaid Patient and Program Protection Act of 1987 (42 U.S.C. § 1320a-7b) as amended, and its implementing regulations, collectively with any amendments or successor law(s) or regulations and includes any state Legal Requirement concerning the same or similar subject matter.

“Antitrust Laws” is defined in Section 7.5.

“Applicable Look-Back Date” means the date that is the five (5) years prior to the date of this Agreement for those representations and warranties in Section 5.15, Section 5.19 and Section 5.20, and three (3) years prior to the date of this Agreement for all other representations and warranties.

“Approval” means all material notices, reports, filings, approvals, Orders, authorizations, consents, licenses, permits, qualifications or registrations or waivers of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communications required to be filed with or delivered to, any Governmental Authority or any other Person.

“Assignment Agreement” means the Assignment of Membership Interests to be executed by each Seller contemporaneously with the Closing, substantially in the form attached hereto as Exhibit C.

“Base Purchase Price” is defined in Section 2.2(a).

“Books and Records” means all books and records pertaining to Comfort Care, the Comfort Care Business and the Comfort Care Assets, including all books of account, journals and ledgers, files, correspondence, memoranda, maps, plats, customer lists, supplier lists, and personnel records relating to the employees of Comfort Care (all in whatever form or format).

“Brown” is defined in Section 12.15(b).

“Brown Guarantee” is defined in Section 12.15(b)(i).

“Brown Guaranteed Obligations” is defined in Section 12.15(b)(i).

“Business Day” means any day other than a Saturday, Sunday or legal holiday under the laws of the United States or the State of Alabama.

“Buyer” is defined in the preamble.

“Buyer Indemnified Parties” is defined in Section 10.2(a).

“Buyer Welfare Plan” is defined in Section 7.11(c).

“CAA” means the federal Clean Air Act, as amended.

“Calculation Methodologies” means GAAP and to the extent consistent with GAAP, applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the balance sheet included in the most recent Comfort Care Annual Financial Statements (without regard to any purchase accounting adjustments arising out of the transactions contemplated hereby) and consistent with the Net Working Capital Analysis.

“CARES Act” means the Coronavirus Act, Relief, and Economic Security Act of 2020 (Pub. L. 116–136), as amended.

“CARES Act PPP” means the Paycheck Protection Program under Division A, Title I of the CARES Act.

“CARES Act Provider Relief Fund” means the funds distributed to Medicare providers by the U.S. Department of Health and Human Services pursuant to the Public Health and Social Services Emergency Fund in the CARES Act and subsequent amendments.

“Cash” means cash and cash equivalents (as determined in accordance with GAAP) of Comfort Care, in each case as of the Effective Time, excluding (i) amounts held in escrow or as security, or deposits with third parties (including landlords) of any Company, or if usage of or access to such cash or cash equivalents is restricted by Law, Contract or otherwise and (ii) all uncleared checks, checks-in-transit, wire transfer, and drafts written by Comfort Care but not yet cleared.

“Claim” means any and all claims, causes of action, demands, lawsuits, suits, information requests, proceedings, governmental investigations or audits and administrative Orders (whether civil, criminal, administrative, investigative or informal), whether or not ultimately determined to be valid.

“Claim Notice” is defined in Section 10.3(a).

“Claim Response” is defined in Section 10.3(c).

“Class A Members” means J. Norman Estes, Joseph W. Jones, Jr., and R. Frank Brown, Jr.

“Closing” is defined in Section 2.6.

“Closing Date” is defined in Section 2.6.

“Closing Statement” is defined in Section 3.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Comfort Care” is defined in the preamble (subject to Section 1.3).

“Comfort Care Annual Financial Statements” is defined in Section 5.6.

“Comfort Care Assets” means all of the assets, whether real, personal (tangible or intangible) or mixed, owned (in fee or any lesser interest including leasehold or license interests) by Comfort Care.

“Comfort Care Business” means the provision of skilled home healthcare and hospice services to Medicare-certified and other patients and other related services as conducted by Comfort Care as of the date hereof.

“Comfort Care Coastal Home Health” is defined in the preamble.

“Comfort Care Coastal Hospice” is defined in the preamble.

“Comfort Care Financial Statements” is defined in Section 5.6.

“Comfort Care Home Health” is defined in the preamble.

“Comfort Care Home Health of NE AL” is defined in the preamble.

“Comfort Care Home Health of North AL” is defined in the preamble.

“Comfort Care Home Health of West AL” is defined in the preamble.

“Comfort Care Hospice” is defined in the preamble.

“Comfort Care Hospice of Middle TN” is defined in the preamble.

“Comfort Care Intellectual Property” is defined in Section 5.12(a).

“Comfort Care Interim Balance Sheet” is defined in Section 5.6.

“Comfort Care Interim Financial Statements” is defined in Section 5.6.

“Comfort Care Organizational Documents” means, collectively, the Organizational Documents of each of the Companies and the Subsidiaries and all amendments thereto or restatements thereof.

“Companies” or “Company” is defined in the preamble.

“Company Personnel” means, individually and collectively, the directors, officers, managers, employees, contractors, and agents of each Company or each Subsidiary, as applicable.

“Company Released Person” is defined in Section 7.16.

“Company Systems” is defined in Section 5.12(g).

“Confidentiality Agreement” means that certain confidentiality agreement dated June 23, 2021 between Buyer and Comfort Care.

“Continuing Employee” is defined in Section 7.11(c).

“Contract” means any contract, agreement, understanding, undertaking, option, right to acquire, preferential purchase right, preemptive right, warrant, indenture, debenture, note, bond, loan, loan agreement, collective bargaining agreement, lease, mortgage, franchise, license, purchase order, bid, commitment, letter of credit, guaranty, surety or any other legally binding arrangement, whether oral or written.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“D&O Tail Policy” is defined in Section 7.12(e).

“Damages” means all debts, liabilities, obligations, actual losses, damages, cost and expenses, interest (including prejudgment interest), penalties, fines, reasonable legal and accounting fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts to the extent actually incurred by a Party to this Agreement whether or not involving a third-party claim; provided, however, that “Damages” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Debt” means, for a particular Person without duplication: (a) indebtedness of such Person for borrowed money including (i) intercompany and related party payables (including distributions) net of receivables and (ii) the face amount of any letter of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person and obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing and capital lease obligations, in each case including the principal amount and any accrued and unpaid interest, premiums, penalties and fees; (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) any forgiveness of any liability of such Person that remains subject to any condition or obligations, including any Tax increment financing, economic incentive or similar item, (d) obligations of such Person to pay the deferred purchase price of property or services (including earn-out payments and obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable included in the calculation of Net Working Capital); (e) obligations of such Person under any interest rate, currency swap or other hedging arrangement; (f) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) above; (g) credit balances of such Person arising out of overpayments to such Person due to patients or to payors under any program, including any Medicare hospice cap payable amount; (h) accrued and unpaid obligations of such Person under any severance, deferred compensation or employee bonus plan or arrangement or any pre-Closing vacation or paid time off balances (including the employer portion of any employment or payroll Taxes required to be paid with respect to such payments); (i) obligations of such Person to pay phantom compensation and the amount of the employer portion of employment or payroll Taxes required to be paid with respect to such payments; (j) any compensation owed by such Person to any current or former employee of such Person that is triggered by the execution of this Agreement or the consummation of the transactions contemplated hereby including any contingent retention payments, transaction bonuses, change of control payment, stay bonus and transition bonus or any similar arrangement payable as a result of the consummation of the transactions contemplated hereby or related to any prior acquisition (including the employer portion of any employment or payroll Taxes required to be paid with respect to such payments); (k) liabilities for accrued and unpaid Pre-Closing Taxes; (l) the amount of any Accelerated and Advanced Payments under Medicare that are required to be repaid or recouped after Closing; (m) any and all payroll Taxes deferred pursuant to the CARES Act, PPP, the Families First Coronavirus Response Act, or any federal executive order; (n) accrued interest, premiums, fees, expenses, penalties or guarantees for the benefit of another Person of any of the foregoing; (o) indebtedness or obligations of others of the kinds referred to in clauses (a) through (n) secured by any Lien on or in respect of any property of such Person; and (p) any prepayment penalties required to be made by such Person in connection with the repayment of any of the indebtedness or obligations of other kinds referred to in clauses (a) through (o).

“Debt Amount” means an amount (which amount may be positive or negative) equal to total Debt (including long-term and current) as of the Closing Date (including the Debt used to calculate the Debt Payoff Amount).

“Debt Payoff Amount” is defined in Section 9.2(c).

“Deductible” is defined in Section 10.4(a).

“Designated Share” means, as to any Seller, such Seller’s share of the Estimated Purchase Price and the Final Buyer Payment (if applicable), as set forth on the certificate to be delivered to Buyer pursuant to Section 9.2(c)(ii). For the avoidance of doubt, the sum of all Designated Shares shall equal one hundred percent (100%).

“Disallowed PRF Amount” is defined in Section 7.10.

“Disclosure Schedules” means the disclosure schedules delivered to Buyer by Sellers on the date of this Agreement.

“Dispute Period” is defined in Section 3.2(b).

“Disputed PP Items” is defined in Section 3.2(b).

“Direct Claim” is defined in Section 10.3(c).

“Direct Claim Notice” is defined in Section 10.3(c).

“DOJ” means the United States Department of Justice.

“Effective Time” is defined in Section 2.6.

“Employee Benefit Plans” means any “employee benefit plan,” as defined in Section 3(3) of ERISA and any profit sharing, bonus, option, unit or membership interest purchase, unit or membership interest ownership, phantom equity, pension, retirement, severance, deferred compensation, change in control, retention, stay bonus, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare or incentive plan, or sick leave, long-term disability, medical, hospitalization, life insurance, other insurance plan, or other employee benefit plan, programs, agreements, understandings or arrangements, in each case, sponsored, maintained, or contributed to by the Companies, the Subsidiaries and/or their ERISA Affiliates, or under which the Companies, the Subsidiaries and/or their ERISA Affiliates could have any obligation or liability.

“Environmental Authorization” means any license, permit, certificate, Order, Approval, consent, notice, registration, exemption, variance, filing, or other form of permission required under or issued pursuant to any Environmental Law.

“Environmental Laws” means all Legal Requirements and binding agreements with any Governmental Authority relating to pollution or protection of human health, safety, natural resources, endangered or threatened species, or the environment (including ambient air, surface, water, groundwater, land surface or subsurface strata), including Legal Requirements relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

“Environmental Liabilities” means any and all obligations to pay the amount of any judgment or settlement, the cost of complying with any settlement, judgment or Order for injunctive or other equitable relief, the cost of compliance or corrective action in response to any notice, demand, directive or request from a Governmental Authority, the cost of performing any investigatory or remedial action required under Environmental Laws in response to a Release of Hazardous Materials (including any work performed under any Voluntary Cleanup Program), the amount of any administrative or civil penalty or criminal fine or supplemental environmental project, and any court costs and reasonable amounts for attorneys’ fees, fees for witnesses and experts, and costs of investigation and preparation for defense of any Claim.

“Equity Interest” means, with respect to any Person: (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b),(c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA. For purposes of this Agreement and for the avoidance of doubt, “ERISA Affiliates” shall also include, without limitation, Restore, Restore Management Company, LLC, Restore Therapy Services LTD and their respective Affiliates.

“Escrow Agent” means PNC Bank, National Association.

“Escrow Agreement” means the Escrow Agreement to be entered into by and among the Buyer, Sellers’ Representative and the Escrow Agent, contemporaneously with the Closing, substantially in the form attached hereto as Exhibit D.

“Escrow Amount” means (a) the Indemnification Escrow Amount, plus (b) the Working Capital Escrow Amount, plus (c) the PRF Escrow Amount.

“Estes” is defined in Section 12.15(a).

“Estes Guarantee” is defined in Section 12.15(a)(i).

“Estes Guaranteed Obligations” is defined in Section 12.15(a)(i).

“Estimated Buyer Working Capital Payment” is defined in Section 3.1(b).

“Estimated Closing Date Balance Sheets” is defined in Section 3.1(a).

“Estimated Closing Settlement Statement” is defined in Section 2.2(b).

“Estimated Net Working Capital” is defined in Section 3.1(a).

“Estimated Purchase Price” is defined in Section 2.2(a).

“Estimated Sellers Working Capital Payment” is defined in Section 3.1(c).

“Excluded Status” means (i) excluded, suspended or debarred from (or deemed ineligible for participation under) any Governmental Reimbursement Program or from other programs funded in whole or in part by any Governmental Authority or government contracts, grants, agreements, loans or non-procurement benefits under the procurement rules at 48 C.F.R. Subpart 9.4 or the non-procurement rules at 2 C.F.R. Part 180 et. seq, or similar state or local authorities, or (ii) listed as excluded on the (A) “List of Parties Excluded from Federal Procurement and Non-Procurement Programs”, (B) the “System for Award Management”, (C) the Department of Health and Human Services, Office of Inspector General “List of Excluded Individuals/Entities”, or (D) similar lists maintained by state or local Governmental Authority, including any state Medicaid program exclusion list.

“False Claims Act” means 31 U.S.C. §3729, or any other similar Health Care Laws addressing false claims.

“Final Closing Date Balance Sheets” is defined in Section 3.2(a).

“Final Determination Date” is defined in Section 3.2(c).

“Flow of Funds Memorandum” is defined in Section 9.2(c)(xx).

“Fraud” means the intentional common law fraud (and not a promissory fraud, equitable fraud, constructive fraud, negligent misrepresentation or omission, or any form of fraud based on recklessness or negligence) by a Person with respect to the making of a representation or warranty set forth in Article IV, Article V and Article VI of this Agreement upon which another Person relied.

“FTC” means the United States Federal Trade Commission.

“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Good Standing; Capacity), Section 4.2 (Trusts), Section 4.3 (Authorization), clause (b) of the second sentence of Section 4.4 (No Violation), Section 4.5 (Title to Membership Interests), Sections 4.7 (Litigation), Section 4.9 (Brokers’ Fees; Expenses), Section 5.1 (Organization; Good Standing), Section 5.3 (Authority; Enforceability), Section 5.4(a)(1) (Consents; Absence of Conflicts); Section 5.5 (Capitalization), Section 5.13 (Brokers’ Fees; Expenses), and Section 5.16 (Taxes).

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, as applied by Comfort Care, consistently applied.

“Governmental Authority” means any governmental, quasi-governmental, federal, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body or agent or representative thereof.

“Governmental Reimbursement Program” means the Medicare program, any state Medicaid programs, any other federal healthcare program (as defined in 42 U.S.C. §1320a-7b(F)), and other similar federal, state and local programs for which a Governmental Authority pays in whole or in part, directly or indirectly, for the provision of services or goods to beneficiaries of the applicable program.

“Governmental Program Cash” means any Cash, cash equivalents, or marketable securities paid to any Company or Subsidiary, or any Seller (on behalf of, or in such Seller’s capacity as an owner, operator, representative or direct or indirect equityholder of, any Company or Subsidiary), prior to the Closing in connection with any Governmental Authority program, including, for the avoidance of doubt, in connection with the CARES Act or any other stimulus or relief program of the Department of Health and Human Services or the Paycheck Protection Program administered by the U.S. Small Business Administration.

“Guarantee” is defined in Section 12.15(b)(i).

“Guaranteed Obligations” is defined in Section 12.15(b)(i).

“Hazardous Material” means any chemical, product, material, waste or substance that, whether by its nature or its use, is regulated or as to which liability might arise under any Environmental Law and pharmaceutical or biomedical wastes, but excluding, in each case, cleaning supplies and similar products that are generally available in the consumer market to the extent stored and used in de minimis quantities by Comfort Care in the ordinary course of business.

“Health Care Laws” means any and all Legal Requirements uniquely pertaining to the business, including the Comfort Care Business, of providing and payment for health care services and/or items, including such Legal Requirements related to or constituting (i) the relationships among providers, payors, vendors, and consumers in the health care industry; (ii) the delivery, purchase, sale or support of health care services and/or items; (iii) the licensure, certification, registration, qualification, or authority to provide health care services and/or items (including home health, hospice, and medical housecalls); (iv) fraud and abuse (including the following statutes, as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder): the Anti-Kickback Statute, the Stark Law, the Federal False Claims Act (31 U.S.C. §§ 3729 et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a -7a), the Health Care Fraud Statute (18 U.S.C. § 1347), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.); (v) participation in Governmental Reimbursement Programs (including conditions of participation billing and submission of a claim thereto); (vi) quality, safety certification, and accreditation standards and requirements; (vii) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; (viii) HIPAA and all other Legal Requirements relating to the privacy and security of health information; (ix) the Patient

Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010; (x) Excluded Status requirements and prohibitions; (xi) the Clinical Laboratory Improvement Amendments; (xii) advertising, or marketing of health care items and services (xiii) medical record documentation requirements; (xiv) professional licensure or certification; (xv) order and dispensing of controlled substances and other drugs, including under the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq., the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq., and the regulations promulgated pursuant to such statutes; and (xvi) to the extent applicable and not referenced above, the respective state Legal Requirements in respect of or similar to any of the foregoing.

“Health Care Professional” means each of the Company Personnel who is a health care practitioner or other clinical or health care provider.

“Health Care Regulatory Filings” is defined in Section 5.10(b).

“HHS” is defined in Section 7.10.

“HIPAA” means, collectively, (a) the Health Insurance Portability and Accountability Act of 1996, and its implementing regulations, including the HIPAA Privacy Rule and the HIPAA Security Rule, and (b) applicable provisions of the Health Information Technology for Economic and Clinical Health Act as incorporated in the American Recovery and Reinvestment Act of 2009 and any implementing regulations, as the foregoing (a) and (b) may, from time to time, be amended.

“HIPAA Privacy Rule” means the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R., Parts 160 and 164, subparts A, D and E, and all related regulations.

“HIPAA Security Rule” means the HIPAA Security Standards (45 C.F.R. Parts 160, and 164, subparts A and C), and all related regulations.

“Home Health Subsidiaries” is defined in the preamble.

“Hospice Subsidiaries” is defined in the preamble.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Company Parties” is defined in Section 7.12(a).

“Indemnified Party” is defined in Section 10.3(b).

“Indemnifying Party” is defined in Section 10.3(b).

“Indemnification Escrow Amount” means $25,875,000.00.

“Indemnification Escrow Fund” means the balance of the Indemnification Escrow Amount held in an account by the Escrow Agent pursuant to the Escrow Agreement.

“Independent Accountant” is defined in Section 3.2(b).

“Insurance Policies” is defined in Section 5.21.

“Intellectual Property Rights” means all United States and foreign: (a) patents, patent applications, utility models or statutory invention registrations (whether or not filed), and invention disclosures; (b) trademarks, service marks, logos, designs, trade names, trade dress, domain names and corporate names and registrations and applications for registration thereof (whether or not filed) and the goodwill associated therewith; (c) copyrights, whether registered or unregistered, and registrations and applications for registration thereof (whether or not filed) and other works of authorship, whether or not published; (d) trade secrets, proprietary information, confidential information, know-how, inventions, customer lists and information, supplier lists, manufacturer lists, manufacturing and production processes and techniques, blueprints, drawings, schematics, manuals, software, firmware and databases; (e) domain names and uniform resource locators and all contractual rights relating to the foregoing; (f) the right to sue and collect Damages for any past, present and future infringement, misappropriation or other violation of any of the foregoing; and (g) moral rights relating to any of the foregoing.

“Key Employees” means those officers or employees of any Company or Subsidiary set forth in Schedule 7.15.

“Key Employee Bonus Amount” means the amount paid to the Key Employees pursuant to Section 7.15, an estimate of which is set forth on Schedule 7.15.

“Key Person” means Lisa Teel.

“Knowledge of Comfort Care” means, as of the Closing Date, the actual (and not imputed or constructive) knowledge of each of Alan Parker, Alan Stewart, Kim Bullock, Bill Harris, Lisa Teel, Jim Johnson and Thomas Grier and any knowledge that would have been acquired by such Person upon reasonable inquiry and investigation.

“Leased Real Property” is defined in Section 5.8(b).

“Legal Requirement” or “Legal Requirements” means any federal, state, local and foreign common law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, policy, guideline, directive or Permit enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lien” means any lien, pledge, condemnation award, claim, restriction, charge, preferential purchase right, security interest, mortgage or encumbrance of any nature whatsoever, community property interests, equitable interest, option, deed of trust, right of first refusal, easement, encroachment, right of way or similar restriction, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Material Adverse Effect” means any change, event, development or circumstance (a) that is or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the assets, Liabilities, financial condition, business operations, affairs or prospects of Comfort Care, taken as a whole or (b) that would materially impede or delay, or would reasonably be expected to materially impede or delay, such Person’s ability to consummate the transactions contemplated by this Agreement or the other Transaction Documents in accordance with their terms and applicable Legal Requirements; provided, however, that any event, condition, change, occurrence or development of a state of circumstances which (i) adversely affects the home care or hospice industries generally (including, without limitation, changes in commodity prices, general market prices or regulatory changes), (ii) arises out of general economic or industry conditions, (iii) arises out of any generally applicable change in applicable laws or GAAP or interpretation of any thereof, (iv) arises out of acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation, or escalation of a war, acts of armed hostility, natural disasters, pandemics, weather conditions or other force majeure events, (v) arises out of any failure by Comfort Care to meet any internal projections or forecasts (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), (vi) arises out of (A) any public announcement prior to the date of this Agreement of discussions among the Parties hereto regarding the transactions contemplated hereby; (B) the announcement of this Agreement, including the identity of Buyer; (C) the pendency of the consummation of the transactions contemplated hereby; or (D) any action taken or omitted to be taken by or at the request of or with the consent of Buyer, or (vii) arises out of actions or inactions taken by Comfort Care in accordance with this Agreement and any adverse effect proximately caused thereby, including (A) shortfalls or declines in revenue, margins or profitability, (B) loss of, or disruption in, any customer, supplier and/or vendor relationships or (C) loss of personnel shall not be considered in determining whether a Material Adverse Effect has occurred, so long as, in the cases of clauses (i) – (iv), Comfort Care are not disproportionately affected by such conditions as compared with other businesses in the same industry and geographic location(s) as Comfort Care.

“Material Contract” is defined in Section 5.11(a).

“Material Payor” is defined in Section 5.25(a).

“Medicaid” means Title XIX of the Social Security Act, codified at 42 U.S.C. 1396 et seq.

“Medicare” means Title XVIII of the Social Security Act, codified at 42 U.S.C. 1396 et seq.

“Membership Interests” is defined in the recitals.

“National Provider Identifier” means a unique, 10-position numeric health identifier issued to a covered health care provider, as that term is defined at 45 C.F.R. § 162.406, by the National Provider System, as that term is used in 45 C.F.R. § 162.408.

“Net Working Capital” means, as of the Effective Time, (a) total current assets of Comfort Care (excluding Cash and all Tax assets) less (b) total current liabilities of Comfort Care (other than Debt included in the calculation of Debt as finally determined pursuant to Article III and excluding all income Tax liabilities), calculated on a consolidated basis, in each case calculated in accordance with the Calculation Methodologies (except as otherwise provided in this definition). For the avoidance of doubt, for the purposes calculating Net Working Capital, current or deferred income Tax assets and current or deferred income Tax liabilities shall be excluded from the calculation.

“Net Working Capital Analysis” is defined in Section 3.1(a).

“Order” means any order, consent, writ, judgment, decision, injunction, decree, subpoena, ruling, verdict, determination or award of any Governmental Authority, or entered into with any Governmental Authority.

“Ordinary Course of Business” means, when used in reference to any Person, taking or refraining to take any action, if such action by such Person is (i) consistent in all material respects with the past practices of such Person and is taken in the ordinary course of the operations of such Person or (ii) consistent in all material respects with the then-current ordinary course operations of similarly situated Persons operating in the industries and markets in which the such Person operates, in each case taking into account COVID-19 and any material event or change in circumstances that occurs following the date hereof.

“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate or articles of formation or incorporation, bylaws, partnership agreement, limited liability company agreement, trust agreement or similar organizational document or agreement, as applicable, of such Person.

“Other Seller Parties” is defined in the preamble.

“Outstanding Indemnity Claim” means any outstanding Claim(s) presented pursuant to, and in accordance with, Article X hereof, which may be satisfied from the Indemnification Escrow Fund and have not been finally determined and paid out of the Indemnification Escrow Fund in accordance with the provisions set forth herein and in the Escrow Agreement.

“Owned Real Property” is defined in Section 5.8(a).

“Partnership Audit Rules” means Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015, P.L. 114-74 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof), and any similar provisions or procedures established by any state or local Governmental Authority.

“Party” and “Parties” are defined in the preamble.

“Payoff Letters” is defined in Section 9.2(c)(i).

“Permit” means any permit, license, identifier number, approval, certificate, certificate of need, registration, notification, exemption, consent, accreditation, and other authorization available from or required by or from any Governmental Authority under Legal Requirements or any accreditation body, and all amendment and modifications of any of the foregoing, and all pending initial and renewal applications therefor.

“Permitted Liens” means:

(a) Liens for current period Taxes not yet due and payable;

(b) inchoate Liens arising by operation of law, including materialman’s, mechanic’s, repairman’s, laborer’s, warehousemen, carrier’s, employee’s, contractor’s and operator’s Liens arising in the Ordinary Course of Business but only to the extent such Liens secure obligations that, as of the Closing, are not due and payable and are not being contested unless being contested in good faith and a reserve or other appropriate provision, if any, as required by GAAP is made therefor in the Comfort Care Interim Balance Sheet;

(c) minor defects, irregularities in title, easements, rights of way, zoning regulations, restrictive covenants, servitudes and similar rights (whether affecting the Leased Property or the Owned Real Property) that individually or in the aggregate (i) have not had, and are not reasonably likely to have, an adverse effect on the ability of Buyer or any of its Affiliates to use such property in the manner owned or used by Comfort Care on the date hereof or (ii) do not materially impair the value of such property;

(d) Liens securing the financing of the acquisition of Comfort Care by Buyer;

(e) Liens securing any portion of the Debt included in the calculation of the Debt Payoff Amount; provided, that such Liens are released at the Closing;

(f) Liens affecting a landlord’s interest in the Leased Real Property leased to Comfort Care so long as such Liens do not breach and are not reasonably likely to breach a customary covenant of quiet enjoyment (due to the existence of a non-disturbance agreement or other arrangement in which the tenant’s interest is recognized and protected); and

(g) public utility easements of record, in customary form.

“Person” means any natural person, firm, limited partnership, general partnership, association, corporation, limited liability company, trust, other organization (whether or not a legal entity), public body or government, including any Governmental Authority.

“Personal Property” is defined in Section 5.9(b).

“Post-Adjustment Purchase Price” is defined in Section 3.2(c).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period that begins after the Closing Date.

“PP Dispute Notice” is defined in Section 3.2(b).

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date and any portion of a Straddle Period up to and including the Closing Date.

“Pre-Closing Taxes” means any Taxes imposed on or with respect to Comfort Care attributable to the Pre-Closing Tax Period (and in the case of a Straddle Period, in accordance with Section 8.6), excluding any Taxes resulting from any action taken by Buyer or Comfort Care after the Closing on the Closing Date that is outside the Ordinary Course of Business.

“Premier Medical Annual Financial Statements” is defined in Section 5.6.

“PRF Escrow Amount” means $4,098,467.00.

“PRF Escrow Fund” means the balance of the PRF Escrow Amount held in an account by the Escrow Agent pursuant to the Escrow Agreement.

“PRF Escrow Release Date” is defined in Section 7.10.

“PRF Payments” is defined in Section 5.27(d).

“Private Program” means contractual arrangements with private third-party payors that are not a Governmental Authority such as managed care companies, managed care organizations, insurance companies, provider networks, health maintenance organizations, and third-party payor reimbursement and insurance programs, and includes such third-party payors that contract with any Governmental Authority to administer or pay reimbursement to providers or beneficiaries funded in whole or in part by a Governmental Reimbursement Program such as Medicare Advantage plans and state Medicaid managed care plans.

“Privileged Communication” is defined in Section 12.13.

“Proceeding” means any and all litigation, suits, actions, claims, charges, complaints, demand, arbitrations, audits, examinations, investigations, and other proceedings (in each case, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private, whether by or for a Governmental Authority or any other Person).

“Program Agreements” is defined in Section 5.15(c).

“Proposed Allocation Statement” is defined in Section 8.11.

“Provider Numbers” is defined in Section 5.15(c).

“Purchase Price” is defined in Section 2.2(a).

“Qui Tam Settlements” means the November 21, 2018 agreement between Wanda Hull, Restore Management Company, LLC, Restore Professionals Company, LLC, Comfort Care Home Health Services, LLC, and Alan Parker; the August 8, 2020 agreement between the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General of the Department of Health and Human Services, Woodland Home Health Services-CRMC, LLC and Comfort Care Home Health Services, LLC; and the August 20, 2020 agreement between Erin Horsely, Scott Morro, Morro Law Center, LLC, Alan Stewart, Jonathan James, Steven Carmen, Woodland Home Health Services-CRMC, LLC, and Comfort Care Home Health Services, LLC.

“Qui Tam Suits” means the action in the United States District Court for the Northern District of Alabama captioned United States ex rel. Hull v. Restore Management Company, LLC, et al., Case No. 2:15-cv-01361-RDP, and the action in the United States District Court for the Northern District of Alabama captioned United States ex rel. Horsley v. Comfort Care Home Health, et al., Case No. 2:19-cv-00229-RDP.

“Real Property” is defined in Section 5.8(a).

“Registered Intellectual Property” is defined in Section 5.12(a).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

“Remedies Exception” means, when used with respect to any Person, performance of such Person’s obligations except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

“Reports” is defined in Section 5.15(e).

“Representatives” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restore” means Restore Holdings, LLC, an Alabama limited liability company.

“Restricted Area” is defined in Section 7.14(a).

“Restricted Party” is defined in Section 7.14(a).

“Scheduled Leases” is defined in Section 5.8(b).

“Scheduled Permits” is defined in Section 5.10.

“Scheduled Personal Property” is defined in Section 5.9(a).

“Scheduled Programs” is defined in Section 5.15(c).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Seller” and “Sellers” are defined in the preamble.

“Seller-Allocated Tax Returns” is defined in Section 8.1.

“Seller Group Delivered Agreements” is defined in Section 12.14(b).

“Seller Guarantor” is defined in Section 12.15(b).

“Seller Indemnified Parties” is defined in Section 10.2(b).

“Seller Released Person” is defined in Section 7.16.

“Seller Welfare Plan” is defined in Section 7.11(c).

“Sellers’ Representative” is defined in the preamble.

“Sellers’ Representative Expense Fund” means an amount equal to $1,000,000.00, which will be retained by the Seller’s Representative on behalf of the Sellers pursuant to this Agreement.

“Shortfall” is defined in Section 3.3(a)(i).

“Special Representations” means the representations and warranties set forth in Section 5.10 (Permits), Section 5.15 (Legal Compliance; Healthcare Matters), Section 5.18 (Employees; Employee Relations), Section 5.19 (Employee Benefit Matters) and Section 5.24 (Fraud and Abuse; Self-Referral; False Claims) of this Agreement, provided, that the representations and warranties set forth in Section 5.10 (Permits) issued pursuant to Legal Requirements other than applicable Health Care Laws shall not constitute Special Representations under this Agreement.

“Stark Law” means the Federal Physician Self-Referral Law, Section 1877 of the Social Security Act (42 U.S.C. § 1395nn), and its implementing regulations, as amended, collectively with any successor law or regulations.

“Stay Incentive Compensation Agreements” means each of that certain (i) Executive Stay Incentive Compensation Agreement, dated as of December 7, 2020, by and between Comfort Care Home Health, Comfort Care Hospice and Alan Parker; (ii) Stay Incentive Compensation Agreement, dated as of February 22, 2021, by and among Comfort Care Home Health, Comfort Care Hospice and Alan Stewart; (iii) Stay Incentive Compensation Agreement, dated as of March 1, 2021, by and among Comfort Care Home Health, Comfort Care Hospice and Thomas Grier; (iv) Stay Incentive Compensation Agreement, dated as of December 23, 2020, by and among Comfort Care Home Health, Comfort Care Hospice and James Johnson; and (v) Stay Incentive Compensation Agreement, dated as of December 18, 2020, by and among Comfort Care Home Health, Comfort Care Hospice and William Harris.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiaries” or “Subsidiary” is defined in the preamble.

“subsidiary” means, with respect to any Person, (a) any corporation, partnership, limited liability company or other entity a majority of the interests of which having voting power under ordinary circumstances to elect at least a majority of the board of directors or other Persons performing similar functions is at the time owned or controlled, directly or indirectly, by such Person or by one or more of the other direct or indirect Subsidiaries of such Person or a combination thereof (regardless of whether, at the time, interests of any other class or classes will have, or might have, voting power by reason of the occurrence of any contingency), (b) a partnership in which such Person or any direct or indirect Subsidiary of such Person is a general partner or (c) a limited liability company in which such Person or any direct or indirect Subsidiary of such Person is a managing member or manager.

“Tail Policy” or “Tail Policies” shall be each of (a) the six (6) year combined general liability and professional liability insurance “tail” coverage, (b) six (6) year EPL and fiduciary liability insurance “tail” coverage and (c) the D&O Tail Insurance.

“Target Net Working Capital” is defined in Section 3.1(a).

“Tax” or “Taxes” means any taxes, assessments, fees, and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, real property (including assessments, fees or other charges imposed by any Governmental Authority that are based on the use or ownership of real property), personal property (tangible and intangible), escheat, value added, turnover, sales, use, environmental, stamp, leasing, lease, use, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess or windfall profits, occupational, premium, severance, estimated, or other similar charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligations to indemnify or other pay, assume or succeed to the Tax liability of any other Person.

“Tax Claim” is defined in Section 8.4.

“Tax Return” means any return, report, election, document, estimated tax filing, declaration, claim for refund, property tax rendition, information return or other filing relating to Taxes, including any schedules or attachments thereto and any amendment thereof.

“Termination Date” is defined in Section 11.1(b)(ii).

“Third Party Claim” is defined in Section 10.3(b).

“Transaction Costs” means (a) the aggregate amount of all fees, costs and expenses incurred or payable by Comfort Care to service providers (including any brokers or investment advisory firms) or otherwise in connection with the transactions contemplated by this Agreement or the proposed sale of Comfort Care (including any partial sale) that, as of the Closing Date, remain unpaid; (b) any sale, transaction, change of control, stay, retention or similar bonuses or any success fees, severance or other payments payable to employees, officers or members of the board of directors of Comfort Care as a result of the consummation of the transactions contemplated hereby, including payment of the Key Employee Bonus Amount to Key Employees and the aggregate amount of the employer portion of any payroll or other employment Taxes related thereto; (c) any fees or expenses associated with obtaining the release and termination of any Liens (to the extent not included in the calculation of Debt); (d) 100% of the premium(s) payable for the Tail Policies; and (e) fifty percent (50%) of all fees, costs and expenses of the Escrow Agent.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Assignment Agreement, the Transition Services Agreement, and all other agreements, conveyances, documents, instruments and certificates delivered at the Closing pursuant to this Agreement.

“Transaction Tax Deductions” is defined in Section 8.8.

“Transfer Restriction Agreement” means any agreement which grants any Person a right of first refusal or otherwise restricts or limits the transferability of the Membership Interests, including, without limitation, the agreements listed on Schedule A.

“Transfer Taxes” is defined in Section 8.5.

“Transition Date” is defined in Section 7.11(c).

“Transition Services Agreement” means the Transition Services Agreement be entered into by and among the Buyer and Restore Management Company, LLC contemporaneously with the Closing, as reasonably agreed to by the parties thereto with respect to the post-Closing provision of certain corporate services currently provided by Restore or its Affiliates, as applicable.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“TriCare/CHAMPUS” means the program addressed at 32 CFR 199.17 and in related regulations.

“Trust” is defined in Section 4.2.

“Voluntary Cleanup Program” means a program of the United States or a state of the United States enacted pursuant to an Environmental Law that provides for a mechanism for the written approval of, or authorization to conduct, voluntary remedial action for the clean-up, removal or remediation of contamination that exceeds actionable levels established pursuant to Environmental Law.

“WARN” is defined in Section 5.18(e).

“Working Capital Escrow Amount” means $1,680,000.00.

“Working Capital Escrow Fund” means the balance of the Working Capital Escrow Amount held in an account by the Escrow Agent pursuant to the Escrow Agreement

EXHIBIT B

Purchase Price Allocation Methodology

[see attached]

EXHIBIT C

Form of Assignment Agreement

[see attached]

EXHIBIT D

Form of Escrow Agreement

[see attached]

EXHIBIT E

Net Working Capital Analysis

[see attached]